Exhibit 4.1

BASE INDENTURE,

among

SHENTEL Issuer LLC

and

THE ASSET ENTITIES PARTY HERETO,

as the Obligors

and

CITIBANK, N.A.,

as the Indenture Trustee

dated as of December 5, 2025

Secured Fiber Network Revenue Notes

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ii

iii

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EXHIBITS

Exhibit A-1	FORM OF RULE 144A GLOBAL NOTE

Exhibit A-2	FORM OF REGULATION S GLOBAL NOTE

Exhibit A-3	FORM OF IAI GLOBAL NOTE

Exhibit A-4	FORM OF DEFINITIVE NOTE

Exhibit B-1	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF BENEFICIAL INTERESTS IN REGULATION S GLOBAL NOTES

Exhibit B-2	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS

Exhibit B-3	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS

Exhibit B-4	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS

Exhibit B-5	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS

Exhibit B-6	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF TAX RESTRICTED NOTES

Exhibit C	FORM OF FEE ROLL

Exhibit D-1	FORM OF INFORMATION REQUEST FROM NOTEHOLDER TO NOTE OWNER

Exhibit D-2	FORM OF INFORMATION REQUEST FROM PROSPECTIVE INVESTOR

Exhibit E	FORM OF CONFIDENTIALITY LETTER FOR THE CONTROLLING CLASS REPRESENTATIVE

Exhibit F	FORM OF JOINDER AGREEMENT

Exhibit G	FORM OF CONFIRMATION OF REGISTRATION OF UNCERTIFICATED NOTES

Exhibit H	FORM OF NOTICE AND ACKNOWLEDGMENT OF PROPOSED VERIFICATION AGENT

Exhibit I	FORM OF ACKNOWLEDGMENT OF PROPOSED VERIFICATION AGENT

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ANNEXES AND SCHEDULES

Annex I	Closing Date Asset Entities

Schedule 6.14	Insurance

Schedule 6.15	Investments; Ownership of the Obligors

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THIS BASE INDENTURE, dated as of December 5, 2025 (as amended, supplemented or otherwise modified and in effect from time to time, this “Base Indenture”), is entered into by and among (i) Shentel Issuer LLC, a Delaware limited liability company (the “Issuer”), (ii) each wholly-owned subsidiary of the Issuer party hereto and listed on Annex I hereto (the “Closing Date Asset Entities” and, together with any additional direct or indirect subsidiary of the Issuer that is acquired following the Initial Closing Date, the “Asset Entities” and, together with the Issuer, the “Obligors”) and (iii) Citibank, N.A., as Indenture Trustee and not in its individual capacity and any successor thereto (in such capacity, the “Indenture Trustee”).

RECITALS

WHEREAS, the Issuer has duly authorized the execution and delivery of this Base Indenture to provide for the joint and several issuance of one or more series of Secured Fiber Network Revenue Notes as provided herein;

WHEREAS, all covenants and agreements made by the Obligors herein are for the benefit and security of the Indenture Trustee, acting for the benefit of the Secured Parties;

WHEREAS, the Obligors are entering into this Base Indenture, and the Indenture Trustee is accepting the Notes issued hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged;

WHEREAS, each Series of Notes will be constituted by this Base Indenture and the related Series Supplement thereto; and

WHEREAS, Notes of any Series issued pursuant to this Base Indenture will be divided into classes and type of note (i.e., Variable Funding Note, Liquidity Funding Note or Term Note) as provided in this Base Indenture and a Series Supplement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Obligors and the Indenture Trustee agree as follows:

ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.      Definitions. Except as otherwise specified in this Base Indenture or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Base Indenture and each Series Supplement (including in the recitals hereto). In the event of a definitional conflict between this Base Indenture and a Series Supplement, the definition contained in the Series Supplement shall control.

“30/360 Basis” shall mean the accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Acceptable Managers” shall mean Shentel Broadband Operations LLC, or, in the event of a termination of the Management Agreement with Shentel Broadband Operations LLC, the Back-Up Manager or a Successor Manager selected by the Servicer (acting at the direction of the Controlling Class Representative or, if there is no Controlling Class Representative, the Majority Controlling Class) and in consultation with the Back-Up Manager in accordance with the Back-Up Management Agreement or, if the Back-Up Manager or an appointed Successor Manager is not acting as the Manager, upon receipt of a Rating Agency Confirmation, another reputable management company reasonably acceptable to the Servicer in consultation with the Back-Up Manager with experience managing data centers similar to the Fiber Networks, which shall be selected by the Issuer, so long as no Event of Default has occurred and is continuing. After the occurrence and during the continuance of an Event of Default, such selection shall be performed by the Servicer (acting at the direction of the Controlling Class Representative or, if there is no Controlling Class Representative, the Majority Controlling Class), subject to Rating Agency Confirmation.

“Account Collateral” shall mean all of the Obligors’ right, title and interest in and to the Accounts (other than any Prefunding Account), the Reserves, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of the Indenture Trustee (or the Servicer on its behalf) representing or evidencing such Accounts and Reserves and all earnings and investments held therein and proceeds thereof.

“Account Control Agreement” shall have the meaning ascribed to it in the Cash Management Agreement.

“Accounts” shall mean, collectively, the Control Accounts, the Collection Account, the Retained Collections Contribution Account, each Prefunding Account, the Reserve Accounts and any other accounts pledged to the Indenture Trustee pursuant to this Base Indenture or any other Transaction Document.

“Accrued Note Interest” shall mean the interest accrued on each Note during each Interest Accrual Period at the applicable Note Rate (x) with respect to any Class A-1 Notes, on the daily average Note Principal Balance of the Class A-1 Notes during such Interest Accrual Period and (y) with respect to any Class of Term Notes, on the Note Principal Balance of such Term Notes immediately prior to the related Payment Date. Accrued Note Interest for any Term Note of any Class of any Series shall be calculated on a 30/360 Basis such that each Interest Accrual Period shall be treated as 30 days in length unless otherwise specified in the Series Supplement for such Series. Accrued Note Interest for any Class A-1-V Note or Class A-1-L Note of any Class of any Series for each Payment Date shall be calculated on an Actual/360 Basis unless otherwise specified in the Series Supplement for such Series; provided that the Accrued Note Interest with respect to any Class A-1-V Notes or Class A-1-L Notes shall be deemed to include any commitment fees and administrative expenses payable in respect thereof. Any Accrued Note Interest that is not paid when due shall accrue interest at the applicable Note Rate.

“Act” shall have the meaning ascribed to it in Section 15.03(a).

“Actual/360 Basis” shall mean the accrual of interest calculated on the basis of the actual number of days elapsed during the relevant Interest Accrual Period in a year consisting of 360 days.

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“Additional Asset Entity” shall mean a limited liability company, partnership or other entity that (i) owns one or more Fiber Networks and (ii) 100% of the Equity Interests in which are, directly or indirectly, contributed to or acquired by the Issuer after the Initial Closing Date as provided in, and meeting the requirements of, Section 2.12(a).

“Additional Fiber Network” shall mean a Fiber Network not previously included in the Collateral and to which Additional Fiber Network Assets relate.

“Additional Fiber Network Assets” shall mean additional Fiber Network Assets that the Asset Entities may construct or acquire from time to time after the Initial Closing Date, together with all other related licenses, permits and rights of the Asset Entities in respect of the applicable Fiber Network.

“Additional Notes” shall have the meaning ascribed to it in Section 2.12(d).

“Additional Obligor Expenses” shall mean (i) Other Servicing Fees payable to the Servicer; (ii) expenses, reimbursements of expenses and indemnification payments to the Indenture Trustee, the Verification Agent, the Back-Up Manager and certain related persons as described under the Transaction Documents; (iii) expenses, reimbursements and indemnification payments payable to the Servicer and certain persons related to it as described under the Servicing Agreement and other Transaction Documents; (iv) all costs and expenses incurred by a Successor Manager, interim Successor Manager or Back-Up Manager in connection with the termination, removal and/or replacement of the Manager under the Management Agreement and; (v) any other costs, expenses or liabilities not specifically enumerated in Section 5.01(a) that are required to be borne by any of the Obligors or paid from amounts in the Collection Account pursuant to the Transaction Documents. Additional Obligor Expenses shall not include reimbursements in respect of Management Fees or, except as provided in the Management Agreement, other amounts payable to the Manager.

“Additional Obligor Fiber Network” shall mean a Fiber Network to which Additional Obligor Fiber Network Assets relate.

“Additional Obligor Fiber Network Assets” shall mean Fiber Network Assets owned by an Additional Asset Entity.

“Additional Principal Payment Amount” shall mean, with respect to each Payment Date when none of an Amortization Period, a Cash Sweep Condition or an ARD Period is in effect and no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, the amount (excluding the Monthly Amortization Amount for the Notes of any Series) required to be applied pursuant hereto as a mandatory prepayment of principal of the Notes on such date, including (i) from funds received in connection with certain casualty events in accordance with Section 7.05, and (ii) in connection with Fiber Network Asset dispositions in accordance with Section 7.29 and, in the case of any applicable Additional Notes, any scheduled payment of principal.

“Advance Fee Reserve” shall have the meaning ascribed to it in Section 4.04.

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“Advance Fee Reserve Account” shall mean the Reserve Account designated to reserve for the Advance Fee Reserve Deposit for application in the manner set forth in Section 4.04.

“Advance Fee Reserve Deposit” shall have the meaning ascribed to it in the Cash Management Agreement.

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Affirmative Direction” shall mean, with respect to any Series, a written direction of Noteholders of such Series representing more than 25% of the aggregate Outstanding Class Principal Balance of all Classes of Notes of such Series.

“Aggregate Annualized Net Operating Income” shall mean, as of the last day of any calendar month, the sum of (i) the aggregate Annualized Net Operating Income for all Contributed Markets and (ii) any Retained Collections Contributions that (x) were deposited into the Retained Collections Contribution Account during the period starting four Business Days prior to the Payment Date occurring in the calendar month that is 11 months prior to such day and ending four Business Days prior to the Payment Date occurring in the immediately succeeding calendar month (y) remain on deposit in the Retained Collections Contribution Account as of the Payment Date in the immediately succeeding calendar month and (z) are designated to be included as part of Aggregate Annualized Net Operating Income as set forth in Section 2.12(c).

“Allocated Note Amount” shall mean, with respect to any Fiber Network Assets being disposed, the product of (a) the percentage equivalent of a fraction, (i) the numerator of which is the excess, if any, of (x) the aggregate Annualized Net Operating Income of all Contributed Markets prior to giving effect to such disposition over (y) the pro forma aggregate Annualized Net Operating Income of all Contributed Markets after giving effect to such disposition and (ii) the denominator of which is the aggregate Annualized Net Operating Income of all Contributed Markets prior to giving effect to such disposition and (b) the aggregate Note Principal Balance of the Notes on such date of such disposition.

“Amortization Period” shall mean the period that shall (x) commence as of any Determination Date if the average of the Senior DSCR as of such Determination Date and the Senior DSCR as of the two immediately preceding Determination Dates is less than the Minimum DSCR and (y) continue to exist until the Senior DSCR has exceeded the Minimum DSCR as of three consecutive Determination Dates.

“Annualized Net Operating Income” shall mean, for any Contributed Market as of the last day of any calendar month, the excess of (x) the Annualized Revenue for such Contributed Market as of such day over (y) the sum, without duplication, of (i) insurance expenses, local or other property and similar taxes (including payments in lieu of taxes) paid by an Asset Entity with respect to such Contributed Market over the preceding 12 month-period; (ii) the LTM Fiber Network Operating Expenses for such Contributed Market as of such day; (iii) the Management Fee for the related Collection Period attributable to such Contributed Market multiplied by 12; (iv) the sum of the Commercial Churn Replacement Capital Expenditures, Retail Churn Replacement Capital Expenditures, Commercial Maintenance Capital Expenditures and Retail Maintenance Capital Expenditures, in each case, for the related Collection Period and the eleven immediately preceding Collection Periods, in each case attributable to such Contributed Market; and (v) any provision for bad debt taken with respect to such Contributed Market during the related Collection Period and the eleven immediately preceding Collection Periods; provided that (i) total Commercial Churn Replacement Capital Expenditures, Retail Churn Replacement Capital Expenditures, Commercial Maintenance Capital Expenditures, Retail Maintenance Capital Expenditures and provision for bad debt for such 12-month period relating to any Fiber Network with respect to a Contributed Market that has not been operational for such entire 12-month period shall be estimated as if such Fiber Network had been operational for such entire 12-month period, based on the Manager’s expectations and (ii) amounts paid to the Asset Entities constituting “Expense Fees” pursuant to any Non-Securitization Entity Access Agreement shall be excluded from the calculation of clause (y) above.

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“Annualized Revenue” shall mean, for any Contributed Market, as of the last day of any calendar month, an amount equal to the sum of (i) all monthly fees payable during such calendar month with respect to such Contributed Market multiplied by 12, (ii) all advertising revenue received with respect to such Contributed Market during such calendar month and the eleven immediately preceding calendar months, (iii) all other monthly recurring revenue due and payable as of such day (or that became due and payable during such calendar month) by any Customer with respect to such Contributed Market and the Fiber Network Assets related thereto for services provided via the applicable Fiber Network and Fiber Network Assets (excluding any Revenue Sharing Payments) multiplied by 12, and (iv) the portion of the funds on deposit in the Advance Fee Reserve Account to be deposited into the Collection Account on the following Payment Date, multiplied by 12; provided that no amounts payable under any Non-Securitization Entity Access Agreement shall constitute Annualized Revenue.

“Anticipated Repayment Date” shall, with respect to each Series, have the meaning ascribed to it in the Series Supplement for such Series.

“Applicable Procedures” shall mean, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear and Clearstream, as the case may be, for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Applicable Rating Agency” shall mean, with respect to any Liquidity Reserve Letter of Credit, (i) KBRA, for so long as KBRA is a Rating Agency with respect to any Outstanding Notes, (ii) Fitch, for so long as Fitch is a Rating Agency with respect to any Outstanding Notes, and (iii) any Rating Agency then rating the Series of Class A-1-V Notes with respect to which such Liquidity Reserve Letter of Credit was issued.

“ARD Period” shall mean, with respect to any Class of Notes in a Series, the period (x) commencing on the applicable Anticipated Repayment Date for such Class (if the Notes of such Class have not been paid in full on or prior to the applicable Anticipated Repayment Date for such Class of Notes) and (y) ending on the Payment Date on which all principal of, and interest (including Post-ARD Additional Interest) on, such Notes is paid in full.

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“ARD Prepayment Date” shall, with respect to each Series, have the meaning ascribed to it in the Series Supplement for such Series.

“Asset Entities” shall have the meaning ascribed to it in the preamble hereto.

“Asset Entity Interests” shall have the meaning ascribed to it in Section 8.01(a).

“Assets” shall mean the assets of the Asset Entities.

“Authorized Officer” shall mean (i) any director, Member, manager or Executive Officer of the Issuer who is authorized to act for or on behalf of the Issuer in matters relating to the Issuer and (ii) for so long as the Management Agreement is in full force and effect, any officer of the Manager who is authorized to act for the Manager in matters relating to the Issuer and to be acted upon by the Manager pursuant to the Management Agreement, and who is identified on the list of Authorized Officers delivered by the Issuer to the Indenture Trustee and the Servicer on the Initial Closing Date (as such list may be modified or supplemented from time to time thereafter).

“Available Funds” shall have the meaning ascribed to it in Section 3.04.

“Average Passings” shall mean, with respect to any Collection Period, the quotient of (a) the sum of (i) the number of Passings as of the first day of such Collection Period and (ii) the number of Passings as of the last day of such Collection Period divided by (b) 2.

“Back-Up Management Agreement” shall mean the Back-Up Management Agreement, dated as of December 5, 2025, by and among the Manager, Back-Up Manager the Indenture Trustee and the Obligors, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Back-Up Manager” shall have the meaning set forth in the Back-Up Management Agreement.

“Back-Up Manager Fees” shall have the meaning set forth in the Back-Up Management Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Base Indenture” shall have the meaning ascribed to it in the preamble hereto.

“Beneficial Owner” shall mean, with respect to any Series of Term Notes, the owner of a beneficial interest in a Global Note of such Series of Term Notes.

“Benefit Plan Investor” shall mean a “benefit plan investor,” within the meaning of the Plan Asset Regulation.

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“Book-Entry Notes” shall mean any Note registered in the name of the Depositary or its nominee.

“Business Day” shall mean any day other than a Saturday, a Sunday or any day that is a legal holiday in the State of New York, the State of Virginia, the State where the primary servicing office of the Servicer is located, or any day on which banking institutions or trust companies are authorized or obligated by law, regulation or executive order to remain closed.

“Cable Intertwined Backbone Assets” shall mean the fiber strands intertwined within certain “backbone” or “middle-mile” fiber-optic cables owned by Shenandoah Cable and used to provide services to customers (including customers of Non-Securitization Entities).

“Cable Last Mile Assets” shall mean certain “last mile” network infrastructure owned by Shenandoah Cable and used to provide services to customers (including customers of Non-Securitization Entities).

“Cable PoP Assets” shall mean certain PoPs owned by Shenandoah Cable, consisting of the physical location of each such point of presence and the utilities serving such PoP owned or leased by Shenandoah Cable and used to provide services to customers (including customers of Non-Securitization Entities).

“Capital Expenditures” shall mean expenditures for capital improvements that, in conformity with GAAP, would not be included in the Obligors’ annual financial statements as a Fiber Network Operating Expense for a Contributed Market.

“Cash Management Agreement” shall mean the Cash Management Agreement, dated as of December 5, 2025, by and among the Obligors, the Indenture Trustee and the Manager, as amended, amended and restated or otherwise modified from time to time.

“Cash Sweep Condition” shall mean a condition that exists as of any Determination Date if (x) a Cash Trap Condition continues to exist for a period of more than six consecutive months, (y) the Leverage Ratio as of such Determination Date is greater than the Cash Sweep Trigger Leverage Ratio as of such date or (z) (i) the Pennsylvania Public Utility Commission denies the permanent approval of Shentel Asset Entity I as a Competitive Access Provider (a “CAP”) and (A) all possible appeals thereto by Shentel Asset Entity I have been exhausted and (B) the provisional approval of Shentel Asset Entity I as a CAP has been revoked or terminated such that Shentel Asset Entity I does not have authority to act as a CAP in the state of Pennsylvania and (ii) the Senior Leverage Ratio as of such Determination Date is greater than the Senior Leverage Ratio as of the Initial Closing Date and shall continue to exist until (1) in the case of a Cash Sweep Condition pursuant to clause (x) of this definition, the Senior DSCR as of any Determination Date is greater than the Senior Cash Trap DSCR, (2) in the case of a Cash Sweep Condition pursuant to clause (y) of this definition, the Leverage Ratio as of any Determination Date is less than the Cash Sweep Trigger Leverage Ratio as of such date, and (3) in the case of a Cash Sweep Condition pursuant to clause (z) of this definition, the Senior Leverage Ratio as of such Determination Date is less than or equal to the Senior Leverage Ratio as of the Initial Closing Date; provided that, for the purposes of clause (z)(ii) and clause (3) above, the Senior Leverage Ratio will not take into account the Annualized Net Operating Income attributable to the State of Pennsylvania.

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“Cash Sweep Percentage” shall mean, with respect to any Payment Date on which (1) a Cash Sweep Condition is in effect pursuant to clause (x) of the definition thereof, 50%, or (2) a Cash Sweep Condition is in effect pursuant to clause (y) or clause (z) of the definition thereof, 100%; provided that, in the event a Cash Sweep Condition has occurred pursuant to more than one prong of the definition thereof, the highest applicable Cash Sweep Percentage shall apply.

“Cash Sweep Trigger Leverage Ratio” shall mean the greater of (A) 9.25x and (B) the sum of the Leverage Ratio as of the most recent Closing Date and 1.50x.

“Cash Trap Condition” shall mean a condition that exists as of any Determination Date if the Senior DSCR as of such Determination Date is less than or equal to the Senior Cash Trap DSCR and shall continue to exist until the earlier of (i) the Senior DSCR as of any Determination Date is greater than the Senior Cash Trap DSCR or (ii) a Cash Sweep Condition occurs.

“Cash Trap Percentage” shall mean, with respect to any Payment Date on which a Cash Trap Condition is in effect, 50%.

“Cash Trap Reserve Account” shall mean the Reserve Account designated to accumulate cash that would otherwise have been payable to the Obligors while any Cash Trap Condition has occurred and is continuing in accordance with Section 4.06.

“Chillicothe Telephone” shall mean The Chillicothe Telephone Company.

“Chillicothe Telephone Intertwined Backbone Assets” shall mean the fiber strands intertwined within certain “backbone” or “middle-mile” fiber-optic cables owned by Chillicothe Telephone and used to provide services to customers (including customers of Non-Securitization Entities).

“Chillicothe Telephone Last Mile Assets” shall mean the “last mile” network infrastructure owned by Chillicothe Telephone and used to provide services to customers (including customers of Non-Securitization Entities).

“Chillicothe Telephone PoP Assets” shall mean the PoPs owned by Chillicothe Telephone, consisting of the physical location of each such point of presence, certain related equipment within such PoP, and the utilities serving such PoP owned or leased by Chillicothe Telephone and used to provide services to customers (including customers of Non-Securitization Entities).

“Claims” shall have the meaning ascribed to it in Section 7.04(a).

“Class” shall mean, collectively, all of the Notes bearing the same alphabetical and, if applicable, numerical class designation and having the same payment terms (other than the interest rate, the Anticipated Repayment Date and the Rated Final Payment Date). The respective Classes of Notes are designated under Series Supplements.

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“Class A Leverage Ratio” shall mean, with respect to any date of determination, the ratio of (i) the excess of (x) the aggregate outstanding principal balance of all Class A Notes (other than any Class A-1-L Notes) over (y) all amounts remaining on deposit in a Prefunding Account with respect to any Class A Notes, in each case on such date to (ii) the Aggregate Annualized Net Operating Income as of the last day of the most recently ended calendar month.

“Class A Notes” shall mean all Notes issued under this Base Indenture and any related Series Supplement for which the alphabetical designation is “Class A.”

“Class A-1 Note Purchase Agreement” shall mean a Class A-1-V Note Purchase Agreements or a Class A-1-L Note Purchase Agreement.

“Class A-1 Notes” shall mean the Class A-1-L Notes and the Class A-1-V Notes.

“Class A-1-L Administrative Agent” shall have the meaning ascribed to it in any Class A-1-L Note Purchase Agreement.

“Class A-1-L Advance” shall have the meaning ascribed to it in any Class A-1-L Note Purchase Agreement.

“Class A-1-L Noteholder” shall mean a Noteholder of Class A-1-L Notes.

“Class A-1-L Note Purchase Agreement” shall mean, for any Series of Class A-1-L Notes, the note purchase agreement pursuant to which the Issuer sells Notes designated at the time of issuance thereof as “Liquidity Funding Notes” or “Class A-1-L Notes” to the note purchasers identified therein.

“Class A-1-L Notes” or “Liquidity Funding Notes” shall mean Notes of a Series designated at the time of issuance thereof as “Liquidity Funding Notes” or “Class A-1-L Notes” and pursuant to which the Note Principal Balance thereof may increase or decrease from time to time in connection with draws thereunder for the purpose of funding Class A-1-L Advances, in the manner set forth in the related note purchase agreement for such Class A-1-L Notes.

“Class A-1-V Note Purchase Agreement” shall mean, for any Class of any Series of Class A-1-V Notes, the note purchase agreement pursuant to which the Issuer sells Notes designated at the time of issuance thereof as “Variable Funding Notes” or “Class A-1-V Notes” to the note purchasers identified therein.

“Class A-1-V Notes” or “Variable Funding Notes” shall mean Notes designated at the time of issuance thereof as “Variable Funding Notes” or “Class A-1-V Notes” and pursuant to which the Note Principal Balance thereof may increase and decrease from time to time in the manner set forth in the note purchase agreement for such Class A-1-V Notes.

“Class B Notes” shall mean all Notes issued under this Base Indenture and any related Series Supplement for which the alphabetical designation is “Class B.”

“Class C Notes” shall mean all Notes issued under this Base Indenture and any related Series Supplement for which the alphabetical designation is “Class C.”

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“Class Principal Balance” shall mean, as of any date of determination, the aggregate outstanding principal balance (or, for purposes of determining voting and consent rights with respect to a Class of Class A-1 Notes, the maximum committed principal amount of such Class) of all Outstanding Notes of such Class on such date. The Class Principal Balance of each Class of Notes may be increased by the issuance of Additional Notes of such Class (or (i) in the case of the Class A-1-V Notes, also by draws on their commitment, including a draw on a Liquidity Reserve Letter of Credit and (ii) in the case of the Class A-1-L Notes, by draws on the Class A-1-L Notes). The Class Principal Balance of each Class of Notes shall be reduced by the amount of any principal payments made to the Holders of the Notes of such Class.

“Clearstream” shall mean Clearstream Banking, société anonyme, Luxembourg.

“Clearstream Participants” shall mean the participating organizations of Clearstream.

“Closing Date” with respect to a Series, shall have the meaning set forth in the Series Supplement for such Series.

“Closing Date Asset Entities” shall have the meaning set forth in the preamble hereto.

“Closing Date Leverage Ratio” shall have the meaning ascribed to it in the Series Supplement for such Series.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall mean any property which is the subject of a Grant in favor of the Indenture Trustee for the benefit of the Secured Parties pursuant to any Transaction Document.

“Collection Account” shall have the meaning ascribed to it in Section 3.01(a).

“Collection Account Bank” shall have the meaning ascribed to it in Section 3.01(a).

“Collection Account Control Agreement” shall mean the agreement, dated as of the Initial Closing Date, among the Issuer, the Collection Account Bank, as securities intermediary, and the Indenture Trustee relating to the Collection Account, as amended, amended and restated or otherwise modified from time to time.

“Collection Period” shall mean, with respect to any Payment Date, the calendar month immediately preceding the calendar month in which such Payment Date occurs (or, with respect to the first Payment Date following the Initial Closing Date, the period from and including the Initial Closing Date to and including the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs).

“Collections” shall mean all collections with respect to the Fiber Network Assets, the Customer Agreements and related Customer Accounts Receivable and any other Collateral.

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“Commercial Agreement” shall mean any current or future agreement between the Asset Entities and a Commercial Customer relating to providing Services to such Commercial Customer and related amounts receivable in connection therewith.

“Commercial Churn Replacement Capital Expenditures” shall mean, with respect to any Collection Period, an amount equal to the product of (i) $17.39 and (ii) the Commercial Gross Churn with respect to such Collection Period.

“Commercial Customer” shall mean commercial enterprises (i.e., business customers and government institutions) within a Contributed Market that are party to a Customer Agreement.

“Commercial Gross Churn” shall mean, with respect to any Collection Period, the reduction in Collections (if any) attributable to any modification (including discontinuation) of the Services by Commercial Customers during such Collection Period.

“Commercial Maintenance Capital Expenditures” shall mean, with respect to any Collection Period, an amount equal to the sum of (a) $73,162 and (b) the product of (i) Commercial Monthly Revenue and (ii) 3.87%; provided that the dollar amount in clause (a) will be increased by a percentage equal to the Core Personal Consumption Price Index on March 1st of each calendar year beginning in 2026.

“Commercial Monthly Revenue” means Monthly Revenue attributable to Commercial Agreements.

“Compliance Certificate” shall have the meaning ascribed to it in Section 7.02(a)(viii).

“Confirmation of Registration” shall mean, with respect to an Uncertificated Note, a confirmation of registration, substantially in the form of Exhibit G attached hereto, provided to the owner thereof promptly after the registration of the Uncertificated Note in the Note Register by the Note Registrar.

“Content Cost” shall mean all direct costs payable to acquire the content and other services delivered under the Customer Agreements.

“Content Cost, Network Expense and Insurance Reserve Account” shall mean the Reserve Account designated to reserve funds for the payment of Content Costs, Network Expenses, Impositions and Insurance Premiums with respect to the Fiber Network Assets.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability shall be paid or discharged, or that any agreements relating thereto shall be complied with, or that the holders of such liability shall be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making (other than the Notes), discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed. For the avoidance of doubt, obligations of the Asset Entities under Revenue Sharing Payments and Customer Advances are not “Contingent Obligations.”

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“Continuing Notes” shall have the meaning ascribed to it in Section 2.12(d).

“Contractual Obligation” as applied to any Person, shall mean any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, other than the Transaction Documents.

“Contributed Market” means a specific geographic area in which a Fiber Network is located.

“Contribution Agreement” shall mean each assignment agreement, contribution agreement or other similar agreement whereby an Asset Entity is assigned and/or contributed to the Issuer or Fiber Network Assets and/or other assets are assigned and/or contributed to and/or from an Asset Entity.

“Control Accounts” shall mean those certain accounts maintained in the name of the Obligors that are subject to Account Control Agreements and to the lien of the Indenture Trustee for the benefit of the Secured Parties under this Indenture pursuant to Section 7.14 for the purposes set forth in Section 3.02(a) of this Base Indenture.

“Controlling Class” shall mean, as of any date of determination, the Class of Notes with the lowest alphanumerical designation, without regard to allocation to a particular Series, having a Class Principal Balance, disregarding any Notes held by Affiliates of the Obligors, which is at least 25% of the aggregate Initial Class Principal Balance of such Class; provided that if no Class of Notes has a Class Principal Balance that satisfies such condition, then the Controlling Class shall be the Class of Notes then Outstanding with the lowest alphanumerical designation.

“Controlling Class Representative” shall have the meaning ascribed in Section 10.05(a).

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“Corporate Trust Office” shall mean the corporate trust office of the Indenture Trustee (a) for Note transfer purposes and presentment of the Notes for final payment thereon, Citibank, N.A., 480 Washington Boulevard, 16th Floor, Jersey City, New Jersey 07310, Attention: Securities Window, Shentel Issuer LLC and (b) for all other purposes, Citibank, N.A., 388 Greenwich Street, New York, New York 10013, Attention: Agency & Trust – Shentel Issuer LLC, email: esotericabs@citi.com, call: (888) 855-9695 to obtain Citibank, N.A. account manager’s email address, or such other address as the Indenture Trustee may designate from time to time by notice to the Holders, each Rating Agency and the Issuer or the principal corporate trust office of any successor Indenture Trustee.

“CP Rate” shall have the meaning, with respect to any Series of Class A-1-V Notes, ascribed to it in the applicable Class A-1-V Note Purchase Agreement.

“Customer” shall mean any customer that is a Retail Customer or Commercial Customer.

“Customer Accounts Receivables” shall mean all amounts receivable in connection with the Customer Agreements.

“Customer Advances” shall mean the non-recurring charges paid by the Customers or any government grant entity to the Asset Entities or the Manager on behalf of the Asset Entities that constitute payments for expected Capital Expenditures to be made on the Fiber Network Assets or for equipment purchased by Customers.

“Customer Agreement” shall mean any Retail Agreement or Commercial Agreement.

“Cut-Off Date” with respect to a Series, shall have the meaning set forth in the Series Supplement for such Series.

“Debt Service Coverage Ratio” or “DSCR” shall mean, as of any Determination Date is the ratio of (a) the Aggregate Annualized Net Operating Income as of such date to (b) the sum of (i) the amount of interest that the Issuer will be required to pay over the succeeding twelve (12) Payment Dates on the aggregate principal balance of the Class A Notes and the Class B Notes Outstanding as of such Determination Date plus the Note Rate for the Class C Notes multiplied by the Class Principal Balance of the Class C Notes Outstanding as of such Determination Date plus (ii) with respect to any Class A-1 Notes, the Manager’s good faith estimate of any commitment fees, Letter of Credit Fees and administrative expenses that the Issuer will be required to pay over the succeeding twelve (12) Payment Dates plus (iii), without duplication, the annualized Indenture Trustee Fee, Verification Agent Fee, Back-Up Manager Fees and Servicing Fees; provided that, as of any date during the Prefunding Period for a Series (if any), interest payable with respect to the Classes of Notes of that Series for which a portion of the net proceeds are reserved in a Prefunding Account will be calculated net of the aggregate Yield Maintenance Amounts with respect to that Series for each Payment Date during such twelve (12) Payment Date period that occurs during such Prefunding Period. For the purposes of calculating the DSCR, it is assumed that the base rate, SOFR rate or CP Rate for the related Interest Accrual Periods with respect to any Class A-1 Notes will be equal to the then-current base rate, SOFR rate or CP Rate, as applicable.

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“Default” shall mean any event, occurrence or circumstance that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defeasance Date” shall have the meaning ascribed to it in Section 2.11(a).

“Defeasance Payment Date” shall have the meaning ascribed to it in Section 2.11(a).

“Deferred Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10.

“Definitive Class A-1-L Notes” shall have the meaning ascribed to it in Section 2.01(c)(i).

“Definitive Class A-1-V Notes” shall have the meaning ascribed to it in Section 2.01(a)(i).

“Definitive Notes” shall have the meaning ascribed to it in Section 2.01(b)(i).

“Definitive Term Notes” shall have the meaning ascribed to it in Section 2.01(b)(i).

“Depositary” and “DTC” shall mean The Depository Trust Company, or any successor Depositary hereafter named as contemplated by Section 2.03(c).

“Determination Date” shall mean the last day of any Collection Period if and for so long as any Series of Notes is Outstanding; provided that the initial Determination Date shall be January 31, 2026.

“Discretionary Capital Expenditures” shall mean (i) one-time Capital Expenditures made to obtain a long-term extension of a Customer Agreement, (ii) non-recurring Capital Expenditures made to enhance the operating revenues of Fiber Networks or related Fiber Network Assets, such as to accommodate expansion for Additional Fiber Network Assets, (iii) one-time Capital Expenditures made to refurbish Fiber Network Assets and (iv) other non-recurring Capital Expenditures made to decrease the Fiber Network Operating Expenses of any Fiber Network or the related Fiber Network Assets.

“Disposition Conditions” shall have the meaning ascribed to it in Section 7.33.

“DTC Custodian” shall mean the Indenture Trustee, in its capacity as custodian of any Series or Class of Global Notes for DTC.

“DTC Participant” shall mean a broker, dealer, bank or other financial institution or other Person for whom from time to time DTC effects book-entry transfers and pledges of securities deposited with DTC.

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“Electric Transmission” shall have the meaning ascribed to it in Section 15.14.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a federal depositary institution or a state chartered depositary institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), which institution, in either case, has a combined capital and surplus of at least $100,000,000 and either has corporate trust powers and is acting in its fiduciary capacity or for which a Rating Agency Confirmation has been received and which institution’s long-term debt obligations are rated at least “BBB-” by Fitch (or its equivalent from at least one NRSRO if Fitch is not a Rating Agency for any Series of Notes) or short-term debt obligations are rated at least “F3” by Fitch (or its equivalent from at least one NRSRO if Fitch is not a Rating Agency for any Series of Notes); provided that, if any Account ceases to be an Eligible Account, the Issuer shall establish a new Account that is an Eligible Account in accordance with the requirements of the Cash Management Agreement.

“Eligible Bank” shall mean a bank that satisfies the Rating Criteria.

“Employee Benefit Plan” shall mean any employee pension benefit plan within the meaning of Section 3(3) of ERISA (excluding any Multiemployer Plan) which is subject to Title IV of ERISA or to Section 412 of the Code.

“Environmental Laws” shall mean all present and future statutes, ordinances, codes, orders, decrees, laws, rules or regulations of any Governmental Authority pertaining to or imposing liability or standards of conduct concerning environmental protection (including regulations concerning health and safety to the extent relating to human exposure to Hazardous Materials), contamination or clean-up or the handling, generation, release or storage of Hazardous Material affecting the Fiber Networks including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Hazardous Substances Transportation Act, as amended, the Solid Waste Disposal Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended (to the extent relating to human exposure to Hazardous Materials), any statutes allowing the imposition of an environmental “superlien” to recover costs incurred by federal, state, provincial or territorial agencies for remediation of property contaminated by Hazardous Materials and other applicable environmental clean-up statutes and all regulations adopted in respect of the foregoing laws whether now or hereafter in effect, but excluding any historic preservation or similar laws of any Governmental Authority relating to historical resources and historic preservation not related to (i) protection of the environment or (ii) Hazardous Materials.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust (in each case, other than noneconomic special membership interests or shares granted or issued to independent directors).

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“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, in relation to any Person, any other Person treated as a single employer with the first Person, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Euroclear” shall mean the Euroclear System.

“Euroclear Participants” shall mean participants of Euroclear.

“Event of Default” shall have the meaning ascribed to it in Section 10.01.

“Excluded Amounts” shall mean (a) Customer Advances, (b) Revenue Sharing Payments, (c) Service Revenues, (d) any amounts paid by Customers with respect to networks that are not included in the Collateral, (e) cash capital contributions made by or on behalf of the Manager to any of the Obligors designated by the Manager as “Excluded Amounts” for application in the manner designated by the Manager, which shall not be treated as Retained Collections Contributions for inclusion as part of Aggregate Annualized Net Operating Income, (f) amounts paid to the Asset Entities by the applicable Shentel Cable and Telephone Company pursuant to the Non-Securitization Entity Access Agreements constituting “Access Fees” thereunder and (g) all pass-through taxes, franchise fees, government impositions, federal or state universal service fund contributions, and other taxes or fees that are, or will become, due and payable to, or in respect of obligations to or imposed by, any governmental agency or instrumentality paid by Customers to an Asset Entity.

“Excluded Fiber Networks” shall have the meaning ascribed to it in Section 2.12(b).

“Executive Officer” shall mean, with respect to any corporation or limited liability company, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, any Executive Vice President, any Senior Vice President, the Chief Accounting Officer, any Vice President, General Counsel, Secretary or Treasurer of such corporation or limited liability company and, with respect to any partnership, any individual general partner thereof or, with respect to any other general partner, any officer of such general partner.

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction entered into in connection with the implementation thereof (or any law implementing such an intergovernmental agreement).

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“FATCA Withholding Tax” shall mean any withholding or deduction required pursuant to FATCA.

“Fee Roll” shall mean, collectively, a list of the Fees with respect to each of the Fiber Networks certified by the Issuer and substantially in the form of Exhibit C.

“Fees” shall mean the monies owed to the Asset Entities by the Customers pursuant to the Customer Agreements. For the avoidance of doubt, Fees include Revenue Sharing Payments but do not include Customer Advances, Service Revenues or amounts paid directly to the Manager by a Customer as reimbursement.

“Fiber Network” shall mean each discrete collection of Fiber Network Assets within a Contributed Market contributed or otherwise assigned to, or accessible by, the Asset Entities.

“Fiber Network Acquisition Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Fiber Network Assets” shall mean, collectively, (i) fiber-to-the-premises and commercial fiber infrastructure consisting of fiber-optic cables, conduit, duct banks, fiber-optic splicing and distribution enclosures, fiber vaults and handholes, PoPs and regeneration locations, demarcation points, certain fiber backbone equipment, pole attachments solely containing fiber strands and certain optical and networking equipment within each Contributed Market to deliver the Services, (ii) Fiber Network Underlying Rights Agreements and (iii) the Obligor Access Agreements.

“Fiber Network Operating Expenses” shall mean, for any Contributed Market for any period, without duplication, all direct costs and expenses of operating and maintaining the related Fiber Network and related Fiber Network Assets (including Content Costs and utilities, but excluding the Management Fee), but excluding (x) the cost of portfolio support personnel provided by the Manager, (y) any amounts included in clauses (y)(i) and (y)(v) of the definition of Annualized Net Operating Income and (z) an amount equal to the portion of Commercial Maintenance Capital Expenditures and Retail Maintenance Capital Expenditures with respect to the Passings in such Contributed Market. Fiber Network Operating Expenses do not include Discretionary Capital Expenditures, Commercial Churn Replacement Capital Expenditures or Retail Churn Replacement Capital Expenditures.

“Fiber Network Release Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Fiber Network Underlying Rights Agreement” shall mean any agreement entered into with the relevant property owners, utilities or municipal authorities in order to acquire access to locations where Fiber Network Assets may be placed.

“Fiber Network Underlying Rights Default” shall mean any default or event of default under any Fiber Network Underlying Rights Agreement.

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“Financial Statements” shall mean in relationship to any Person, its consolidated statements of operations and members’ equity, statements of cash flow and balance sheets.

“Fitch” shall mean Fitch Ratings, Inc. or any successor rating agency thereof.

“foreclosure” and “foreclose” when used in this Base Indenture in respect of personal or real property, refers to all means by which the holder of a security interest in or mortgage on such personal or real property, as applicable, can enforce such security interest or mortgage under applicable law, including legal foreclosure, private power of sale, and statutory sale.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Global Notes” shall mean Rule 144A Global Notes, IAI Global Notes and Regulation S Global Notes.

“Governmental Authority” shall mean with respect to any Person, any federal, state, territorial, provincial or local government or other political subdivision thereof and any entity, including any regulatory or administrative authority or court, exercising executive, legislative, judicial, regulatory or administrative or quasi-administrative functions of or pertaining to government, and any arbitration board or tribunal in each case having jurisdiction over such applicable Person or such Person’s property, and any stock exchange on which shares of capital stock of such Person are listed or admitted for trading.

“Grant” shall mean to create a security interest in any property now owned or at any time hereafter acquired or any right, title or interest that may be acquired in the future.

“Guaranteed Obligation” shall have the meaning ascribed to it in Section 16.01.

“Guarantor” shall mean Shentel Guarantor LLC, a Delaware limited liability company.

“Hazardous Material” shall mean all or any of the following: (A) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Laws because of their deleterious, harmful or dangerous properties, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (B) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form; (E) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (F) radon; (G) toxic mold; or (H) urea formaldehyde; provided that such definition shall not include (i) batteries, fuel, cleaning materials and other substances commonly used in the ordinary course of the Asset Entities’ businesses, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws, or (ii) batteries, fuel, cleaning materials and other substances commonly used in the ordinary course of the Customers’, the real property owners’, the real property owners’ tenants or any of their respective agent’s, business, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws.

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“Holdco Guaranty” shall mean the Guarantee and Security Agreement, dated as of the Initial Closing Date, by the Guarantor in favor of the Indenture Trustee, as amended, amended and restated or otherwise modified from time to time.

“Holder” and “Noteholder” shall mean a Person in whose name a particular Note is registered in the Note Register.

“IAI Global Note” shall mean, with respect to any Series and Class of Notes, a single global Note representing such Series and Class, in definitive, fully registered form without interest coupons, which Note does not bear a Regulation S Legend, offered and sold to Institutional Accredited Investors.

“Impositions” shall mean all Content Costs, all Network Expenses and all local or other property taxes (net of abatements, reductions and refunds) and other impositions payable by the Asset Entities, vault charges, sales taxes, other taxes, levies, assessments and similar charges of every kind and nature whatsoever (including any payments in lieu of taxes), which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a Governmental Authority (other than any such amounts that are Excluded Amounts) upon any of the Fiber Network Assets or the fees relating thereto or upon the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such Governmental Authority with respect to any of the foregoing. Impositions shall not include (w) any Revenue Sharing Payments, (x) any sales or use taxes payable by the Issuer or the Asset Entities, (y) any of the foregoing items payable by Customers occupying any portions of the Fiber Networks or (z) taxes or other charges payable by the Manager unless such taxes are being paid on behalf of the Issuer or an Asset Entity.

“Improvements” shall mean all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements of every kind and nature now or hereafter located within the Fiber Networks and owned by any of the Asset Entities.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit (unless secured in full by cash), or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests but not any preferred return or special dividend paid solely from, and to the extent of, excess cash flow after the payment of all operating expenses, capital improvements and debt service on all Indebtedness, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; provided that reimbursement or indemnity obligations related to surety bonds or letters of credit incurred in the ordinary course of business and fully secured by cash collateral shall not be considered “Indebtedness” hereunder.

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“Indenture Supplement” shall mean an indenture supplemental to this Base Indenture, any Series Supplement or any Notes.

“Indenture Trustee” shall have the meaning ascribed to it in the preamble hereto.

“Indenture Trustee Fee” shall mean the fee to be paid in arrears on each Payment Date to the Indenture Trustee as compensation for services rendered by it in its capacity as Indenture Trustee.

“Independent” shall mean, when used with respect to any specified Person, that such Person (a) is in fact independent of the Obligors, any other obligor on the Notes and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Obligors, any such other obligor or any Affiliate of any of the foregoing Persons and (c) is not connected with the Obligors, any such other obligor or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

“Independent Certificate” shall mean a certificate or opinion to be delivered to the Indenture Trustee or the Servicer, as applicable, and upon which each may conclusively rely under the circumstances described in, and otherwise complying with the applicable requirements of, Section 15.01 made by an Independent certified public accountant or other expert appointed by an Issuer Order, and such opinion or certificate shall state that the signer has read the definition of “Independent” in this Base Indenture and that the signer is Independent within the meaning thereof.

“Ineligible Liquidity Reserve Letter of Credit” shall mean a Liquidity Reserve Letter of Credit with respect to which (i) the short-term debt credit rating of the Letter of Credit Provider with respect to such Liquidity Reserve Letter of Credit is withdrawn or downgraded below “F2” (or the then equivalent grade) by any Applicable Rating Agency or (ii) the long-term debt credit rating of such Letter of Credit Provider is withdrawn or downgraded below “BBB” (or the then equivalent grade) by any Applicable Rating Agency; provided that for determining whether a Liquidity Reserve Letter of Credit is eligible under this definition, a Letter of Credit Provider shall be deemed to have the short-term debt credit rating or the long-term debt credit rating, as applicable, of such Letter of Credit Provider or any guarantor of (or confirming bank for) such Letter of Credit Provider; provided, further, that the Class A-1-L Administrative Agent shall notify the Indenture Trustee and the Servicer of whether Liquidity Reserve Letters of Credit fall into this definition and the Indenture Trustee and the Servicer shall have no such obligation by itself.

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“Initial Class Principal Balance” shall mean, with respect to any Class of Notes, as of any date of determination, the aggregate initial Note Principal Balance of all Notes of such Class of Notes Outstanding on the date of issuance of such Class of Notes on the related Closing Date, as the same may be increased by the issuance of Additional Notes of such Class of Notes (or, in the case of a Class of Variable Funding Notes, the initial maximum committed principal amount of such Class); provided that upon the payment in full of all Notes of a particular Series, such Notes shall no longer be included in the Initial Class Principal Balance of the relevant Class.

“Initial Closing Date” shall mean December 5, 2025.

“Initial Purchaser” or “Initial Purchasers” with respect to a particular Series, shall have the meaning ascribed to it in the applicable Series Supplement.

“Institutional Accredited Investor” shall mean an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act or an entity owned entirely by other entities that fall within such definition.

“Insurance Policies” shall have the meaning ascribed to it in Section 7.05.

“Insurance Premiums” shall mean the annual insurance premiums for the Insurance Policies required to be maintained by the Asset Entities with respect to the Fiber Networks under Section 7.05.

“Insurance Proceeds” shall mean all of the proceeds received under the Insurance Policies.

“Interest Accrual Period” shall mean, for each Payment Date, the period from and including the preceding Payment Date (or, with respect to the initial such period for a Series, the Closing Date for such Series) to but excluding such Payment Date.

“Intertwined Backbone Assets” shall mean, collectively, the Cable Intertwined Backbone Assets, the Chillicothe Telephone Intertwined Backbone Assets and the Shenandoah Telephone Intertwined Backbone Assets.

“Investment Company Act” shall mean the United States Investment Company Act of 1940, as amended.

“Involuntary Bankruptcy” shall mean, in respect of any Person, any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any of the Guarantor, the Manager, the Issuer or any of the direct or indirect subsidiaries of the Issuer is a debtor or any asset of any such entity is property of the estate therein.

“Involuntary Obligor Bankruptcy” shall have the meaning ascribed to it in Section 7.20.

“Issuer” shall have the meaning ascribed to it in the preamble hereto.

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“Issuer Order” and “Issuer Request” shall mean a written order or request signed in the name of the Issuer by any one of its Authorized Officers and delivered to the Indenture Trustee and the Servicer upon which the Indenture Trustee and the Servicer, as applicable, may conclusively rely.

“Joinder Agreement” shall mean a Joinder Agreement, executed by an Additional Asset Entity and delivered to the Indenture Trustee pursuant to Section 2.12(a), substantially in the form of Exhibit F.

“KBRA” shall mean Kroll Bond Rating Agency, LLC or any successor rating agency thereof.

“Knowledge” whenever used in this Base Indenture or any of the other Transaction Documents, or in any document or certificate executed pursuant to this Base Indenture or any of the other Transaction Documents (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), shall mean actual knowledge (without independent investigation unless otherwise specified) (i) of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity (or, in the case of the Indenture Trustee or the Servicer, any Responsible Officer); and (ii) also to the knowledge of the person signing such document or certificate.

“Last Mile Assets” shall mean, collectively, the Cable Last Mile Assets, the Chillicothe Telephone Last Mile Assets and the Shenandoah Telephone Last Mile Assets.

“Letter of Credit Fees” shall mean, with respect to any Liquidity Reserve Letter of Credit, the fees set forth in the applicable Class A-1-V Note Purchase Agreement or any fee letter related thereto.

“Letter of Credit Provider” shall mean, with respect to any Series of Class A-l Notes, the party identified as the “Letter of Credit Provider” or the “Letter of Credit Issuing Bank,” as the context requires, in the applicable Class A-1-V Note Purchase Agreement.

“Leverage Ratio” shall mean, as of any Determination Date, the ratio of (a) the excess of (i) the Note Principal Balance of all Notes (other than any Class A-1-L Notes) as of such Determination Date over (ii) all amounts remaining on deposit in any Prefunding Account, to (b) Aggregate Annualized Net Operating Income as of such Determination Date.

“Lien” shall mean, with respect to any property or assets, any lien, hypothecation, encumbrance, assignment for security, charge, mortgage, pledge, security interest, conditional sale or other title retention agreement or similar lien.

“Liquidation Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Liquidity Reserve Account” shall mean the Reserve Account designated to reserve funds in an amount at least equal to the Required Cash Liquidity Amount in accordance with Section 4.07.

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“Liquidity Reserve Draw Amount” shall mean, on any Payment Date, an amount equal to the excess, if any, of (a) the amounts due pursuant to Sections 5.01(a)(ii), 5.01(a)(iii) (other than any interest on, and principal of, any Class A-1-L Notes), 5.01(a)(iv), 5.01(a)(vi), 5.01(a)(vii) and 5.01(a)(viii) over (b) the sum of (x) the aggregate amount of funds on deposit in the Collection Account that are attributable to the preceding Collection Period available to pay such amounts on such Payment Date and (y) any Yield Maintenance Amounts to be withdrawn on such Payment Date from a Yield Maintenance Reserve Account if one is established for a Series of Notes, and in each case available to pay such amounts on such Payment Date.

“Liquidity Reserve Letter of Credit” shall mean a letter of credit, naming the Indenture Trustee, for the benefit of the Secured Parties, and the Servicer as beneficiaries thereof, from a portion of the commitment with respect to any Class A-1-V Note Purchase Agreement in an amount up to the Required Liquidity Amount.

“LTM Fiber Network Operating Expenses” shall mean, for any Contributed Market as of the last day of any calendar month, the Fiber Network Operating Expenses for such Contributed Market for the 12-month period ending on such day; provided that total expenses for such 12-month period relating to any Fiber Network with respect to a Contributed Market that has not been operational for such entire 12-month period shall be estimated as if such Fiber Network had been operational for such entire 12-month period, based on the Manager’s expectations.

“Majority Controlling Class” shall mean, as of any date of determination, Noteholders (or in the case of the Global Notes, the Note Owners) holding more than 50% of the Voting Rights of all Notes of the Controlling Class Outstanding as of such date of determination.

“Majority of Noteholders” shall mean, as of any date of determination, Noteholders holding more than 50% of the Voting Rights of all Classes of Notes Outstanding as of such date of determination.

“Management Agreement” shall mean the Management Agreement, dated as of December 5, 2025, by and among the Manager and the Obligors, as amended, amended and restated or otherwise modified from time to time.

“Management Fee” shall mean a fee payable to the Manager, equal to with respect to any Collection Period, the sum of:

(a)               the sum of (i)(a) $0.08 multiplied by the average number of Average Passings with respect to such Collection Period and (b) 0.88% of the Retail Monthly Revenue as of the last day of such Collection Period, (ii) $47.43 multiplied by the Retail Gross Churn with respect to such Collection Period, (iii) $4.22 multiplied by the average number of Retail Customers receiving data services during such Collection Period and (iv) $0.48 multiplied by the Average Passings with respect to such Collection Period (collectively, the “Retail Management Fee Component”);

(b)               the product of (i) Commercial Monthly Revenue as of the last day of such Collection Period multiplied by (ii) 3.67% (the “Commercial Management Fee Component”); and

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(c)               $413,342; provided that such fixed dollar amount will be increased by a percentage equal to the Core Personal Consumption Price Index, on March 1st of each calendar year beginning in 2026 (the “Fixed Direct Costs Component”).

“Manager” shall mean the manager described in the Management Agreement or one or more Acceptable Managers as may hereafter be charged with management of the Asset Entities in accordance with the terms and conditions hereof.

“Manager Report” shall have the meaning ascribed to it in the Management Agreement.

“Manager Termination Event” shall have the meaning ascribed thereto in the Management Agreement.

“Material Adverse Effect” shall mean, (i) a material adverse effect upon the business, operations, or condition (financial or otherwise) of the Obligors and the Guarantor (taken as a whole), (ii) the material impairment of the ability of the Obligors and the Guarantor (taken as a whole) to perform their obligations under the Transaction Documents (taken as a whole), or (iii) a material adverse effect on the use, value or operation of the Fiber Networks (taken as a whole), provided, however that if the aggregate Annualized Revenue of all Contributed Markets is reduced such that it is at least 5% lower than the actual revenue earned by the Obligors during the immediately preceding 12 months (or, with respect to any period occurring prior to the Initial Closing Date, the amount of revenue earned by the Parent with respect to the Fiber Networks owned by the Obligors on the Initial Closing Date) (unless such decrease is a result of a one-time event that will be reversed in the following month) as a result of an action, then a Material Adverse Effect shall be deemed to exist as a result of such action.

“Material Agreement” shall mean any contract or agreement, or series of related agreements, by any Asset Entity or the Issuer relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Fiber Networks under which there is an obligation of an Obligor, in the aggregate, to pay, or under which any Obligor receives in compensation, more than $5,000,000 per annum, excluding (i) the Transaction Documents, (ii) the Management Agreement, (iii) the Servicing Agreement, (iv) any agreement which is terminable by an Obligor on not more than 60 days’ prior written notice without any fee or penalty, (v) any Customer Agreement and (vi) any Fiber Network Underlying Rights Agreement.

“Material Customer Agreement” shall mean any Customer Agreement by any Customer at a Fiber Network Asset which (a) provides for annual Fees or other payments in an amount equal to or greater than $5,000,000, and (b) may not be cancelled by the applicable Customer (or related Affiliate) while it is under term on 30 days’ notice without payment of a termination fee, penalty or other cancellation fee.

“Member” shall mean, individually or collectively, any entity which is now or hereafter becomes the managing member or shareholder of any of the Issuer, the Guarantor or the Asset Entities under such Person’s Organizational Documents.

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“Minimum Cash Liquidity Amount” shall mean, as of any Payment Date, the excess, if any, of the product of (x) the sum of (i) the amount of interest on the Class A Notes (other than any Class A-1-L Notes) and the Class B Notes due and payable on such Payment Date in respect of the related Interest Accrual Period with respect to such Payment Date and (ii) the Note Rate for the Class C Notes multiplied by the Class Principal Balance of the Class C Notes as of such Determination Date and (y) three, over the aggregate available amount of each Liquidity Reserve Letter of Credit that has been issued and is outstanding and undrawn as of such Payment Date.

“Minimum DSCR” shall mean 1.50x.

“Monthly Amortization Amount” shall mean, on each Payment Date with respect to any Class of Notes that provides for a Monthly Amortization Amount, the sum of (i) the Targeted Amortization Amount for such Notes, if any, on such Payment Date and (ii) the Unpaid Monthly Amortization Amount for such Notes as of such Payment Date.

“Monthly Fiber Network Operating Expense Amount” shall mean, for any calendar month, the aggregate of the budgeted Fiber Network Operating Expenses of each Asset Entity for such calendar month pursuant to the Operating Budget for such month, solely to the extent not related to amounts deposited in the Content Cost, Network Expense and Insurance Reserve Account on the immediately preceding Payment Date. For each calendar year, the budgeted Fiber Network Operating Expenses in respect of (i) audit fees related to the Asset Entities shall be increased in accordance with the terms of the applicable audit engagement agreement and (ii) all other budgeted Fiber Network Operating Expenses for the Asset Entities will be based on (A) in the case of Fiber Network Operating Expenses related to providing Services to Retail Customers, a cost per unit basis (such cost per unit determination to be made based on cost drivers) times the number of budgeted units, where such cost per unit is (x) not less than the average of such expenses on a cost per unit basis over the prior 12-month period and (y) not greater than 103.00% of the budgeted cost per unit under the prior budget, and (B) in the case of Fiber Network Operating Expenses related to providing Services to Commercial Customers, an amount that is (x) not less than the aggregate amount of such expenses over the prior 12-month period and (y) not greater than 103.00% of the aggregate amount of such expenses included in the prior budget; provided that the budgeted Fiber Network Operating Expenses may be adjusted monthly during the fiscal years as new Customer Agreements are added on previously unutilized or newly built Fiber Network Assets in the Fiber Networks, Additional Fiber Networks or Additional Obligor Fiber Networks are acquired to reflect the expected Fiber Network Operating Expenses for those Fiber Networks.

“Monthly Payment Amount” shall mean, for any Payment Date, the amount of accrued interest on the Notes due and payable on such Payment Date in respect of the related Interest Accrual Period (other than, if on such Payment Date an Amortization Period or an ARD Period with respect to any Outstanding Class of Notes is in effect, interest on the Class C Notes) at the applicable Note Rate. The Monthly Payment Amount shall not include Prepayment Consideration, Post-ARD Additional Interest and Deferred Post-ARD Additional Interest.

“Monthly Revenue” shall mean, for any Contributed Market, as of the last day of any calendar month, an amount equal to the sum of (i) all monthly fees payable during such calendar month with respect to such Contributed Market, (ii) all advertising revenue received with respect to such Contributed Market during such calendar month, (iii) all other monthly recurring revenue due and payable as of such day by any Customer with respect to such Contributed Market and the Fiber Network Assets related thereto for services provided via the applicable Fiber Network and Fiber Network Assets (excluding any Revenue Sharing Payments); provided that no amounts payable under any Non-Securitization Entity Access Agreement will constitute Monthly Revenue.

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“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Network Expenses” shall mean the electricity expenses payable by the Asset Entities with respect to the Fiber Networks.

“Non-Securitization Entities” shall mean the Parent and each of its affiliates and subsidiaries other than the Obligors and the Guarantor.

“Non-Securitization Entity Access Agreement” shall mean any current or future agreement between one or more Asset Entities and the Parent, whereby such Asset Entities grant one or more Non-Securitization Entities access to the Fiber Network Assets.

“Note Owner” shall mean, with respect to any Book-Entry Note, the Person who is the beneficial owner of such Note as reflected on the books of the Depositary or on the books of a DTC Participant or on the books of an indirect participating brokerage firm for which a DTC Participant acts as agent.

“Note Principal Balance” shall mean, for any Note, as of any date of determination, the initial principal balance of such Note on the related Closing Date, as set forth on the face thereof, less any payments of principal made in respect of such Note up to and including such date of determination.

“Note Rate” with respect to any Class of Notes, shall mean the interest rate applicable thereto as set forth in the Series Supplement pursuant to which such Notes of that Class was issued.

“Note Register” and “Note Registrar” shall mean the register maintained and the registrar appointed or otherwise acting pursuant to Section 2.02(a).

“Noteholder” shall have the meaning ascribed to it in the definition of “Holder”.

“Noteholder Tax Identification Information” shall mean information and/or properly completed and signed tax certifications provided by a recipient of payments that is sufficient (i) to eliminate the imposition of or determine the amount of any withholding of tax, including FATCA Withholding Tax with respect to payments made to such recipient, (ii) to determine that such recipient of payments has complied with such recipient’s obligations under FATCA or (iii) to otherwise allow the Issuer, Paying Agent and Indenture Trustee to comply with their respective obligations under FATCA.

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“Notes” shall mean the notes issued by the Issuer pursuant to this Base Indenture and the Series Supplements.

“NRSRO” shall mean a nationally recognized statistical ratings organization.

“Obligations” shall mean the unpaid principal amount of the Outstanding Notes, accrued interest thereon and all other obligations, liabilities and indebtedness of every nature to be paid or performed by the Guarantor or any of the Obligors under the Transaction Documents, including fees, costs and expenses, and other sums now or hereafter owing, due or payable and whether before or after the filing of a proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect by or against any of the Guarantor or any of the Obligors, and the performance of all other terms, conditions and covenants under the Transaction Documents.

“Obligor Access Agreement (Chillicothe Telephone)” shall mean the Access Agreement between Chillicothe Telephone and the Asset Entities, dated as of the Closing Date, pursuant to which Chillicothe Telephone grants to the Asset Entities an irrevocable right of access to the Chillicothe Telephone Intertwined Backbone Assets, the Chillicothe Telephone Last Mile Assets, and the Chillicothe Telephone PoP Assets, in each case to the extent required to provide the Services to Customers.

“Obligor Access Agreement (Shenandoah Cable)” shall mean the Access Agreement between Shenandoah Cable and the Asset Entities, dated as of the Closing Date, pursuant to which Shenandoah Cable grants to the Asset Entities an irrevocable right of access to the Cable Intertwined Backbone Assets, the Cable Last Mile Assets, and the Cable PoP Assets, in each case to the extent required to provide the Services to Customers.

“Obligor Access Agreement (Shenandoah Telephone)” shall mean the Access Agreement between Shenandoah Telephone and the Asset Entities, dated as of the Closing Date, pursuant to which Shenandoah Telephone grants to the Asset Entities an irrevocable right of access to the Shenandoah Telephone Intertwined Backbone Assets, the Shenandoah Telephone Last Mile Assets, and the Shenandoah Telephone PoP Assets, in each case to the extent required to provide the Services to Customers.

“Obligor Access Agreements” shall mean, collectively, the Obligor Access Agreement (Shenandoah Telephone), the Obligor Access Agreement (Chillicothe Telephone) and the Obligor Access Agreement (Shenandoah Cable).

“Obligors” shall have the meaning ascribed to it in the preamble hereto.

“Offering Memorandum” with respect to a Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Officer’s Certificate” shall mean a certificate signed by any Authorized Officer of the Issuer or the Manager, under the circumstances described in, and otherwise complying with, the applicable requirements of Section 15.01, and delivered to the Indenture Trustee or the Servicer, as applicable.

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“Operating Budget” shall mean, for any period, the budget for the Asset Entities taken as a whole setting forth an estimate of all Fiber Network Operating Expenses of the Asset Entities and any other expenses payable by the Asset Entities for the Fiber Networks for such period provided by the Manager pursuant to the Management Agreement, as the same may be amended pursuant to Section 7.02(b).

“Opinion of Counsel” shall mean one or more written opinions of counsel which shall be reasonably acceptable to and delivered to the addressee(s) thereof and shall comply with any applicable requirements of Section 15.01.

“Organizational Documents” shall mean, to the extent applicable to any of the Obligors, the Guarantor, the Manager, the Indenture Trustee and the Servicer, the certificate of formation, certificate or articles of incorporation, limited liability company agreement, operating agreement, memorandum of association or articles of association applicable to such Obligor, Guarantor, Manager, Indenture Trustee or Servicer.

“Other Obligor Collateral” shall have the meaning ascribed to it in Section 14.01(a).

“Other Plan Laws” shall mean any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

“Other Servicing Fees” shall mean the Special Servicing Fee, the Liquidation Fee, the Workout Fee, the Fiber Network Acquisition Fee and the Fiber Network Release Fee.

“Outstanding” shall mean, as of the date of determination, all Notes theretofore authenticated and delivered (or registered in the case of Uncertificated Notes) under this Base Indenture, except:

(a)               Notes theretofore cancelled (or de-registered in the case of Uncertificated Notes) by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

(b)               Notes for the payment of which money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent (other than the Issuer) in trust for the Holders of such Notes; provided that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Base Indenture or provision for such notice has been made, satisfactory to the Indenture Trustee; or

(c)               Notes in exchange for or in lieu of which other Notes have been authenticated and delivered (or de-registered and/or registered in the case of Uncertificated Notes) pursuant to this Base Indenture unless proof satisfactory to the Indenture Trustee is presented that any such first-mentioned Notes are held by a protected purchaser;

provided that in determining whether the Holders of the requisite Outstanding Note Principal Balance of any Class or Series of Notes have given any request, demand, authorization, direction, notice, consent, or waiver hereunder or under any other Transaction Document, Notes owned by the Issuer, any other obligor upon the Notes or any Affiliate of the foregoing Persons shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee or the Servicer shall be protected in relying on any such request, demand, authorization, direction, notice, consent, or waiver, only Notes that a Responsible Officer of the Indenture Trustee or the Servicer, as applicable, has actual knowledge that such Notes are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not an Obligor, any other obligor upon the Notes or any Affiliate of any of the foregoing Persons.

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“Ownership Interest” shall mean, in the case of any Note, any ownership or security interest in such Note as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Par Call Amount” shall mean an amount of up to 35% of the initial outstanding principal amount of such Series of Notes on the applicable Closing Date.

“Parent” shall mean Shentel Broadband Operations LLC, a Delaware limited liability company.

“Participants” shall mean Clearstream Participants, DTC Participants or Euroclear Participants, as applicable.

“Passing” shall mean any residential home, commercial-building for small or medium-sized businesses, multi-dwelling unit or other physical structure that is capable of receiving Services through Fiber Networks owned by the Asset Entities without further extending the distribution system.

“Paying Agent” shall be (x) initially, the Indenture Trustee, who is hereby authorized by the Issuer to make payments as agent of the Issuer to and from the Collection Account including payment of principal of or interest (and premium, if any) on the Notes on behalf of the Issuer, or (y) any successor appointed by the Issuer who (i) meets the eligibility standards for the Indenture Trustee specified in Section 11.06 and (ii) is authorized to make payments to and from the Collection Account including payment of principal of or interest (and premium, if any) on the Notes.

“Payment Date” shall mean the 20th day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day; provided that the initial Payment Date for any Series may be specified in the Series Supplement for such Series.

“Percentage Interest” shall mean, with respect to any Note, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such Note on such date, and the denominator of which is (i) in relation to the Class to which such Note belongs, the Class Principal Balance of the Class to which such Note belongs on such date and (ii) in relation to the Series to which such Note belongs, the aggregate principal balance on such date of all Notes within the Series belonging to the same Class as such Note.

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“Permitted Encumbrances” shall mean, collectively, (i) Liens created pursuant to the Transaction Documents; (ii) Liens for taxes, assessments, governmental charges, levies or claims not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and as to which adequate reserves have been maintained in accordance with GAAP with respect to such Liens; (iii) zoning, subdivision and building laws and regulations of general application to the Fiber Networks; (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens (1) arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings or (2) for which the Asset Entities are adequately indemnified by another party (other than an Affiliate); (v) with respect to a Fiber Network, the interests of the owner of the real property through which such Fiber Network runs; (vi) easements, rights-of-way, licenses, restrictions, encroachments and other similar encumbrances incurred in the ordinary course of the business of the Asset Entities or, with respect to any Fiber Network, existing on the date of the acquisition of such Fiber Network, which, in the aggregate, do not materially (1) interfere with the ordinary conduct of the business of the Asset Entities, taken as a whole, or (2) impair the use or operations of the interest of the Asset Entity in such Fiber Network; (vii) Liens arising in connection with any Remedial Work (as to the Asset Entities) not in excess of $1,000,000 in an aggregate amount at any time outstanding (excluding any portion thereof for which such Asset Entity has been indemnified by another party other than an Affiliate), with respect to which a cash reserve in an amount equal to the remediation costs has been provided for and funded; (viii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (ix) Liens created by lease agreements, statute or common law to secure the payments of rental amounts or other sums not yet delinquent thereunder; (x) Liens on real property that is leased, licensed or occupied by an Asset Entity pursuant to an easement, license or other Fiber Network Underlying Rights Agreement created or caused by an owner or lessor thereof or arising out of the fee interest therein; (xi) Customer Agreements and other licenses, sublicenses, leases or subleases granted by the Asset Entities in the ordinary course of their businesses and not materially interfering with the conduct of the business of the Asset Entities; (xii) Liens incurred or created in the ordinary course of business on cash and cash equivalents to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders; (xiii) Liens securing the payment of judgments which do not result in an Event of Default and which are being appealed and contested in good faith, have been adequately bonded pending such appeal and with respect to which enforcement has been stayed; and (xiv) Liens arising as a consequence of liens imposed as a result of the failure of the real property owner to pay taxes, assessments or similar charges.

“Permitted Indebtedness” shall have the meaning ascribed to it in Section 7.16.

“Permitted Investments” shall have the meaning ascribed to it in the Cash Management Agreement.

“Person” shall mean any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

“Plan Asset Regulation” shall mean the U.S. Department of Labor regulation codified at 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA.

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“Plan Investor” shall mean (i) a Benefit Plan Investor or (ii) a plan, individual retirement account or other arrangement which is subject to the provisions of Other Plan Laws or an entity whose underlying assets are deemed to constitute the assets of any of the foregoing described in this clause (ii) pursuant to applicable law.

“Pledged Equity Interests” shall mean all Equity Interests in the Asset Entities owned by the Issuer.

“PoP Assets” shall mean, collectively, the Cable PoP Assets, the Chillicothe Telephone PoP Assets and the Shenandoah Telephone PoP Assets.

“PoPs” shall mean network points of presence.

“Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10.

“Post-ARD Additional Interest Rate” shall have the meaning ascribed to it in Section 2.10.

“Post-ARD Note Spread” for each Class and Series of Notes, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Pre-Existing Condition” shall have the meaning ascribed to it in Section 7.06(c).

“Prefunding Account” shall mean each non-interest bearing segregated trust account, established as an Eligible Account in the name of the Indenture Trustee for the benefit of the Secured Parties in connection with the issuance of a Series of Notes, the purpose of which is to reserve all or a portion of the proceeds of the issuance of a Series of Notes, to be released to the Issuer in accordance with the terms of the Series Supplement for such Series. The amount to be deposited into a Prefunding Account for a Series of Notes on the Closing Date of such Series will be the amount specified in the Series Supplement for such Series.

“Prefunding Account Bank” shall have the meaning ascribed to it in Section 3.01(b).

“Prefunding Period” shall mean with respect to any Series that has funded a Prefunding Account, the period commencing on the Closing Date of such Series and ending on the date specified in the Series Supplement for such Series.

“Prepayment Consideration” shall mean, (i) with respect to any prepayment of the principal balance of a Note (other than with funds on deposit in any Prefunding Account), an amount that is equal to the excess, if any, of (x) the present value on the date of such prepayment (by acceleration or otherwise) of the sum of the principal payment allocable to such Note and interest that the Issuer would otherwise be required to pay on the prepaid portion of such Note from the date of such prepayment to and including the ARD Prepayment Date with respect to such Series of Notes absent such prepayment (and assuming payment of any Monthly Amortization Amounts), with such present value determined by the use of a discount rate equal to the sum of (a) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association), five Business Days prior to such prepayment of the United States Treasury Security having the maturity closest to such ARD Prepayment Date, plus (b) 0.50% over (y) the principal amount of such Note being prepaid on the date of such prepayment; provided that, with respect to a prepayment in full of a Series of Notes in connection with a Wholesale Transition, the amount set forth in this clause (i) shall be multiplied by a fraction not less than zero, the numerator of which is (I) the outstanding principal amount of such Series of Notes being prepaid minus (II) the Par Call Amount, and the denominator of which is the outstanding principal amount of such Series of Notes being prepaid and (ii) with respect to any prepayment of the principal balance of a Note made from funds on deposit in any Prefunding Account, the amount (if any) set forth in the applicable Series Supplement. Any Prepayment Consideration for any Notes of a Class and Series that have been prepaid will be paid pro rata to the Holders of such Notes of such Class in proportion to the principal balance of such Notes of such Class being so prepaid. With respect to a Note that has a Targeted Amortization Amount, the Prepayment Consideration shall be determined assuming that (i) monthly payments of principal on such Note is made based upon the Targeted Amortization Amount for such Note (and with interest calculated based on the principal balance of such Note as reduced by each such principal payment) and (ii) the remaining principal balance of such Note (after taking into account all payments of Targeted Amortization Amount for such Note, if applicable) is paid on the ARD Prepayment Date applicable to such Note.

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“Proceeding” shall mean any suit in equity, action at law or other judicial or administrative proceeding.

“PTE” shall have the meaning ascribed to it in Section 11.06.

“Qualified Institutional Buyer” shall mean a qualified institutional buyer within the meaning of Rule 144A. “Rated Final Payment Date” with respect to each Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Rating Agency” or “Rating Agencies” shall mean, with respect to any action or event in regards to a Series of Notes, the rating agency or rating agencies appointed by the Issuer to rate such Series of Notes specified as such in the Series Supplement for such Series.

“Rating Agency Confirmation” with respect to any Series or Class of Notes, shall have the meaning ascribed to it in the applicable Series Supplement with respect to any transaction or matter in regards to such Series or Class of Notes, or, if not ascribed a meaning therein, shall mean, with respect to any transaction or matter in question concerning such Series or Class of Notes, (i) 30 calendar days’ prior written notice by the Issuer to the Rating Agency or Rating Agencies then-appointed by the Issuer to rate such Series or Class of Notes (or such shorter period as may be agreed upon by such Rating Agency or Rating Agencies at its or their election) and (ii) confirmation from such Rating Agency or Rating Agencies that such transaction or matter will not result in a downgrade, qualification or withdrawal of the then-current ratings of such Series or then-current rating of such Class of Notes (or the placing of such Series or Class of Notes on negative credit watch or ratings outlook in contemplation of any such action with respect thereto); provided that, other than with respect to (i) any issuance of Additional Notes, (ii) any Specified Amendment, or (iii) any amendment effected pursuant to Section 13.01(xiv), no Rating Agency Confirmation will be required from such Rating Agency or Rating Agencies with respect to any matter or transaction to the extent that such Rating Agency or Rating Agencies (x) no longer maintains a rating on the Notes or (y) has made a public statement or has otherwise communicated to the Issuer that it will not review such transaction or matter or that it will no longer review transactions or matters of such type for purposes of evaluating whether to confirm the then-current ratings of obligations rated by such Rating Agency or Rating Agencies; provided, further, that, other than with respect to (i) any issuance of Additional Notes, (ii) any Specified Amendment, or (iii) any amendment effected pursuant to Section 13.01(xiv), that if a Rating Agency refuses to respond or otherwise does not respond to a request for Rating Agency Confirmation made in accordance with this Base Indenture within 15 Business Days of such request being made (but otherwise confirms recognition of receipt of such request), the requirement to receive Rating Agency Confirmation from such Rating Agency shall be waived; provided, further, that, notwithstanding the foregoing, Rating Agency Confirmation shall not be required to be provided in respect of KBRA (except in connection with any issuance of Additional Notes) if the Manager provides an officer’s certificate (along with copies of all written notices for such Rating Agency Confirmation) to the Issuer, the Servicer and the Indenture Trustee certifying that the Manager has notified KBRA at least ten (10) Business Days prior to taking such event or action to be taken or proposed to be taken.

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“Rating Criteria” with respect to any Person, shall mean that (i) the short-term unsecured debt obligations of such Person are rated at least “F2” by Fitch (or its equivalent from at least one NRSRO if Fitch is not a Rating Agency for any Series of Notes), or (ii) the long-term unsecured debt obligations of such Person are rated at least “BBB” by Fitch (or its equivalent from at least one NRSRO if Fitch is not a Rating Agency for any Series of Notes).

“Receipts” shall mean all revenues, payments of Fees, receipts and other payments to the Asset Entities of every kind arising from their ownership, operation or management of the Fiber Networks, but excluding (i) any amounts received by or on behalf of such Asset Entities that constitute the property of a Person other than an Asset Entity (including all revenues, receipts and other payments arising from the ownership, operation or management of properties by Affiliates of such Asset Entities). For the avoidance of doubt, Receipts do not include Revenue Sharing Payments, Customer Advances or amounts paid directly to the Manager by a Customer as reimbursement.

“Receiver” shall mean a receiver, a manager or a receiver and manager.

“Record Date” shall mean, (a) with respect to payments made on any Payment Date, the close of business on the last Business Day of the Collection Period with respect to which such Payment Date occurs and (b) with respect to payments made on any other date, the Business Day prior to such date.

“Regulation S” shall mean Regulation S promulgated under the Securities Act.

“Regulation S Global Note” shall mean with respect to any Series and Class of Notes, a single global Note representing such Series and Class offered and sold outside the United States in reliance on Regulation S, in definitive, fully registered form without interest coupons, which Note bears a Regulation S Legend. It being understood that, unless otherwise specified in the related Series Supplement, at no time may Tax Restricted Notes be offered or sold in reliance on Regulation S.

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“Regulation S Legend” shall mean, with respect to any Series and Class of Notes, a legend generally to the effect that such Series and Class of Notes may not be offered, sold, pledged or otherwise transferred in the United States or to a U.S. Person (as defined under Regulation S) prior to the date that is 40 days following the later of the commencement of the initial offering of such Series of Notes and the Closing Date for such Series of Notes except pursuant to an exemption from the registration requirements of the Securities Act.

“Related Party” shall mean, with respect to any Obligor, any partner, member, shareholder, principal or Affiliate of such Obligor or of another Obligor, except that the term does not include any other Obligor.

“Related Property” shall mean:

(a)               with respect to an Asset Entity, assets that it owns that are related to its ownership of Fiber Network Assets and other property interests or its ownership of Additional Asset Entities, if any, or that are necessary or incidental to the such ownership or the discharge of the obligations of such Asset Entity under the Transaction Documents and under any Fiber Network Underlying Rights Agreements, including the rights of such Asset Entity (i) under the Transaction Documents, (ii) under the Customer Agreements, (iii) under the insurance policies contemplated or required by the Transaction Documents, (iv) in the Accounts established and maintained in the name of such Asset Entity, (v) in the Reserves and (vi) in all proceeds of all such Fiber Network Assets and other real property interests, Additional Asset Entities, if any, and other rights and assets;

(b)               with respect to the Issuer, assets that it owns that are related to its ownership of the Asset Entities or that are necessary or incidental to the discharge of the obligations of the Issuer under the Transaction Documents, including the rights of the Issuer (i) under the Transaction Documents, (ii) under the insurance policies contemplated or required by the Transaction Documents, (iii) in the Accounts established and maintained in the name of the Issuer, (iv) in the Reserves and (v) in all proceeds of all such Asset Entities and other rights and assets; and

(c)               with respect to the Guarantor, assets that it owns that are related to its ownership of the Issuer or that are necessary or incidental to the discharge of the obligations of the Guarantor under the Transaction Documents, including the rights of the Guarantor (i) under the Transaction Documents, (ii) under the insurance policies contemplated or required by the Transaction Documents and (iii) in all proceeds of all such rights and assets.

“Release Date” shall mean with respect to any Series and Class of Notes (other than any Series and Class of Notes that are designated as Tax Restricted Notes), the date that is 40 days following the later of (i) the Closing Date for such Series of Notes and (ii) the commencement of the initial offering of such Series of Notes in reliance on Regulation S.

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“Release Price” shall mean, in relation to the disposition of a Fiber Network Asset, an amount equal the product of (i) the Allocated Note Amount of such Fiber Network Asset and (ii) 125%.

“Remedial Work” shall mean any investigation, site monitoring, cleanup or other remedial work of any kind required under applicable Environmental Laws because of or in connection with any presence or release of any Hazardous Materials on, under or from any Fiber Network.

“Requesting Party” shall have the meaning ascribed to it in Section 11.11(c).

“Required Cash Liquidity Amount” shall mean, as of any Payment Date, the greater of (1) the excess, if any, of (a) the Required Liquidity Amount as of such Payment Date over (b) the sum of (i) the aggregate available amount of each Liquidity Reserve Letter of Credit that has been issued and is outstanding and undrawn as of such Payment Date and (ii) the aggregate outstanding commitments with respect to any Class A-1-L Notes; and (2) Minimum Cash Liquidity Amount.

“Required Letter of Credit Deposit Amount” shall have the meaning ascribed to it in Section 4.07(b).

“Required Liquidity Amount” shall mean, as of any Payment Date, an amount equal to (1) the sum of (a) the product of (i) the sum of (A) the amount of interest on the Class A Notes (other than any Class A-1-L Notes) and the Class B Notes due and payable on such Payment Date in respect of the related Interest Accrual Period with respect to such Payment Date, (B) any commitment fees and Letter of Credit Fees due and payable on such Payment Date to holders of the Class A-1 Notes, (C) the Indenture Trustee Fee, the Verification Agent Fee, the Servicing Fee, the Back-Up Manager Fees and the fees payable to any administrative agent for the Class A-1 Notes payable on such Payment Date, (D) expected Reserved Fixed Costs payable during the following Collection Period and (E) and any provision for bad debt taken with respect to the prior Collection Period and (ii) six and (b) the product of (i) the amount of interest on the Class C Notes due and payable on such Payment Date in respect of the related Interest Accrual Period with respect to such Payment Date and (ii) three less (2) the amount on deposit in the Content Cost, Network Expense and Insurance Reserve Account.

“Reserve Account” shall mean the non-interest bearing segregated trust accounts established by the Issuer for the purpose of holding funds in the Reserves including: (a) the Content Cost, Network Expense and Insurance Reserve Account, (b) the Cash Trap Reserve Account, (c) the Advance Fees Reserve Account, (d) any Yield Maintenance Reserve Account and (e) the Liquidity Reserve Account.

“Reserved Fixed Costs” shall mean any portion of (a) any Content Costs and Network Expenses with respect to the Fiber Networks, (b) any insurance premiums with respect to the Fiber Network Assets and (c) any Impositions, in each case which are fixed recurring direct costs or expenses.

“Reserves” shall mean the reserve funds held by or on behalf of the Indenture Trustee pursuant to this Base Indenture or the other Transaction Documents, including the funds held in the Reserve Accounts. For the avoidance of doubt, Reserves does not include amounts held in any Prefunding Account.

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“Responsible Officer” shall mean, (a) when used with respect to the Indenture Trustee, any officer within the corporate trust department of the Indenture Trustee, including any trust officer or any other officer of the Indenture Trustee, as applicable, who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Base Indenture, (b) when used with respect to an Obligor, shall mean an Executive Officer of the Issuer and (c) when used with respect to the Servicer, any officer within the primary servicing office of the Servicer, including any officer or any other officer of the Servicer, as applicable, who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Servicing Agreement and the other Transaction Documents.

“Restoration” shall have the meaning ascribed to it in Section 7.06(b).

“Retail Agreement” shall mean any current or future agreement between any Asset Entity and a Retail Customer relating to providing Services to such Retail Customer and related amounts receivable in connection therewith.

“Retail Churn Replacement Capital Expenditures” shall mean, with respect to any Collection Period, an amount equal to the product of (i)$669.50 and (ii) the Retail Gross Churn with respect to such Collection Period.

“Retail Customers” shall mean individual residents, residence owners or small-and-medium businesses within a Contributed Market that are party to a Customer Agreement.

“Retail Gross Churn” shall mean, with respect to any Collection Period, the number of Retail Customers as of the related Determination Date with respect to which the related Retail Customers have either (a) disconnected Services during such Collection Period or (b) failed to pay their fees during the prior three (3) consecutive Collection Periods, as of the last day of such Collection Period.

“Retail Maintenance Capital Expenditures” shall mean, with respect to any Collection Period, an amount equal to $0.21 multiplied by the number of Average Passings with respect to such Collection Period.

“Retail Monthly Revenue” means Monthly Revenue attributable to Retail Agreements.

“Retained Collections Contribution” shall have the meaning ascribed to it in Section 2.12(c).

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“Retained Collections Contribution Account” shall have the meaning ascribed to it in Section 3.01(d).

“Revenue Sharing Payments” shall mean, with respect to any Collection Period and any Fiber Network Assets, the portion of the amounts paid by the Customers to the Asset Entities or the Manager on behalf of the Asset Entities that the Asset Entities have agreed under the applicable Customer Agreement to pay to a third party.

“Rule 144A” shall mean Rule 144A promulgated under the Securities Act and any successor provision thereto.

“Rule 144A Global Note” shall mean, with respect to any Series and Class of Notes, a single global Note representing such Series and Class, in definitive, fully registered form without interest coupons, which Note does not bear a Regulation S Legend, offered and sold to Qualified Institutional Buyers in the United States of America in reliance on Rule 144A.

“Rule 144A Information” shall mean the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the Notes pursuant to Rule 144A.

“Scheduled Defeasance Payments” shall mean with respect to a particular Series, payments on or prior to, but as close as possible to (i) each Payment Date after the Defeasance Date and through and including the first Payment Date that is six months prior to the Anticipated Repayment Date for such Series in amounts equal to the scheduled payments of interest on the Notes and payments of the Indenture Trustee Fee and any other amounts due and owing to the Indenture Trustee, the Verification Agent Fee and any other amounts due and owing to the Verification Agent, Servicing Fees, Workout Fees, Other Servicing Fees and any other amounts due and owing to the Servicer, the Back-Up Manager Fees and any other amounts due and owing to the Back-Up Manager and (ii) the first Payment Date that is six months prior to the Anticipated Repayment Date for such Series in an amount equal to the Outstanding principal balance of each Class of Notes of such Series.

“Secured Parties” shall mean the Indenture Trustee, the Noteholders, the Back-Up Manager and the Servicer.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Senior Cash Trap DSCR” shall mean 1.70x.

“Senior Debt Service Coverage Ratio” or “Senior DSCR” shall mean, as of any Determination Date is the ratio of (a) the Aggregate Annualized Net Operating Income as of such date to (b) the sum of (i) the amount of interest that the Issuer will be required to pay over the succeeding twelve (12) Payment Dates on the aggregate principal balance of the Class A Notes and the Class B Notes Outstanding as of such Determination Date plus (ii) with respect to any Class A-1 Notes, the Manager’s good faith estimate of any commitment fees, Letter of Credit Fees and administrative expenses that the Issuer will be required to pay over the succeeding twelve (12) Payment Dates plus (iii) without duplication, the annualized Indenture Trustee Fee, Verification Agent Fee, Back-Up Manager Fees and Servicing Fees; provided that, as of any date during the Prefunding Period for a Series (if any), interest payable with respect to the Classes of Notes of that Series for which a portion of the net proceeds are reserved in a Prefunding Account will be calculated net of the aggregate Yield Maintenance Amounts with respect to that Series for each Payment Date during such twelve (12) Payment Date period that occurs during such Prefunding Period. For the purposes of calculating the Senior DSCR, it is assumed that the base rate, SOFR rate or CP Rate for the related Interest Accrual Periods with respect to any Class A-1 Notes will be equal to the then-current base rate, SOFR rate or CP Rate, as applicable.

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“Senior Leverage Ratio” shall mean, with respect to any date of determination, the ratio of (i) the excess of (x) the Note Principal Balance of all Class A Notes (other than any Class A-1-L Notes) and all Class B Notes over (y) all amounts remaining on deposit in a Prefunding Account with respect to any Class A Notes or Class B Notes, in each case on such date to (ii) the Aggregate Annualized Net Operating Income as of the last day of the most recently ended calendar month.

“Series” shall mean a series of Notes issued pursuant to this Base Indenture and a related Series Supplement.

“Series Supplement” shall mean a Series Supplement entered into by and among the Issuer and the Asset Entities party thereto, as the Obligors thereunder, and the Indenture Trustee, that authorizes the issuance of a particular Series of Notes pursuant to this Base Indenture and such Series Supplement pursuant to Section 2.07 hereof.

“Service Revenues” shall mean non-recurring charges paid by Customers to the Asset Entities or the Manager on behalf of the Asset Entities for Services such as network construction, engineering design, right-of-way acquisition, fiber splicing, installation services, professional services and similar services provided to the Customers on the Fiber Network Assets.

“Servicer” shall have the meaning set forth in the Servicing Agreement.

“Servicer Termination Event” shall have the meaning ascribed to it in the Servicing Agreement.

“Services” shall mean, collectively, fiber optic systems for the delivery of communication services (including broadband internet, video and voice solutions, high-speed Ethernet and other services and equipment).

“Servicing Agreement” shall mean the Servicing Agreement, dated as of December 5, 2025, between the Servicer and the Indenture Trustee, as amended, amended and restated or otherwise modified from time to time.

“Servicing Fee” shall have the meaning set forth in the Servicing Agreement.

“Servicing Standard” shall have the meaning set forth in the Servicing Agreement.

“Shenandoah Cable” shall mean Shenandoah Cable Television LLC.

“Shenandoah Telephone” shall mean Shenandoah Telephone Company.

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“Shenandoah Telephone Intertwined Backbone Assets” shall mean the fiber strands intertwined within certain “backbone” or “middle-mile” fiber-optic cables owned by Shenandoah Telephone and used to provide services to customers (including customers of Non-Securitization Entities).

“Shenandoah Telephone Last Mile Assets” shall mean certain “last mile” network infrastructure owned by Shenandoah Telephone and used to provide services to customers (including customers of Non-Securitization Entities).

“Shenandoah Telephone PoP Assets” shall mean certain PoPs owned by Shenandoah Telephone, consisting of the physical location of each such point of presence, certain related equipment within such PoP, and the utilities serving such PoP owned or leased by Shenandoah Telephone and used to provide services to customers (including customers of Non-Securitization Entities).

“Shentel Cable and Telephone Companies” shall mean, collectively, Shenandoah Cable, Chillicothe Telephone and Shenandoah Telephone.

“Special Servicing Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Special Servicing Period” shall mean any period of time during which any of the Notes constitute Specially Serviced Notes (as such term is defined in the Servicing Agreement).

“Specified Amendment” shall mean any amendment to the Transaction Documents in order to (i) allow for the addition of new types of Collateral, (ii) amend the Required Liquidity Amount or (iii) amend the definition of “Senior DSCR” or “DSCR”.

“Successor Manager” shall have the meaning set forth in the Management Agreement.

“Targeted Amortization Amount” shall mean, on each Payment Date with respect to any Class of Notes that provides for a Monthly Amortization Amount, the amount, if any, set forth in the Series Supplement for the Notes for such Payment Date.

“Tax Restricted Notes” shall mean any Series and Class of Notes for which the Issuer does not receive an opinion from nationally-recognized tax counsel that such Series and Class of Notes will be properly characterized as debt for U.S. federal income tax purposes (it being understood that such Series and Class of Notes will be designated as “Tax Restricted Notes” in the Series Supplement for such Series and Class).

“Term Notes” shall mean Notes of a Series designated at the time of issuance thereof as “Term Notes” and pursuant to which the Note Principal Balance thereof permanently decreases with any principal payment on such Notes.

“Transaction Documents” shall mean the Notes, this Base Indenture, each Indenture Supplement, the Holdco Guaranty, the Management Agreement, the Back-Up Management Agreement, the Servicing Agreement, the Cash Management Agreement, the Obligor Access Agreements, the Non-Securitization Entity Access Agreements, the Account Control Agreements, the contribution agreements and/or assignment and assumption agreements (and any similar transfer agreements entered into in connection with Additional Asset Entities or additional Fiber Network Assets), each joinder agreement to this Base Indenture executed by an Additional Asset Entity, and all other documents executed by the Guarantor or any Obligor in connection with the issuance of the Notes.

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“Transfer” shall mean any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Note.

“Transferee” shall mean any Person who is acquiring by Transfer any Ownership Interest in a Note.

“Transferor” shall mean any Person who is disposing by Transfer any Ownership Interest in a Note.

“Trust Estate” shall mean all money, instruments, rights and other property that are subject or intended to be subject to the Lien created by this Base Indenture for the benefit of the Noteholders and the other Secured Parties (including all property and interests Granted to the Indenture Trustee for the benefit of the Secured Parties), including all proceeds thereof.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York.

“Uncertificated Note” shall have the meaning ascribed to it in Section 2.01(a)(i).

“Underlying Interests” shall have the meaning ascribed to it in Section 8.01(a).

“United States” shall mean any State, Puerto Rico, Guam, American Samoa, the U.S. Virgin Islands and other territories or possessions of the United States of America, except with respect to U.S. federal income tax matters in which case it shall have the meaning given to it in the Code.

“Unpaid Monthly Amortization Amount” as of any date of determination shall mean, with respect to any Class of Notes that provides for a Monthly Amortization Amount, the amount, if any, of the Monthly Amortization Amount for such Notes on the Payment Date immediately preceding such date that was not paid on such preceding Payment Date.

“Verification Agent” shall initially mean the Indenture Trustee.

“Verification Agent Fee” shall mean the fee to be paid in arrears on each Payment Date to the Verification Agent as compensation for services rendered by it in its capacity as Verification Agent.

“Voting Rights” shall mean the voting rights evidenced by the respective Notes as determined in accordance with Section 12.04.

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“Wholesale Transition” shall mean a transaction in which the Issuer alters its business model by entering into a wholesale arrangement whereby it sells servicing of the residential customers to a third party.

“Workout Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Yield Maintenance Amount” shall mean, on each Payment Date, in accordance with the Manager’s written direction, an amount equal to interest that would accrue during the Interest Accrual Period preceding such Payment Date on the amount on deposit in the related Prefunding Account on the first day of such Interest Accrual Period at a rate per annum equal to the weighted average of the Note Rates for the Term Notes of the applicable Series as of the first day of such Interest Accrual Period.

“Yield Maintenance Reserve Account” shall mean each Reserve Account established in connection with the issuance of a Series of Term Notes, the purpose of which is to reserve funds equal to the amount of interest that will accrue during the period commencing on the Closing Date for such Series of Notes and ending on the first Payment Date following the scheduled date on which the related Prefunding Period ends on a portion of such Term Notes equal to the amount then on deposit in the applicable Prefunding Account at a rate per annum equal to the weighted average of the Note Rates for such Term Notes.

Section 1.02.      Rules of Construction. Unless the context otherwise requires:

(a)               a term has the meaning assigned to it;

(b)               accounting terms not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time;

(c)               “or” is not exclusive;

(d)               “including” means including without limitation;

(e)               words in the singular include the plural and words in the plural include the singular;

(f)                all references to “$” or “USD” are to United States dollars;

(g)               any agreement, instrument, regulation, directive or statute defined or referred to in this Base Indenture or in any instrument or certificate delivered in connection herewith means such agreement, instrument, regulation, directive or statute as from time to time amended, supplement or otherwise modified in accordance with the terms thereof and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein;

(h)               references to a Person are also to its permitted successors and assigns;

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(i)                 the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Base Indenture, shall refer to this Base Indenture as a whole and not to any particular provision of this Base Indenture, and Section, Schedule and Exhibit references are to this Base Indenture unless otherwise specified; and

(j)                 whenever the phrase “in direct order of alphabetical designation” or “highest alphabetical designation” or a similar phrase is used herein, it shall be construed to mean beginning with the letter “A” and ending with the letter “Z”; if any Series or Class is also given a numerical designation (e.g., “A1” or “A2”) the significance thereof shall be set forth in the related Series Supplement. Liquidity Funding Notes, which are required to be designated as “Class A-1-L Notes” shall be construed as having a higher “alphanumerical designation” (i.e., higher priority) than Variable Funding Notes, which are required to be designated as “Class A-1-V Notes”.

ARTICLE II

THE NOTES

Section 2.01.      The Notes.

(a)               Class A-1-V Notes.

(i)                 All Class A-1-V Notes shall be issued and delivered in fully registered, certificated form (the “Definitive Class A-1-V Notes”) or, at the request of a Holder or transferee, in uncertificated, fully registered form evidenced by entry in the Note Registrar (the “Uncertificated Notes”) if provided for in its Series Supplement. Any Definitive Class A-1-V Notes shall be substantially in the form or forms provided for in the Series Supplement for such Series; provided that any of the Class A-1-V Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Base Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Class A-1-V Notes may be admitted to trading, or to conform to general usage. Unless otherwise specified in the related Series Supplement, the Class A-1-V Notes shall be issued in minimum denominations of $25,000 and in any whole dollar denomination in excess thereof. With respect to any Uncertificated Note, the Indenture Trustee shall provide to the applicable Holder, upon request of such Holder, after registration of the Uncertificated Note in the Note Register by the Note Registrar a Confirmation of Registration, the form of which shall be set forth in Exhibit G attached hereto.

(ii)              The Class A-1-V Notes (other than Uncertificated Notes) shall be executed by manual or electronic (including portable document format (.pdf), DocuSign, “tif” or other similar technologies) signature by an Authorized Officer of the Issuer. Class A-1-V Notes bearing the manual or electronic (including portable document format (.pdf), DocuSign, “tif” or other similar technologies) signatures of individuals who were at any time the Authorized Officers of the Issuer shall be entitled to all benefits under this Base Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Class A-1-V Notes or did not hold such offices at the date of such Class A-1-V Notes. No Class A-1-V Note (other than Uncertificated Notes) shall be entitled to any benefit under this Base Indenture, or be valid for any purpose unless there appears on such Class A-1-V Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual or electronic (including portable document format (.pdf), DocuSign, “tif” or other similar technologies) signature, and such certificate of authentication upon any Class A-1-V Note shall be conclusive evidence, and the only evidence, that such Class A-1-V Note has been duly authenticated and delivered hereunder. The Indenture Trustee shall, upon receipt of an Issuer Order, authenticate and deliver (or register in the case of Uncertificated Notes) any Class A-1-V Notes executed by the Issuer for issuance pursuant to this Base Indenture. All Class A-1-V Notes shall be dated the date of their authentication (or registration, in the case of Uncertificated Notes).

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(iii)            Except as otherwise expressly provided herein:

(A)             Uncertificated Notes registered in the name of a Person shall be considered “held” by such Person for all purposes of this Indenture and its applicable Series Supplement; and

(B)              with respect to any Uncertificated Note, (a) references herein to authentication and delivery shall be deemed to refer to creation of an entry for such Uncertificated Note in the Note Register and registration of such Uncertificated Note the name of the owner, (b) references herein to cancellation of a Uncertificated Note shall be deemed to refer to de-registration of such Uncertificated Note and (c) references herein to the date of authentication of a Uncertificated Note shall refer to the date of registration of such Uncertificated Note in the Note Register in the name of the owner thereof.

(iv)             For the avoidance of doubt, no Confirmation of Registration shall be required to be surrendered (x) in connection with a transfer of the related Uncertificated Note or (y) in connection with the final payment of the related Uncertificated Note. In connection with (x) and (y) in the preceding sentence, the Indenture Trustee shall require a written request for registration or de-registration, as applicable, to be signed by the Holder and medallion guaranteed.

(v)               The Note Register shall be conclusive evidence of the ownership of an Uncertificated Note.

(vi)             Each Definitive Class A-1-V Note may also be exchanged in its entirety for an Uncertificated Note and, upon complete exchange thereof, such Note shall be cancelled and de-registered by the Note Registrar. Each of the Uncertificated Notes may be exchanged in its entirety for a Definitive Class A-1-V Note and, upon complete exchange thereof, such Uncertificated Note shall be de-registered by the Note Registrar. In connection with such exchanges, the applicable Holder shall request such exchange in writing to the Issuer and Indenture Trustee, provide the Indenture Trustee with such documents as it may require to effect such exchange and provide customary documentation as may be required by the Indenture Trustee and the Note Registrar.

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(vii)          Any Variable Funding Notes must be designated as “Class A-1-V Notes” and no Notes that are not Variable Funding Notes may be designated as “Class A-1-V Notes.”

(viii)        Subject to satisfaction of the conditions precedent set forth in the applicable Class A-1-V Note Purchase Agreement, the Issuer may increase the Outstanding Note Principal Balance in the manner provided in the Class A-1-V Note Purchase Agreement. Upon each such increase, the Indenture Trustee shall, or shall cause the Note Registrar to, indicate in the Note Register such increase.

(b)               Term Notes.

(i)                 The Term Notes shall be substantially in the form attached as Exhibit A-1, A-2, A-3 or A-4, as applicable; provided that any of the Term Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Base Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Notes may be admitted to trading, or to conform to general usage; provided, further, that, if specified in the applicable Series Supplement, all or a portion of any Class or Series of Term Notes may be initially issued in fully registered, certificated form (the “Definitive Term Notes” and together with the Definitive Class A-1-V Notes and Definitive Class A-1-L Notes, the “Definitive Notes”). The Term Notes shall be issuable in book-entry form and in accordance with Section 2.03 beneficial ownership interests in the Book-Entry Notes shall initially be held and transferred through the book-entry facilities of the Depositary. The Notes shall be issued in minimum denominations of $25,000 and in any whole dollar denomination in excess thereof; provided that unless set forth in the applicable Series Supplement, Tax Restricted Notes shall be issued in minimum denominations of $1,000,000 and in integral multiples of $1.00 in excess thereof.

(ii)              The Term Notes shall be executed by manual or electronic (including portable document format (.pdf), DocuSign, “tif” or other similar technologies) signature by an Authorized Officer of the Issuer. The Term Notes bearing the manual or electronic (including portable document format (.pdf), DocuSign, “tif” or other similar technologies) signatures of individuals who were at any time the Authorized Officers of the Issuer shall be entitled to all benefits under this Base Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Term Notes or did not hold such offices at the date of such Term Notes. No Term Note shall be entitled to any benefit under this Base Indenture, or be valid for any purpose unless there appears on such Term Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual or electronic (including portable document format (.pdf), DocuSign, “tif” or other similar technologies) signature, and such certificate of authentication upon any Term Note shall be conclusive evidence, and the only evidence, that such Term Note has been duly authenticated and delivered hereunder. The Indenture Trustee shall, upon receipt of an Issuer Order, authenticate and deliver any Term Notes executed by the Issuer for issuance pursuant to this Base Indenture. All Term Notes shall be dated the date of their authentication.

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(iii)            The aggregate principal amount of the Term Notes which may be authenticated and delivered under this Base Indenture shall be unlimited.

(c)               Class A-1-L Notes.

(i)                 All Class A-1-L Notes shall be issued and delivered in fully registered, certificated form (the “Definitive Class A-1-L Notes”) or, at the request of a Holder or transferee, in uncertificated, fully registered form evidenced by entry in the Note Registrar (the “Uncertificated Notes”) if provided for in its Series Supplement. Any Definitive Class A-1-L Notes shall be substantially in the form or forms provided for in the Series Supplement for such Series; provided that any of the Class A-1-L Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Base Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Class A-1-L Notes may be admitted to trading, or to conform to general usage. Unless otherwise specified in the related Series Supplement, the Class A-1-L Notes shall be issued in minimum denominations of $25,000 and in any whole dollar denomination in excess thereof. With respect to any Uncertificated Note, the Indenture Trustee shall provide to the applicable Holder, upon request of such Holder, after registration of the Uncertificated Note in the Note Register by the Note Registrar a Confirmation of Registration, the form of which shall be set forth in Exhibit G attached hereto.

(ii)              The Class A-1-L Notes (other than Uncertificated Notes) shall be executed by manual or electronic (including portable document format (.pdf), DocuSign, “tif” or other similar technologies) signature by an Authorized Officer of the Issuer. Class A-1-L Notes bearing the manual or electronic (including portable document format (.pdf), DocuSign, “tif” or other similar technologies) signatures of individuals who were at any time the Authorized Officers of the Issuer shall be entitled to all benefits under this Base Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Class A-1-L Notes or did not hold such offices at the date of such Class A-1-L Notes. No Class A-1-L Note (other than Uncertificated Notes) shall be entitled to any benefit under this Base Indenture, or be valid for any purpose unless there appears on such Class A-1-L Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual or electronic (including portable document format (.pdf), DocuSign, “tif” or other similar technologies) signature, and such certificate of authentication upon any Class A-1-L Note shall be conclusive evidence, and the only evidence, that such Class A-1-L Note has been duly authenticated and delivered hereunder. The Indenture Trustee shall, upon receipt of an Issuer Order, authenticate and deliver (or register in the case of Uncertificated Notes) any Class A-1-L Notes executed by the Issuer for issuance pursuant to this Base Indenture. All Class A-1-L Notes shall be dated the date of their authentication (or registration, in the case of Uncertificated Notes).

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(iii)            Except as otherwise expressly provided herein:

(A)             Uncertificated Notes registered in the name of a Person shall be considered “held” by such Person for all purposes of this Base Indenture and its applicable Series Supplement; and

(B)              with respect to any Uncertificated Note, (a) references herein to authentication and delivery shall be deemed to refer to creation of an entry for such Uncertificated Note in the Note Register and registration of such Uncertificated Note the name of the owner, (b) references herein to cancellation of a Uncertificated Note shall be deemed to refer to de-registration of such Uncertificated Note and (c) references herein to the date of authentication of a Uncertificated Note shall refer to the date of registration of such Uncertificated Note in the Note Register in the name of the owner thereof.

(iv)             For the avoidance of doubt, no Confirmation of Registration shall be required to be surrendered (x) in connection with a transfer of the related Uncertificated Note or (y) in connection with the final payment of the related Uncertificated Note. In connection with (x) and (y) in the preceding sentence, the Indenture Trustee shall require a written request for registration or de-registration, as applicable, to be signed by the Holder and medallion guaranteed.

(v)               The Note Register shall be conclusive evidence of the ownership of an Uncertificated Note.

(vi)             Each Definitive Class A-1-L Note may also be exchanged in its entirety for an Uncertificated Note and, upon complete exchange thereof, such Note shall be cancelled and de-registered by the Note Registrar. Each of the Uncertificated Notes may be exchanged in its entirety for a Definitive Class A-1-L Note and, upon complete exchange thereof, such Uncertificated Note shall be de-registered by the Note Registrar. In connection with such exchanges, the applicable Holder shall request such exchange in writing to the Issuer and Indenture Trustee, provide the Indenture Trustee with such documents as it may require to effect such exchange and provide customary documentation as may be required by the Indenture Trustee and the Note Registrar.

(vii)          Any Liquidity Funding Notes must be designated as “Class A-1-L Notes” and no Notes that are not Liquidity Funding Notes may be designated as “Class A-1-L Notes.”

(viii)        Subject to satisfaction of the conditions precedent set forth in the applicable Class A-1-L Note Purchase Agreement, the Issuer may increase or decrease the Outstanding Note Principal Balance in the manner provided in the Class A-1-L Note Purchase Agreement. Upon each such increase, the Indenture Trustee shall, or shall cause the Note Registrar to, indicate in the Note Register such increase.

Section 2.02.      Registration of Transfer and Exchange of Notes.

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(a)               The Issuer may, at its own expense, appoint any Person with appropriate experience as a securities registrar to act as Note Registrar hereunder; provided that in the absence of any other Person appointed in accordance herewith acting as Note Registrar, the Indenture Trustee agrees to act in such capacity in accordance with the terms hereof. The Note Registrar shall be subject to the same standards of care, limitations on liability and rights to indemnity as the Indenture Trustee, and the provisions of Sections 11.01, 11.02, 11.03, 11.04, 11.05(b), and 11.05(c) shall apply to the Note Registrar to the same extent that they apply to the Indenture Trustee and with the same rights of recovery. Any Note Registrar appointed in accordance with this Section 2.02(a) may at any time resign by giving at least 90 days’ advance written notice of resignation to the Indenture Trustee, the Servicer, the Back-Up Manager and the Issuer. The Issuer may at any time terminate the agency of any Note Registrar appointed in accordance with this Section 2.02(a) by giving written notice of termination to such Note Registrar, with a copy to the Indenture Trustee and the Servicer. If a successor Note Registrar does not take office within 30 days after the outgoing Note Registrar resigns or is removed, the outgoing Note Registrar may petition any court of competent jurisdiction for the appointment of a successor Note Registrar.

At all times during the term of this Base Indenture, there shall be maintained at the office of the Note Registrar a Note Register in which, subject to such reasonable regulations as the Note Registrar may prescribe, the Note Registrar shall provide for the registration of Notes and of transfers and exchanges of Notes as herein provided (or as set forth in any Series Supplement with respect to the transfer and registration or de-registration of any Uncertificated Note). The Issuer, the Servicer and the Indenture Trustee shall have the right to inspect the Note Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Note Registrar as to the information set forth in the Note Register.

Upon written request of any Noteholder of record made for purposes of communicating with other Noteholders with respect to their rights under this Base Indenture (which request must be accompanied by a copy of the communication that the Noteholder proposes to transmit), the Note Registrar, within 30 days after the receipt of such request, must afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar. Every Noteholder, by receiving such access, agrees with the Note Registrar and the Indenture Trustee that neither the Note Registrar nor the Indenture Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder, regardless of the source from which such information was derived.

(b)               No transfer, sale, pledge or other disposition of any Note or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. No transfer, sale, pledge or other disposition of any Tax Restricted Note or interest therein shall be made unless such transfer, sale, pledge or other disposition is otherwise made in accordance with Section 2.02(k).

Except as otherwise provided in a Series Supplement for a Series of Class A-1 Notes, if a transfer of any Note that constitutes a Definitive Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Notes or a transfer of a Book-Entry Note to a successor Depositary as contemplated by Section 2.03(c)), the Note Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon with no duty to confirm, verify or otherwise review and with no liability therefor) either: (i) a certificate from the Noteholder desiring to effect such transfer substantially in the form attached hereto as Exhibit B-4 or Exhibit B-5, as applicable, and a certificate from the prospective Transferee substantially in the form attached hereto as Exhibit B-2 or Exhibit B-3, as applicable; or (ii) an Opinion of Counsel satisfactory to the Note Registrar to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Issuer, the Servicer, the Indenture Trustee, the Manager, or the Note Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Noteholder desiring to effect such transfer or such Noteholder’s prospective Transferee on which such Opinion of Counsel is based. Notwithstanding any of the foregoing to the contrary, if a Definitive Term Note is transferred to a Holder who changes its form of interest therein to the form of a Global Note, such Holder shall not be obligated to provide any additional documentation.

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The transfer, sale, pledge or other disposition of any Class of a Series of Class A-1 Notes shall be subject to the terms of the Series Supplement for such Series and the applicable Class A-1-V Note Purchase Agreement or Class A-1-L Note Purchase Agreement, as applicable.

If a transfer of any interest in a Rule 144A Global Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Notes), then the Holder is deemed to represent to the Issuer and the Indenture Trustee that it is a Qualified Institutional Buyer and is acquiring a Rule 144A Global Note (or interest therein) for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are Qualified Institutional Buyers). Except as provided in the following two paragraphs, no interest in a Rule 144A Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Note.

Notwithstanding the preceding paragraph, any interest in a Rule 144A Global Note for a Class of Book-Entry Notes (other than a Rule 144A Global Note that is a Tax Restricted Note) may be transferred to any Person who takes delivery in the form of a beneficial interest in a Regulation S Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee in writing to debit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note, and credit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Rule 144A Global Note in respect of the applicable Class of Notes and increase the denomination of the Regulation S Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Also notwithstanding the foregoing, any interest in a Rule 144A Global Note with respect to any Class of Book-Entry Notes may be transferred by any Note Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of an IAI Global Note of the same Class as such Rule 144A Global Note upon delivery to the Note Registrar and the Indenture Trustee of (i) an Opinion of Counsel, certifications and/or other information satisfactory to the Issuer and (ii) such written orders and instructions as are required under the Applicable Procedures of the Depositary to direct the Indenture Trustee in writing to debit the account of a DTC Participant by the denomination of the transferred interests in such Rule 144A Global Note. Upon delivery to the Note Registrar of an Opinion of Counsel, certifications and/or other information satisfactory to the Issuer, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the subject Rule 144A Global Note by the denomination of the transferred interests in such Rule 144A Global Note and increase the denomination of the IAI Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

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If a transfer of any interest in a Definitive Term Note is to be made to a Rule 144A Global Note without registration under the Securities Act, then the new Holder is deemed to represent to the Issuer and the Indenture Trustee that it is a Qualified Institutional Buyer and is acquiring a Rule 144A Global Note (or interest therein) for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are Qualified Institutional Buyers).

Any interest in a Definitive Term Note with respect to any Class (other than a Definitive Term Note that is a Tax Restricted Note) may be transferred to any Person who takes delivery in the form of a beneficial interest in a Regulation S Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee in writing to credit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, that is equal to the denomination of beneficial interests in the Class of Definitive Term Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall increase the denomination of the Regulation S Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Any interest in a Definitive Term Note with respect to any Class may be transferred to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a beneficial interest in an IAI Global Note of the same Class upon delivery to the Note Registrar and the Indenture Trustee of (i) an Opinion of Counsel, certifications and/or other information satisfactory to the Issuer and (ii) such written orders and instructions as are required under the Applicable Procedures of the Depositary to direct the Indenture Trustee in writing. Upon delivery to the Note Registrar of an Opinion of Counsel, certifications and/or other information satisfactory to the Issuer, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall increase the denomination of the IAI Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

In the event of (and as a condition to) any transfer of a Definitive Term Note in accordance with the prior three paragraphs, such Definitive Term Note shall be surrendered to the Indenture Trustee for cancellation.

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Except as provided in the next paragraph, no beneficial interest in a Regulation S Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Note. On or prior to the Release Date, a Note Owner desiring to effect any such Transfer shall be required to obtain from such Note Owner’s prospective Transferee a written certification substantially in the form set forth in Exhibit B-1 certifying that such Transferee is not a U.S. Person (as defined under Regulation S). On or prior to the Release Date, beneficial interests in the Regulation S Global Note for each Class of Book-Entry Notes may be held only through Euroclear or Clearstream. The Regulation S Global Note for each Class of Book-Entry Notes shall be deposited with the Indenture Trustee as custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary.

Notwithstanding the preceding paragraph, after the Release Date, any interest in a Regulation S Global Note for a Class of Book-Entry Notes may be transferred to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Note or an IAI Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee in writing to debit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, and credit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note or IAI Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Regulation S Global Note in respect of the applicable Class of Notes and increase the denomination of the Rule 144A Global Notes or IAI Global Notes, as applicable, for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

None of the Issuer, the Indenture Trustee nor the Note Registrar shall be obligated to register or qualify any Class of Notes under the Securities Act or any other securities law or to take any action not otherwise required under this Base Indenture to permit the transfer of any Note or interest therein without registration or qualification. Any Noteholder or Note Owner desiring to effect a transfer, sale, pledge or other disposition of any Note or interest therein shall, and does hereby agree to, indemnify the Obligors, the Guarantor, any Initial Purchaser, the Indenture Trustee, the Verification Agent, the Manager, the Servicer, the Back-Up Manager and the Note Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

(c)               No transfer of any Note or any interest therein shall be made to any Plan Investor or to any Person who is acquiring such Note on behalf of a Plan Investor, except in each such case, in accordance with the following provisions of this Section 2.02(c). Any attempted or purported transfer of a Note in violation of this Section 2.02(c) will be null and void and vest no rights in any purported Transferee.

The Note Registrar shall not register the transfer of a Note that constitutes a Definitive Note or the transfer of an interest in a Book-Entry Note that following such purported transfer will constitute a Definitive Note unless the Note Registrar has received from the prospective Transferee a certification that (I) in the case of the Class A-1 Notes and Class B Notes, either (i) such prospective Transferee is not a Plan Investor or any person who is acquiring or holding such Note or any interest therein on behalf of, any Plan Investor, or (ii) such acquisition and holding by such Transferee of such Note or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Other Plan Laws and (II) in the case of Tax Restricted Notes, (A) it is not, and it is not investing on behalf of, a Benefit Plan Investor, or other Plan Investor that could result in the assets of the Issuer being deemed to constitute the assets of any such Plan Investor and (B) if it is, or is investing on behalf of, a Plan Investor subject to Other Plan Laws, its purchase and holding of such Note or any interest therein will not result in a violation of any applicable Other Plan Laws.

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It is hereby acknowledged that either of the forms of certification attached hereto as Exhibits B-2 and B-3 is acceptable for purposes of the preceding sentence. If a transfer of any interest in a Note is to be made and is permitted without delivering to the Note Registrar a certification as provided in this Section 2.02(c), the prospective Transferee of such Note, by its acquisition of such Note (or an interest therein), shall be deemed to have represented and warranted that (I) in the case of Class A-1 Notes and Class B Notes either (i) it is not, and it is not investing on behalf of, a Plan Investor or (ii) its acquisition and holding of such Note or any interest therein by such Transferee of such Note or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Other Plan Laws and (II) in the case of Tax Restricted Notes, (A) it is not, and it is not investing on behalf of, a Benefit Plan Investor, or other Plan Investor that could result in the assets of the Issuer being deemed to constitute the assets of any such Plan Investor and (B) if it is, or is investing on behalf of, a Plan Investor subject to Other Plan Laws, its purchase and holding of such Note or any interest therein will not result in a violation of any applicable Other Plan Laws.

(d)               If a Person is acquiring a Note as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Note Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Note Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications or agreements with respect to each such account as set forth in subsections (b), (c), (d) or (k), as appropriate, of this Section 2.02.

(e)               Subject to the preceding provisions of this Section 2.02, upon surrender for registration of transfer of any Note at the offices of the Note Registrar maintained for such purpose (or as set forth in any Series Supplement with respect to the transfer and registration or de-registration of any Uncertificated Note), one or more new Notes of authorized denominations of the same Class and Series evidencing a like aggregate Percentage Interest (except in the case of Uncertificated Notes) shall be executed, authenticated and delivered, in the name of the designated transferee or transferees, in accordance with Section 2.01(b)(ii).

(f)                At the option of any Noteholder, its Notes may be exchanged for other Notes of authorized denominations of the same Class and Series evidencing a like aggregate Percentage Interest, upon surrender (or de-registration) of the Notes to be exchanged at the offices of the Note Registrar maintained for such purpose. Whenever any Notes are so surrendered for exchange (or de-registration), the Notes which the Noteholder making the exchange is entitled to receive shall be executed, authenticated and delivered (or registered in the case of Uncertificated Notes) in accordance with Section 2.01(b)(ii).

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(g)               Every Note (other than Uncertificated Notes) presented or surrendered for transfer or exchange (or de-registration) shall (if so required by the Note Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in form satisfactory to, the Note Registrar duly executed by the Noteholder thereof or its attorney duly authorized in writing.

(h)               No service charge shall be imposed for any transfer or exchange (or de-registration) of Notes, but the Indenture Trustee or the Note Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange (or de-registration) of Notes.

(i)                 All Notes surrendered for transfer and exchange (other than Uncertificated Notes) shall be physically canceled by the Note Registrar, and the Note Registrar shall dispose of such canceled Notes in accordance with its standard procedures.

(j)                 The Note Registrar shall provide to each of the other parties hereto, upon reasonable written request and at the expense of the requesting party, an updated copy of the Note Register.

(k)               Notwithstanding anything herein to the contrary, any beneficial interest in any Tax Restricted Note may be transferred (directly or indirectly) only if (i) the Transferor of such beneficial interest notifies the Note Registrar in writing of its intention to Transfer such beneficial interest and (ii) such notice (1) identifies the Transferee, (2) contains a transfer certificate executed by the Transferee substantially in the form of Exhibit B-6, (3) contains any other information reasonably requested by the Note Registrar and (4) is delivered to the Issuer, the Note Registrar and the independent public accountants of the Issuer. The Note Registrar may conclusively rely on (i) any such notice, certificate and information and shall have no duty to make further inquiry, including any duty to inquire whether a holder holds for the account of one or more other persons and (ii) information provided to it by the Initial Purchasers on the applicable Closing Date with respect to the Holders and Beneficial Owners on the applicable Closing Date. Notwithstanding anything herein to the contrary, no transfer of any beneficial interest in any Tax Restricted Note of a Series shall be permitted if such transfer would (i) result in there being collectively more than the number of Persons specified in the applicable Series Supplement that may be Holders and Beneficial Owners of Tax Restricted Notes or (ii) cause the Issuer’s underlying assets to be deemed to be “plan assets” of Benefit Plan Investors. Any purported sales or Transfers of any beneficial interest in a Tax Restricted Note to a Transferee which does not comply with the requirements of this paragraph shall be null and void ab initio.

(l)                 Neither the Indenture Trustee nor the Note Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Base Indenture or under applicable law with respect to the transfer of any Note (and registration or de-registration of any Uncertificated Note) or the transfer of any interest in any Book-Entry Note other than to require delivery of the certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Base Indenture, and to examine the same to determine substantial compliance on their face to the express requirements of this Base Indenture. In connection with the transfer of any Note or the transfer of any interest in any Book-Entry Note pursuant to this Base Indenture, the Indenture Trustee and the Note Registrar shall be under no duty to inquire into the validity, legality and due authorization of such transfer pursuant to this Base Indenture.

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Section 2.03.      Book-Entry Notes.

(a)               Each Class and Series of Term Notes shall initially be issued as one or more Notes registered in the name of the Depositary or its nominee and, except as provided in Section 2.03(c), transfer of such Notes may not be registered by the Note Registrar unless such transfer is to a successor Depositary that agrees to hold such Notes for the respective Note Owners with Ownership Interests therein. Such Note Owners shall hold and, subject to Sections 2.02(b), 2.02(c) and 2.02(k), transfer their respective ownership interests in and to such Notes through the book-entry facilities of the Depositary and, except as provided in Section 2.03(c), shall not be entitled to Definitive Term Notes in respect of such ownership interests. Term Notes of each Class and Series of Notes initially sold in reliance on Rule 144A shall be represented by the Rule 144A Global Note for such Class and Series, which shall be deposited with the DTC Custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary. Term Notes of each Class and Series of Notes initially sold in offshore transactions in reliance on Regulation S shall be represented by the Regulation S Global Note for such Class and Series, which shall be deposited with the Indenture Trustee as custodian for the Depositary. All transfers by Note Owners of their respective ownership interests in the Book-Entry Notes shall be made in accordance with the procedures established by the DTC Participant or brokerage firm representing each such Note Owner. Each DTC Participant shall only transfer the ownership interests in the Book-Entry Notes of Note Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depositary’s normal procedures.

(b)               The Issuer, the Servicer, the Indenture Trustee and the Note Registrar shall for all purposes, including the making of payments due on the Book-Entry Notes, deal with the Depositary as the authorized representative of the Note Owners with respect to such Notes for the purposes of exercising the rights of Noteholders hereunder. The rights of Note Owners with respect to the Book-Entry Notes shall be limited to those established by law and agreements between such Note Owners and the DTC Participants and indirect participating brokerage firms representing such Note Owners. Multiple requests and directions from, and votes of, the Depositary as holder of the Book-Entry Notes with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Note Owners. The Indenture Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Noteholders and shall give notice to the Depositary of such record date.

(c)               Notes initially issued in the form of Book-Entry Notes will thereafter be issued as Definitive Notes or Uncertificated Notes to applicable Note Owners or their nominees, rather than to DTC or its nominee, only if the Issuer advises the Indenture Trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Notes and the Issuer is unable to locate a qualified successor. Upon the occurrence of the event described in the preceding sentence, the Indenture Trustee will be required to notify, in accordance with DTC’s procedures, all DTC Participants (as identified in a listing of DTC Participant accounts to which each Class and Series of Book-Entry Notes is credited) through DTC of the availability of such Definitive Notes. Upon surrender to the Note Registrar of any Class of Book-Entry Notes (or any portion of any Class thereof) by the Depositary, accompanied by re-registration instructions from the Depositary for registration of transfer, the Indenture Trustee or other designated party shall be required to cause the issuance of Definitive Notes in respect of such Class (or portion thereof) and Series to be executed and authenticated in accordance with Section 2.01(b)(ii) and delivered to the Note Owners identified in such instructions. None of the Issuer, the Servicer, the Indenture Trustee or the Note Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Notes for purposes of evidencing ownership of any Book-Entry Notes, the registered holders of such Definitive Notes shall be recognized as Noteholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Notes, subject to the conditions and restrictions contained in Section 2.02.

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(d)               None of the Obligors, the Guarantor, the Manager, the Indenture Trustee, the Servicer, the Back-Up Manager, the Note Registrar or the Initial Purchasers will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Section 2.04.      Mutilated, Destroyed, Lost or Stolen Notes. If (i) any mutilated Note is surrendered to the Note Registrar, or the Note Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Indenture Trustee and the Note Registrar such security or indemnity as may be reasonably required by them to hold each of them harmless, then, in the absence of written notice to the Indenture Trustee or the Note Registrar that such Note has been acquired by a bona fide purchaser, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of the same Class and Series and of like Percentage Interest shall be executed, authenticated and delivered in accordance with Section 2.01(b)(ii) (or registered in accordance with Section 2.01(a), in the case of an Uncertificated Note). Upon the issuance of any new Note under this Section 2.04, the Indenture Trustee and the Note Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Indenture Trustee and the Note Registrar) connected therewith. Any replacement Note issued (or registered in the case of Uncertificated Notes) pursuant to this Section 2.04 shall constitute complete and indefeasible evidence of ownership of such Note, as if originally issued, whether or not the lost, stolen or destroyed Note shall be found at any time.

Section 2.05.      Persons Deemed Owners. Prior to due presentment for registration of transfer, the Issuer, the Servicer, the Indenture Trustee, the Note Registrar and any agent of any of them may treat the Person in whose name any Note (or any other transfer and de-registration of Uncertificated Notes) is registered as the owner of such Note for the purpose of receiving payments pursuant to Article V and for all other purposes whatsoever, and neither the Issuer, the Servicer, the Indenture Trustee, the Note Registrar or any agent of any of them shall be affected by notice to the contrary.

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Section 2.06.      Certification by Note Owners.

(a)               Each Note Owner is hereby deemed, by virtue of its acquisition of an ownership interest in the Book-Entry Notes, to agree to comply with the transfer requirements of Section 2.02(c) and, if applicable, Section 2.02(k).

(b)               To the extent that under the terms of this Base Indenture it is necessary to determine whether any Person is a Note Owner, the Indenture Trustee and the Servicer may conclusively rely on a certificate of such Person in such form as shall be reasonably acceptable to the Indenture Trustee or the Servicer, as applicable, which specifies the Class, Series and Note Principal Balance of the Book-Entry Note beneficially owned; provided that none of the Indenture Trustee, the Servicer or the Note Registrar shall knowingly recognize such Person as a Note Owner if such Person, to the Knowledge of a Responsible Officer of the Indenture Trustee, the Servicer or the Note Registrar, as the case may be, acquired its ownership interest in a Book-Entry Note in violation of Section 2.02(c) or Section 2.02(k), or if such Person’s certification that it is a Note Owner is in direct conflict with information actually known by, or made known in writing to, a Responsible Officer of the Indenture Trustee, the Servicer or the Note Registrar, with respect to the identity of a Note Owner. The Indenture Trustee and the Note Registrar shall afford any Person providing information with respect to its Note ownership of any Book-Entry Note an opportunity to resolve any discrepancies between the information provided and any other information available to the Indenture Trustee or the Note Registrar, as the case may be. If any request would require the Indenture Trustee or the Servicer to determine the beneficial owner of any Note, the Indenture Trustee or the Servicer, as applicable, may condition its making such a determination on the payment by the applicable Person of any and all costs and expenses incurred or anticipated to be incurred by the Indenture Trustee or the Servicer, as applicable, in connection with such request or determination.

Section 2.07.      Notes Issuable in Series.

The Notes of the Issuer may be issued in one or more Series. Any series of Class A-1 Notes may be uncertificated if provided for in its Series Supplement. Each Series shall be issued pursuant to a Series Supplement (it being understood that a single Series Supplement may provide for more than one Series). There shall be established in one or more Series Supplements, prior to the issuance of Notes of any Series:

(i)                 the title of the Notes of such Series (which shall distinguish the Notes of such Series from Notes of other Series) and whether such Notes will be Class A-1-V Notes, Class A-1-L Notes or Term Notes;

(ii)              any limit upon the aggregate principal balance of the Notes of such Series that may be authenticated and delivered (other than with respect to Uncertificated Notes, which may be registered) under this Base Indenture (except for Notes authenticated and delivered (or with respect to Uncertificated Notes, registered) upon registration of transfer of, or in exchange for, or in lieu of, other Notes of such Series pursuant to Section 2.02 or Section 2.04);

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(iii)            the Targeted Amortization Amounts, if any, for Notes of such Series and the date or dates on which the principal of the Notes of such Series is payable;

(iv)             the rate or rates at which the Notes of such Series shall bear interest, if any, or the method by which such rate shall be determined, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the record dates for the determination of Holders to whom interest is payable (in each case to the extent such items are not specified herein or if specified herein to the extent such items are modified by such Series Supplement);

(v)               whether such Series has a Prefunding Period, and, if so, the funded amount of the related Prefunding Account, the applicable Classes of such Series that the Prefunding Account relates to, the expiration date of the related Prefunding Period, and the funded amount of the related Yield Maintenance Reserve Account applicable to such Series for purposes of Section 4.05.

(vi)             what action by the Issuer is necessary to satisfy the condition of obtaining or delivering a Rating Agency Confirmation hereunder from the applicable Rating Agencies (including, if applicable, any notice related information for such Rating Agencies);

(vii)          whether such Series contains one or more Classes of Class A-1-V Notes;

(viii)        whether such Series contains one or more Classes of Class A-1-L Notes;

(ix)             whether the Notes of such Series are Uncertificated Notes, Book-Entry notes or Definitive Notes;

(x)               if such Series includes the issuance of Tax Restricted Notes, the maximum number of Holders and Beneficial Owners of Tax Restricted Notes of such Series for purposes of Section 2.02(k); and

(xi)             any other terms of such Series (which terms shall not be inconsistent with the provisions of this Base Indenture except to the extent that such Series Supplement also constitutes an amendment of this Base Indenture pursuant to Article XIII).

The Notes of a Series may have more than one settlement or issue date. The Notes of each Series will be assigned to one or more Classes and, with respect to any Series of Notes issued after the Initial Closing Date, shall satisfy the requirements of Section 2.12(d) as of the date of issuance.

The Issuer agrees that it will not designate, for any Series and Class of Notes that are Tax Restricted Notes, a maximum number of Holders and Beneficial Owners for such Series and Class of Tax Restricted Notes that would cause the aggregate maximum number of Holders and Beneficial Owners for all Series and Classes of Tax Restricted Notes then Outstanding, collectively with the aggregate number of holders and beneficial owners of any other interests in the Issuer that are or may be treated as equity of the Issuer for U.S. federal income purposes, as determined for purposes of Treasury regulation 1.7704-1(h), to exceed 90.

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Section 2.08.      Principal Amortization. Other than with respect to any Series of Class A-1-L Notes, prior to the Anticipated Repayment Date for a Series, unless prior thereto (i) an Amortization Period commences and is continuing, (ii) any funds remain on deposit in a Prefunding Account at the end of the related Prefunding Period, (iii) the maturity of the Notes is accelerated following the occurrence and continuation of an Event of Default, (iv) a Cash Sweep Condition occurs or (v) as otherwise provided in Section 2.09, Section 7.06, Section 7.29 or the Series Supplement for such Series, no principal shall be required to be paid with respect to such Series. Any Outstanding principal of any Class A-1-L Notes will be paid on each Payment Date in accordance with Section 5.01(a), to the extent of the available funds. The Class Principal Balance of each Class of Notes, to the extent not earlier paid, shall be due and payable in its entirety on the Rated Final Payment Date for such Class.

Section 2.09.      Prepayments.

(a)               The Issuer may, at its option, prepay the Notes of any Series in whole or in part on any date; provided that

(i)                 the Issuer shall have provided written notice of such prepayment to the Indenture Trustee, the Back-Up Manager and Servicer no later than ten (10) Business Days prior to the date of such prepayment and payment of all accrued and unpaid interest on the principal amount of the Notes being prepaid up to and including the date of such prepayment (including any applicable Prepayment Consideration);

(ii)              in connection with any such optional prepayment in full or in part of the Notes, the Servicer, the Indenture Trustee and the Back-Up Manager (including in its capacity as Interim Successor Manager) shall be paid all unpaid Additional Obligor Expenses and all other unpaid fees, expenses and indemnities to the extent then due and payable to the Servicer, the Back-Up Manager (including in its capacity as Interim Successor Manager) and the Indenture Trustee, as applicable, under the Transaction Documents (in the case of a partial prepayment, only to the extent sufficient funds for payment in full of such amounts will not be available in the Collection Account for distribution on the following Payment Date);

provided, further, that any such prepayment shall be subject in all respects to the applicable requirements of the Depositary in connection with any prepayment and the Indenture Trustee shall have no responsibility or liability for the failure or delay of any such prepayments due to lack of compliance (other than, subject to timely receipt of any information or documents required for its compliance, by the Indenture Trustee or the Paying Agent) with the applicable requirements of or any other policies and procedures of the Depositary or any other act or omission of the Depositary.

(b)               In connection with each disposition of a Fiber Network Asset pursuant to Section 7.29, if and to the extent required thereunder, the Issuer shall prepay the Notes in an amount equal to the Release Price for such disposed Fiber Network Asset (and pay all amounts then due and payable to the Indenture Trustee, Verification Agent, the Servicer and the Back-Up Manager, including the Indenture Trustee Fee, Verification Agent Fee, Servicing Fee, Other Servicing Fees and Back-Up Manager Fees, in each case to the extent sufficient funds have not been deposited in the Collection Account for distribution on the applicable Payment Date) together with any applicable Prepayment Consideration, subject to Section 7.29(b).

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(c)               On the first Payment Date following the end of the Prefunding Period for a Series of Notes, if any funds remain in the Prefunding Account for such Series of Notes, the Indenture Trustee, at the written direction of the Manager acting on behalf of the Issuer, will use any amounts remaining on deposit in the Prefunding Account for such Series of Notes at the end of the Prefunding Period for such Series of Notes to the Collection Account to prepay the Term Notes of such Series of Notes in an amount equal to the amount of such funds. The amount to be prepaid will be allocated to each Term Note of the applicable Class of such Series of Notes pro rata based on the initial Note Principal Balance of such Term Note of such Class of such Series (without consideration of Class). Prepayment Consideration will be payable in connection with any prepayment of such Series of Notes from funds on deposit in the Yield Maintenance Reserve Account for such Series of Notes.

(d)               Optional partial prepayments made in conformity with the provisions of this Section 2.09 shall be applied to the Classes of all Notes in direct order of alphanumerical designation; provided that optional partial prepayments (other than to the extent made with funds on deposit in the Cash Trap Reserve Account) (i) may be directed in writing by the Issuer to be applied to the Class A-1-V Notes, the Class A-1-L Notes or to be applied to other Class A Notes, with any such application to other Class A Notes being in direct order of numerical designation and (ii) may be directed by the Issuer to be applied solely to Notes of a particular Series and shall be applied to the Classes of such selected Series of Notes in direct order of alphanumerical designation, except that no prepayment is required to be applied to any Class A-1-V Notes, unless (x) the commitment with respect to such Notes has been terminated or (y) such Notes are in an ARD Period; provided, further, that the application of any funds remaining in the Prefunding Account for a Series of Notes on the first Payment Date following the end of the Prefunding Period for such Series of Notes will be applied to each Term Note of such Series of Notes pro rata based on initial Note Principal balance of such Term Notes pursuant to Section 2.09(c); provided, further, that, if on such date a Cash Sweep Condition or Amortization Period is then in effect, such funds will be used to prepay such Notes in direct order of alphanumeric designation.

(e)               Except as otherwise provided in this Section 2.09(e) or in a Series Supplement for any Series of Term Notes, Prepayment Consideration shall be payable in connection with any prepayment of any Series of Term Notes prior to the ARD Prepayment Date applicable to such Term Notes, including in connection with, prepayments made in connection with dispositions of Fiber Network Assets pursuant to Section 7.29 that are made prior to the ARD Prepayment Date applicable to such Term Notes. On the date of any prepayment in connection with which Prepayment Consideration is payable, the Indenture Trustee or the Paying Agent, at the written direction of the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer), shall pay such Prepayment Consideration received in respect of any Class or Series of Notes to the Holders of the corresponding Class or Series of Notes pro rata based on the amount prepaid on each such Note.

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Except as provided in the Series Supplement with respect to a Series of Notes, Prepayment Consideration is not payable in connection with (i) monthly payments based upon the Monthly Amortization Amount for such Series of Notes; (ii) any prepayments made pursuant to Sections 5.01(a)(xiv), 5.01(a)(xvi) and 5.01(a)(xvii) during an Amortization Period or pursuant to Section 5.01(a)(xii) while a Cash Sweep Condition is in effect; (iii) any prepayments made pursuant to Section 5.01(a)(xiii) following an acceleration of the maturity of the Notes following the occurrence and during the continuation of an Event of Default; (iv) any prepayments made from unreinvested proceeds of a casualty or other loss of Fiber Networks pursuant to Section 7.06; (v) any prepayments made from funds on deposit in the Cash Trap Reserve Account; (vi) except as otherwise provided in a Series Supplement for a Series of Notes, any prepayment of any Series of Term Notes on or after the ARD Prepayment Date applicable to such Term Notes or (vii) prepayments of principal in full made in connection a Wholesale Transition in an aggregate amount up to the Par Call Amount. Any Prepayment Consideration due shall be paid in accordance with the priorities set forth in Section 5.01(a). Prepayment Consideration that is not paid when due if funds are not available to make such payment pursuant to Section 5.01(a) shall not bear interest. No Prepayment Consideration shall be payable in connection with prepayments of any Series of Class A-1-V Notes or Class A-1-L Notes.

(f)                Commencing on the Payment Date specified in a Series Supplement for any Series of Notes, and subject to the availability of funds for such purpose, a portion of the principal of the Notes of such Series will be payable on each Payment Date in an amount equal to the Monthly Amortization Amount for such Notes and such Payment Date if the Series Supplement for such Series specifies that the Monthly Amortization Amount shall apply to such Notes. Failure on the part of the Issuer to pay the entire Monthly Amortization Amount for such Notes on any Payment Date, other than the Rated Final Payment Date, will not constitute an Event of Default or otherwise provide to the Noteholders (or the Indenture Trustee for the benefit of the Secured Parties) any additional rights or remedies.

Section 2.10.      Post-ARD Additional Interest. Additional interest (“Post-ARD Additional Interest”) shall accrue in respect of each Class of Notes (other than any Class A-1-L Notes) during the ARD Period for such Class of Notes on the Note Principal Balance of each Note of such Class at a per annum rate (each, a “Post-ARD Additional Interest Rate”) equal to (x) in the case of any Series of Class A-1-V Notes, 5.0% per annum and (y) in the case of a Series of Term Notes, the rate determined by the Manager to be the greater of (i) 5.0% per annum and (ii) the amount, if any, by which the sum of the following exceeds the Note Rate for such Note: (A) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association) on the Anticipated Repayment Date for such Note of the United States Treasury Security having a remaining term closest to ten (10) years plus (B) 5.0%, plus (C) the Post-ARD Note Spread applicable to such Note. The Manager shall provide written notice to the Indenture Trustee of the Post-ARD Additional Interest Rate. In no event shall the Indenture Trustee be obligated to recalculate or verify the Post-ARD Additional Interest Rate. Post-ARD Additional Interest accrued for any Note shall not be payable until the aggregate Note Principal Balance of (x) all Notes with respect to which an ARD Period has commenced and is continuing and (y) all Class A-1-V Notes of any Series has been reduced to zero. Prior to such time, Post-ARD Additional Interest shall be deferred and added to any Post-ARD Additional Interest previously deferred and remaining unpaid (the “Deferred Post-ARD Additional Interest”). Deferred Post-ARD Additional Interest shall not bear interest. Payments in respect of the Post-ARD Additional Interest shall be allocated among the Classes of Notes in direct order of alphanumerical designation and shall be allocated within a Class to the Holder of each Note of that Class pro rata based on the amount of Post-ARD Additional Interest accrued on such Note.

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Section 2.11.      Defeasance.

(a)               At any time prior to the ARD Prepayment Date for any Outstanding Series of Term Notes with the latest Anticipated Repayment Date (such Payment Date, the “Defeasance Payment Date”), the Issuer may obtain the release from all covenants of this Base Indenture relating to ownership and operation of the Fiber Network Assets by delivering United States government securities that provide for payments on each Payment Date which replicate the required payments and scheduled Targeted Amortization Amounts, if any, due under the Transaction Documents with respect to all of the Notes then Outstanding, including the Indenture Trustee Fee and any other amounts due and owing to the Indenture Trustee, the Verification Agent Fee and any other amounts due and owing to the Verification Agent, Servicing Fees, Workout Fees, Other Servicing Fees and any other amounts due and owing to the Servicer, the Back-Up Manager Fees and any other amounts due and owing to the Back-Up Manager, if any, through the Defeasance Payment Date for each Series of Notes (including payment in full of the principal of the Notes on the related Defeasance Payment Date); provided that (i) no Event of Default has occurred and is continuing; (ii) the Issuer shall pay or deliver on the date of such defeasance (the “Defeasance Date”) (a) all interest accrued and unpaid on the Outstanding Class Principal Balance of each Class of Notes to but not including the Defeasance Date (and, if the Defeasance Date is not a Payment Date, the interest that would have accrued to but not including the next Payment Date), (b) all other sums then due under each Class of Notes and all other Transaction Documents executed in connection therewith, including any costs incurred in connection with such defeasance, and (c) U.S. government securities providing for payments equal to the Scheduled Defeasance Payments; and (iii) a notice shall have been delivered to the Rating Agencies. In addition, the Issuer shall deliver to the Indenture Trustee (1) a security agreement granting the Indenture Trustee for the benefit of the Secured Parties a first priority perfected security interest in the U.S. government securities so delivered by the Issuer, (2) an Opinion of Counsel as to the enforceability and perfection of such security interest and (3) a confirmation by an Independent certified public accounting firm that the U.S. government securities so delivered are sufficient to pay the Scheduled Defeasance Payments. The Issuer, pursuant to the security agreement described above, shall authorize and direct that the payments received from the U.S. government securities shall be made directly to the Indenture Trustee and applied to satisfy the obligations of the Issuer under the Notes and the other Transaction Documents.

(b)               If the Asset Entities will continue to own any material assets other than the U.S. government securities delivered in connection with the defeasance, the Issuer shall establish or designate a special-purpose bankruptcy-remote successor entity acceptable to the Indenture Trustee (acting at the written direction of the Servicer), with respect to which a substantive non-consolidation Opinion of Counsel reasonably satisfactory to the Indenture Trustee (consistent with the prior non-consolidation Opinion of Counsel most recently delivered to the Indenture Trustee) has been delivered to the Indenture Trustee and to transfer to that entity the pledged U.S. government securities. The new entity shall assume the obligations of the Issuer under the Notes being defeased and the security agreement and the Obligors and the Guarantor shall be relieved of their obligations in respect thereof under the Transaction Documents. The Issuer shall pay $10.00 to such new entity as consideration for assuming such obligations.

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(c)               If the Issuer satisfies the requirements of Section 2.11(a) to defease the Notes and delivers to the Indenture Trustee an Officer’s Certificate of the Issuer and an Opinion of Counsel in compliance with Section 15.01, the Indenture Trustee shall promptly execute, acknowledge and deliver to the Obligors a release of the Collateral under the applicable Transaction Documents in recordable form to the extent applicable for such release; provided that the Obligors shall, at their sole expense, prepare any and all documents and instruments necessary to effect such release, all of which shall be subject to the reasonable approval of the Indenture Trustee, and the Obligors shall pay all costs reasonably incurred by the Indenture Trustee (including reasonable attorneys’ fees and disbursements) in connection with the review, execution and delivery of the documents and instruments necessary to effect such release.

Section 2.12.      New Fiber Networks; Retained Collections Contributions; Additional Notes.

(a)               From time to time the Issuer may add one or more Additional Fiber Networks or Additional Obligor Fiber Networks acquired by an Asset Entity or the Issuer, as applicable, and the related Customer Agreements and Customer Accounts Receivable, as additional collateral for the Notes; provided that in connection with each such addition the following conditions, as certified to the Servicer and the Indenture Trustee by the Manager in accordance with Section 2.12(e), are satisfied immediately after giving effect to the addition: (i) with respect to any Additional Obligor Fiber Networks, Rating Agency Confirmation is received with respect thereto, (ii) the Indenture Trustee and the Servicer have received Opinions of Counsel (consistent with the Opinions of Counsel delivered on the most recently occurring Closing Date) as they may reasonably request, (iii) during a Special Servicing Period, the Servicer consents thereto, (iv) if such Fiber Network is an Additional Obligor Fiber Network, the Additional Asset Entity executes and delivers to the Indenture Trustee a Joinder Agreement; provided that the Indenture Trustee and the Servicer have no obligation to review such agreement and (v) the Manager delivers an updated schedule reflecting such Additional Fiber Networks to the Indenture Trustee, each Rating Agency, the Back-Up Manager and the Servicer. For the avoidance of doubt, Additional Fiber Network Assets may be contributed as additional collateral for the Notes at any time without satisfying the conditions set forth in this Section 2.12(a).

(b)               Notwithstanding anything in this Base Indenture to the contrary, Parent and any of its Affiliates (other than the Guarantor or an Obligor) shall be permitted to own and manage fiber networks that are not included as part of the Collateral (such sites, “Excluded Fiber Networks”). If Excluded Fiber Networks are owned prior to, or acquired after, the Closing Date for any Series of Notes by Parent or any of its Affiliates that is not an Asset Entity and Parent or such other Affiliate thereby owns or acquires a customer agreement, or proposes to enter into a customer agreement, with respect to the related fiber network with a party that is also a Customer under a Customer Agreement, such new customer agreement will be separate from and independent of any Customer Agreement between such party and an Asset Entity.

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(c)               Any Obligor may designate cash capital contributions made to such Obligor at any time by the Parent or an affiliate of the Parent (each such cash capital contribution so designated by such Obligor, a “Retained Collections Contribution”) for deposit into the Retained Collections Contribution Account. Any Retained Collections Contribution deposited into the Retained Collections Contribution Account may be designated by the Obligors, acting at the direction of the Manager, as part of Aggregate Annualized Net Operating Income for up to one (1) year, so long as such amounts are held in the Retained Collections Contribution Account in an amount not to exceed the amount set forth in the Series Supplement for any Series of Notes Outstanding; provided that any Retained Collections Contributions shall be excluded from the amount of Aggregate Annualized Net Operating Income for purposes of calculations to determine whether the Issuer may issue Additional Notes or make any draws on any Class A-1-V Notes. The Obligors (or the Manager on their behalf) may (and to the extent of any shortfalls in amounts due pursuant to priorities (i) through (x) of the priorities set forth in Section 5.01(a), shall) direct the Indenture Trustee in writing to release any Retained Collections Contributions from the Retained Collections Contribution Account for deposit into the Collection Account on any Payment Date for application in accordance with the priorities set forth in Section 5.01(a) pursuant to the Manager Report. For the avoidance of doubt, Retained Collections Contributions will not be annualized. Further, any Obligor may designate cash capital contributions made to such Obligor for the purpose of purchasing of Additional Fiber Network Assets or Additional Obligor Fiber Network Assets, and any Obligor may also accept the contribution of Additional Fiber Network Assets and Additional Obligor Fiber Network Assets, and the related Customer Agreements and Customer Accounts Receivable, to such Obligor as capital contributions to such Obligor.

(d)               Except during the Prefunding Period of a Series of Notes, the Issuer may at any time and from time to time issue additional Notes (“Additional Notes”) pursuant to a Series Supplement in one or more Classes each of which will rank pari passu with, and be rated the same as, each Class of Notes Outstanding bearing the same alphanumerical Class designation (regardless of Series or date of issuance), if any, and may have other characteristics different than the other Outstanding Notes, in each case, to the extent that any Notes (other than Additional Notes) will remain outstanding after the issuance of such Additional Notes (such Notes, “Continuing Notes”), in each case, subject to the satisfaction of the following conditions: (A) the Senior DSCR after giving effect to such issuance (and any concurrent acquisition of any Additional Fiber Network Assets or Additional Obligor Fiber Network Assets and any concurrent repayment of Notes) is equal to or greater than 1.85x, (B) Rating Agency Confirmation with respect to each Class of Continuing Notes is obtained from each Rating Agency then rating such Continuing Notes, and (C) the Issuer receives an Opinion of Counsel (which opinion may contain similar assumptions and qualifications as are contained in the Opinion of Counsel delivered on the Initial Closing Date) to the effect that the issuance of such Additional Notes will not, for U.S. federal income tax purposes, (x) cause any of the Continuing Notes to be deemed to have been exchanged for a new debt instrument, (y) cause the Issuer to be taxable as other than a disregarded entity or a partnership or (z) cause any of the Continuing Notes that are characterized as indebtedness to be characterized as other than indebtedness. Further, the Issuer may, but is not obligated to, issue Additional Notes of an existing Series or Class if such Notes are fungible with the applicable Series or Class of Notes for U.S. federal income tax purposes, or issued pursuant to a separate CUSIP number, subject to the other provisions for the issuance of Additional Notes set forth in this Section 2.12(d). Such Additional Notes may rank senior to, pari passu with or subordinate to the existing Notes and shall be pari passu with and rated the same as the Class of Notes bearing the same alphabetical Class designation, as applicable. Class A-1-V Notes of a Series of Notes may have an Anticipated Repayment Date that is earlier than the Anticipated Repayment Date for any other Notes in the same Series. In the event that the Outstanding principal balance of such Class A-1-V Notes is not paid in full, extended or otherwise refinanced in full (including pursuant to a renewal of the commitments of such Class A-1-V Notes) on or prior to the Anticipated Repayment Date for such Class A-1-V Notes, no Amortization Period shall commence and no Event of Default shall occur, but the Issuer’s ability to borrow any additional amounts under such Class A-1-V Notes shall be terminated as described in the related Series Supplement.

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(e)               In connection with the addition of any Additional Fiber Network or Additional Obligor Fiber Network pursuant to Section 2.12(a), the Manager shall deliver to the Indenture Trustee and the Servicer an Officer’s Certificate that includes a certification that the applicable conditions of Section 2.12(a) have been satisfied; and in connection with the issuance of any Series of Additional Notes pursuant to Section 2.12(d), the Manager shall deliver to the Indenture Trustee and the Servicer an Officer’s Certificate that includes a certification that the applicable conditions of Section 2.12(d) have been satisfied.

Section 2.13.      Appointment of Verification Agent.

(a)               The Issuer shall appoint a verification agent (the “Verification Agent”) who will review, recalculate and confirm the arithmetic accuracy of certain calculations contained in the Manager Report based solely on the information set forth in such Manager Report. The Issuer may appoint one or more additional verification agents. The term “Verification Agent” shall include any additional verification agent. The Issuer may change the Verification Agent without prior notice to any Noteholder. The Issuer shall notify the Indenture Trustee in writing of the name and address of any Verification Agent not a party to this Base Indenture. The Indenture Trustee is hereby initially appointed as the Verification Agent and shall be entitled to all rights, protections, privileges and immunities afforded to the Indenture Trustee under the Transaction Documents.

(b)               The Controlling Class Representative may replace any existing Verification Agent that has resigned or otherwise ceased to serve as Verification Agent, with a successor verification agent that is reasonably acceptable to the Indenture Trustee (acting at the written direction of the Noteholders). The Controlling Class Representative shall so designate a Person (the “Designated Verification Agent”) to serve as successor verification agent by the delivery to the Indenture Trustee, the proposed successor verification agent and the existing Verification Agent of a written notice stating such designation. The Indenture Trustee shall, promptly after receiving any such notice, deliver to the Rating Agencies an executed Notice and Acknowledgment in the form of Exhibit H. The Designated Verification Agent shall become the Verification Agent on the date as of which the Indenture Trustee shall have received: (i) Rating Agency Confirmation with respect to each Series; (ii) an Acknowledgment of Proposed Verification Agent in the form of Exhibit I, executed by the Designated Verification Agent; and (iii) an Opinion of Counsel (which shall not be an expense of the Indenture Trustee) substantially to the effect that (A) the designation of the Designated Verification Agent to serve as Verification Agent is in compliance with this Section 2.13, (B) the Designated Verification Agent is validly existing and in good standing under the laws of the jurisdiction of its organization, (C) the Acknowledgment of Proposed Verification Agent has been duly authorized, executed and delivered by the Designated Verification Agent and (D) upon the execution and delivery of the Acknowledgment of Proposed Verification Agent, the Designated Verification Agent shall be bound by the terms of this Base Indenture and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, that this Base Indenture shall be enforceable against the Designated Verification Agent in accordance with its terms. Any existing Verification Agent shall be deemed to have been terminated simultaneously with the Designated Verification Agent’s becoming the Verification Agent hereunder; provided that the terminated Verification Agent shall be entitled to receive, in connection with, and upon the effective date of, its termination, payment out of the Collection Account of all of its accrued and unpaid Verification Agent Fee earned pursuant to Section 11.05 and reimbursement of any outstanding Additional Obligor Expenses previously made or incurred by the terminated Verification Agent and any other amounts which the terminated Verification Agent is entitled to receive and which remain unpaid or unreimbursed; and provided, further that the terminated Verification Agent shall continue to be entitled to receive all other amounts accrued or owing to it under this Base Indenture or under any of the other Transaction Documents on or prior to the effective date of such termination. Such terminated Verification Agent shall reasonably cooperate with the Indenture Trustee and the replacement Verification Agent in effecting the transfer of the terminated Verification Agent’s responsibilities and rights hereunder to its successor. The reasonable out-of-pocket costs and expenses of any such transfer shall in no event be paid by the Indenture Trustee or the Verification Agent, and instead shall be paid by the Controlling Class Representative or the holders (or, if applicable, the Note Owners) of the Class of Notes that directed the Controlling Class Representative to remove the terminated Verification Agent, as such parties may agree, provided that no such transfer shall become effective until such reasonable out-of-pocket costs and expenses have been paid in full by the Controlling Class Representative or the holders (or, if applicable, the Note Owners) of the Class of Notes that directed the Controlling Class Representative to remove the terminated Verification Agent.

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ARTICLE III

ACCOUNTS

Section 3.01.      Establishment of Collection Account, Prefunding Accounts, Reserve Accounts and Retained Collections Contribution Account.

(a)               On or prior to the Initial Closing Date, an Eligible Account shall be established by the Issuer, in the name of the Issuer subject to the Lien of the Indenture Trustee for the benefit of the Secured Parties to serve as the collection account (such account, and any account replacing the same in accordance with this Base Indenture and the Cash Management Agreement, the “Collection Account”; and the depositary institution in which the Collection Account is maintained, the “Collection Account Bank”). The Collection Account Bank shall initially be the Indenture Trustee and shall be entitled to all rights, protections, privileges and immunities afforded to the Indenture Trustee under the Transaction Documents as if they were each expressly set forth herein for the benefit of the Collection Account Bank, mutatis mutandis.

(b)               On or before the Initial Closing Date for any Series of Notes for which a Prefunding Account is established, an Eligible Account shall be established by the Issuer, in the name of the Issuer subject to the Lien of the Indenture Trustee for the benefit of the Holders of such Series of Notes and the other Secured Parties, to serve as the Prefunding Account for such Series of Notes (the depositary institution in which such Prefunding Account is maintained, the “Prefunding Account Bank”). The Prefunding Account Bank shall initially be the Indenture Trustee and shall be entitled to all rights, protections, privileges and immunities afforded to the Indenture Trustee under the Transaction Documents as if they were each expressly set forth herein for the benefit of the Collection Account Bank, mutatis mutandis.

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(c)               The Issuer shall also establish the Reserve Accounts, which accounts are established and maintained pursuant to this Section 3.01(c) and more particularly described in the Cash Management Agreement, as Eligible Accounts, in the name of the Issuer subject to the Lien of the Indenture Trustee for the benefit of the Secured Parties. The Collection Account, the Prefunding Account, the Reserve Accounts and the Retained Collections Contribution Account shall be non-interest bearing segregated trust accounts under the sole dominion and control of the Indenture Trustee (which dominion and control may be exercised by the Servicer as provided by the express terms of this Base Indenture or any other Transaction Document or other designee of the Indenture Trustee); and except as expressly provided hereunder or in the Collection Account Control Agreement or the Cash Management Agreement, the Obligors shall not have the right to control or direct the investment or payment of funds therein. The Obligors may elect to change any financial institution in which any Account shall be maintained if such institution is no longer an Eligible Bank, subject to the immediately preceding sentence.

(d)               On or prior to the Initial Closing Date, an Eligible Account shall be established by the Issuer, in the name of the Issuer subject to the Lien of Indenture Trustee for the benefit of the Secured Parties to serve as the collection account for Retained Collections Contributions (such account, and any account replacing the same in accordance with this Base Indenture and the Cash Management Agreement, “Retained Collections Contribution Account”).

(e)               The Issuer shall pay all reasonable out-of-pocket costs and expenses incurred by the Indenture Trustee in connection with the transactions and other matters contemplated by this Section 3.01, including the Indenture Trustee’s reasonable attorneys’ fees and expenses, and all reasonable fees and expenses of the Collection Account Bank and Prefunding Account Bank, including their reasonable attorneys’ fees and expenses.

Section 3.02.      Deposits to the Control Accounts and to the Collection Account; Excluded Amounts.

(a)               Deposits to Control Accounts. On and after the Initial Closing Date, the Obligors shall direct each Customer to pay all Fees and other amounts due to the Asset Entities pursuant to Customer Agreements (other than Excluded Amounts) into accounts that the Asset Entities agree to use commercially reasonable efforts to ensure are Control Accounts, and the Obligors agree to deposit all other Receipts due to the Asset Entities in respect of the Fiber Network Assets that have not been identified as Excluded Amounts within two (2) Business Days following identification by the Manager or the Obligors, to the applicable Control Accounts.

(b)               Deposits to the Collection Account. On or prior to the second Business Day following identification thereof, the Manager, acting on behalf of the Obligors, shall withdraw any amount on deposit in the Control Accounts that constitutes Collections from the Control Accounts and deposit such amounts into the Collection Account. All Collections on deposit in the Collection Account with respect to such Collection Period shall be applied or allocated on the immediately following Payment Date in accordance with the priority of payments for the application of funds set forth in Section 5.01 except to the extent otherwise set forth herein. All amounts on deposit in the Collection Account that the Manager, acting on behalf of the Obligors, has identified as deposited to the Collection Account in error may be withdrawn by the Indenture Trustee acting pursuant to the written direction of the Manager, acting on behalf of the Issuer, from the Collection Account for application in the manner directed by the Manager, acting on behalf of the Obligors. The Indenture Trustee shall not be responsible for monitoring the Control Accounts or Collection Account and all fees, expenses and indemnity amounts payable to any entity that is holding such Control Account or the Collection Account shall, with respect to such account, be treated as costs and expenses borne by the Obligors and paid as Additional Obligor Expenses.

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(c)               Excluded Amounts. The Manager, acting on behalf of the Obligors, may at any time withdraw amounts on deposit in the Control Accounts, the Collection Account or the Cash Trap Reserve Account that are identified as Excluded Amounts and may otherwise direct the release of amounts held by or on behalf of the Obligors that are identified as Excluded Amounts or that are otherwise not allocable to the Obligors.

Section 3.03.      Withdrawals from the Collection Account. The Indenture Trustee shall, from time to time and in accordance with the written direction of the Manager (or, when the Notes become Specially Serviced Notes, with the written direction of the Servicer), without regard to the limitations described under Section 5.01, make withdrawals from the Collection Account (i) to pay to the Persons entitled thereto any amounts deposited in error, (ii) to pay to itself, the Servicer, the Back-Up Manager and the Verification Agent the Indenture Trustee Fee, the Servicing Fee, the Other Servicing Fees, the Back-Up Manager Fees and the Verification Agent Fee and accrued and unpaid expenses and indemnities payable to it, the Servicer, the Back-Up Manager and the Verification Agent, as applicable, and (iii) to clear and terminate the Collection Account on the date the Notes are no longer Outstanding. During an Amortization Period or if an Event of Default has occurred and is continuing, the Indenture Trustee shall, from time to time and in accordance with the written direction of the Manager, without regard to the limitations described under Section 5.01, make withdrawals from the Collection Account to pay or reimburse the Servicer, the Verification Agent, the Back-Up Manager and the Indenture Trustee for any amounts then due to the Servicer, the Verification Agent, the Back-Up Manager and the Indenture Trustee under the Transaction Documents. To the extent that the Indenture Trustee makes withdrawals in the manner described in clauses (i) through (iii) of the preceding sentence, such amounts shall not be paid on any Payment Date pursuant to the priority of payments for the application of funds set forth under Section 5.01.

Section 3.04.      Application of Funds in the Collection Account. Funds in the Collection Account shall be allocated to the Reserve Accounts in accordance with Section 5.01(a) of this Base Indenture and Section 3.03 of the Cash Management Agreement; provided that amounts on deposit in the Collection Account on any Payment Date which were received in the preceding Collection Period but are attributable to amounts due from a Customer in a succeeding Collection Period shall remain in the Collection Account and not be deemed to be available for distribution until the Payment Date following the Collection Period in which such amounts were due from such Customer. The amount available on each Payment Date to be so distributed is referred to as the “Available Funds” with respect to such Payment Date.

Section 3.05.      Application of Funds after Event of Default. If the maturity of the Notes has been accelerated following the occurrence and continuation of an Event of Default, then notwithstanding anything to the contrary in this Article III, the Servicer (acting on behalf of the Indenture Trustee) shall have all of the rights and remedies of the Indenture Trustee on behalf of the Secured Parties available under applicable law and under the Transaction Documents. Without limitation of the foregoing, for so long as the maturity of the Notes has been accelerated following the occurrence and continuation of an Event of Default, the Indenture Trustee (at the written request of the Servicer) may use funds on deposit in the Collection Account on the last day of the immediately preceding Collection Period or the Reserve Accounts (or any portion thereof) and all other cash reserves held or controlled by or on behalf of the Indenture Trustee for the payment of all or any portion of any of the Obligations; provided that such application of funds shall not cure or be deemed to cure any default; provided, further, that any such payments with regard to any application of any such amounts shall be made in accordance with the priorities set forth in Article V. If the maturity of the Notes has been accelerated following the occurrence and continuation of an Event of Default, the Indenture Trustee shall use funds in each Prefunding Account to repay the Notes of the related Series, prior to the allocation of any other funds to the repayment of such Notes. The provisions of this Section are subject to the provisions of Section 10.01 and Section 11.01(a).

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ARTICLE IV

RESERVES

Section 4.01.      Security Interest in Reserves; Other Matters Pertaining to Reserves.

(a)               The Obligors hereby grant to the Indenture Trustee for the benefit of the Secured Parties a security interest in and to all of the Obligors’ right, title and interest in and to the Account Collateral, including the Reserves, as security for payment and performance of all of the Obligations hereunder and under the other Transaction Documents. The Reserves constitute Account Collateral and are subject to the security interest in favor of the Indenture Trustee created herein and all provisions of this Base Indenture and the other Transaction Documents pertaining to Account Collateral. Income realized from the investment of funds in any Prefunding Account shall be paid to the Issuer on each Payment Date if written direction of the Manager has been timely received by the Indenture Trustee. All Permitted Investments shall mature no later than one Business Day prior to each Payment Date or otherwise when such funds are required to be distributed pursuant to Section 5.01(a).

(b)               In addition to the rights and remedies provided in Article III and elsewhere herein, following an acceleration of the maturity of the Notes following the occurrence and the continuation of an Event of Default, the Indenture Trustee and the Servicer (acting on behalf of the Indenture Trustee) shall have all rights and remedies pertaining to the Reserves as are provided for in any of the Transaction Documents or under any applicable law. Without limiting the foregoing, upon and at all times following an acceleration of the maturity of the Notes following the occurrence and the continuation of an Event of Default, the Indenture Trustee, at the written direction of the Servicer, may use funds on deposit in the Reserve Accounts (other than the Prefunding Account) (or any portion thereof) and all other cash reserves held by or on behalf of the Indenture Trustee for any purpose, including those that are then due and owing in any combination of the following: (i) the payment of any of the Obligations of any of the Obligors under the Notes, including any Prepayment Consideration applicable upon such payment in such order as directed in writing and the performance of all other terms, conditions and covenants under the Transaction Documents; provided that such application of funds shall not cure or be deemed to cure any default; provided, further, that any payments with regard to any application of any such amounts shall be made in accordance with the priorities set forth in Section 5.01; (ii) reimbursement of the Indenture Trustee and the Servicer for any actual losses, expenses and outstanding fees (including reasonable legal fees); (iii) payment for the obligations for which such Accounts were created or the funds therein were required to be reserved; and (iv) application of such funds in connection with the exercise of any and all rights and remedies available to the Indenture Trustee or Servicer at law or in equity or under this Base Indenture or pursuant to any of the other Transaction Documents. Nothing contained in this Base Indenture shall obligate the Indenture Trustee or the Servicer to apply all or any portion of the funds in the Reserve Accounts during the continuation of an Event of Default to payment of the Notes or in any specific order of priority except as set forth in the proviso in the immediately preceding sentence.

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Section 4.02.      Funds Deposited with Indenture Trustee.

(a)               Permitted Investments; Return of Reserves to Obligors. Unless otherwise expressly provided herein, all funds of the Obligors which are deposited with the Collection Account Bank as Reserves, into the Retained Collections Contribution Account, or with the Prefunding Account Bank hereunder shall be invested by such institution in one or more Permitted Investments if so directed by the Manager in writing (which may be standing instructions) in accordance with the Cash Management Agreement. Absent any such direction, the funds deposited with the Collection Account Bank, in the Retained Collections Contribution Account or with the Prefunding Account Bank shall remain uninvested. Any investment income with respect thereto shall be credited to the Account in which such income was earned. After repayment of all of the Obligations, all funds held as Reserves shall be promptly returned to, or as directed by, the Issuer on behalf of the Obligors. All Permitted Investments shall mature or be liquidated no later than one Business Day prior to each Payment Date or otherwise when such funds are required to be distributed pursuant to Section 5.01. Each of the Collection Account Bank and the Prefunding Account Bank shall not in any way be held liable by reason of any insufficiency in any of the Accounts (other than the Control Accounts) resulting from any loss on any Permitted Investment included therein, except for losses attributable to the Collection Account Bank’s or the Prefunding Account Bank’s failure to make payments on such Permitted Investments issued by the Collection Account Bank or the Prefunding Account Bank, as applicable, in its commercial capacity as principal obligor and not as trustee, in accordance with their terms.

(b)               Funding at Closing. The Obligors shall deposit with the Indenture Trustee the amounts necessary to fund each of the Reserves and each Prefunding Account as set forth below. Deposits into the Reserves or Prefunding Account, as the case may be, on any Closing Date may occur by deduction from the amount of proceeds of the issuance of the Notes on such Closing Date that otherwise would be disbursed to the Issuer, followed by deposit of the same into the applicable Reserve Account in accordance with the Cash Management Agreement or the applicable Series Supplement on such Closing Date. Notwithstanding such deductions, such Notes shall be deemed for all purposes to be issued in full on the applicable Closing Date.

(c)               Funding upon any Addition of Additional Fiber Networks or Additional Obligor Fiber Networks. The Obligors shall deposit, upon the addition of any Additional Fiber Networks or Additional Obligor Fiber Networks, any amounts necessary to fully fund the Reserves described in Section 4.03 and Section 4.04 after giving effect to any increase in the Reserves made to reflect the addition of such Additional Fiber Networks or Additional Obligor Fiber Networks.

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Section 4.03.      Content Cost, Network Expense and Insurance Reserve(a). On the Closing Date for a Series of Notes, the Issuer shall deposit into the Content Cost, Network Expense and Insurance Reserve Account the amount specified in the Cash Management Agreement or the related Series Supplement. Pursuant to this Base Indenture and the Cash Management Agreement, the Indenture Trustee shall, upon written direction from the Manager pursuant to the Manager Report, deposit from Collections available for such purpose under Article V on each Payment Date into the Content Cost, Network Expense and Insurance Reserve Account, an amount such that the amount on deposit in the Content Cost, Network Expense and Insurance Reserve Account on such Payment Date is equal to the sum, without duplication, of (w) the aggregate Content Costs payable by the Asset Entities during the immediately succeeding Collection Period, (x) the amount of electricity expenses that the Manager reasonably estimates will be payable with respect to the Fiber Networks during the immediately succeeding Collection Period, (y) the amount of Impositions that the Manager reasonably estimates will be payable with respect to the Fiber Network Assets during the immediately succeeding Collection Period and (z) one-twelfth (1/12) of the estimated annual Insurance Premiums with respect to (or if covered by blanket insurance policies, allocated to) the Obligors and the Fiber Network Assets over the immediately following twelve-month period. With respect to any Imposition that is payable less frequently than on a monthly basis, the Issuer, or the Manager on behalf of the Issuer, may elect deposit funds into the Content Cost, Network Expense and Insurance Reserve Account equal to the applicable monthly portion of the applicable Imposition as set forth in the Manager Report. So long as (i) no Event of Default has occurred and is continuing, and (ii) the Obligors have provided the Indenture Trustee and the Servicer with the foregoing information, the Indenture Trustee shall, at the Manager’s election and written direction, with written notice simultaneously delivered to the Servicer, from funds available in the Content Cost, Network Expense and Insurance Reserve Account (x) pay the Content Costs, Network Expenses, Impositions and Insurance Premiums directly, (y) disburse to the Obligors an amount sufficient to pay such Content Costs, Network Expenses, Impositions and Insurance Premiums or (z) reimburse the Obligors for Content Costs, Network Expenses, Impositions and Insurance Premiums previously paid by the Obligors.

Section 4.04.      Advance Fee Reserve. On the Closing Date for a Series of Notes, the Issuer shall deposit into the Advance Fee Reserve Account the amount specified in the Cash Management Agreement or the related Series Supplement. On each Payment Date, the Indenture Trustee shall, upon written direction from the Manager pursuant to the Manager Report, withdraw from the Available Funds on deposit in the Collection Account with respect to such Payment Date, the amount required to be deposited to the Advance Fee Reserve Account pursuant to Section 5.01(a)(i) for deposit to the Advance Fee Reserve Account (said funds, the “Advance Fee Reserve”). The Advance Fee Reserve shall be held, allocated and disbursed in accordance with the terms and conditions of the Cash Management Agreement. Any remaining amounts on deposit in the Advance Fee Reserve Account that are not required to be on deposit pursuant to the definition of Advance Fee Reserve Deposit shall be released for deposit to the Collection Account for treatment as Collections with respect to such calendar month.

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Section 4.05.      Yield Maintenance Reserve Accounts. On any Closing Date for a Series of Notes for which a Prefunding Account is established, the Issuer shall deposit with the Collection Account Bank for credit to the Yield Maintenance Reserve Account for such Series of Notes established and maintained by the Indenture Trustee pursuant to the Series Supplement for such Series of Notes the amount specified in the relevant Series Supplement to reserve for such Series of Notes funds equal to the amount of interest that shall accrue on such Series of Notes for the period commencing on such Closing Date to and including the end of the Prefunding Period for such Series of Notes on a portion of the Notes of such Series equal to the amount then on deposit in the Prefunding Account for such Series of Notes based on the weighted average of the Note Rates for such Series of Notes on such Closing Date, as such amount may thereafter be reduced from time to time when funds are released from the Prefunding Account for a Series of Notes in accordance with Section 5.01(b). On each Payment Date, in accordance with the Manager’s written direction, the Indenture Trustee shall withdraw an amount equal to the Yield Maintenance Amount for each Series of Notes from the Yield Maintenance Reserve Account for such Series of Notes in accordance with Section 5.01(b).

Section 4.06.      Cash Trap Reserve. If a Cash Trap Condition occurs and none of a Cash Sweep Condition, an Amortization Period or an ARD Period is then in effect and no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, then, from and after the date that it is determined that a Cash Trap Condition has occurred (as set forth in the Manager Report) and for so long as such Cash Trap Condition continues to exist (and no Amortization Period or ARD Period has commenced and no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default), an amount equal to the product of the Cash Trap Percentage as of the applicable Payment Date and the Available Funds to be paid pursuant to Section 5.01(a)(xi) shall be deposited into the Cash Trap Reserve Account. Prior to an Amortization Period, an ARD Period or the acceleration of the maturity of the Notes occurring following the occurrence and continuation of an Event of Default, (x) if such Cash Trap Condition ceases to exist pursuant to clause (i) of the definition thereof, any funds then on deposit in the Cash Trap Reserve Account shall be released to the Issuer and (y) if such Cash Trap Condition ceases to exist pursuant to clause (ii) of the definition thereof, then the product of the Cash Sweep Percentage as of such Payment Date and the amount of funds on deposit in the Cash Trap Reserve Account shall be paid to the Holders of each Class of Notes (other than any Class A-1-L Notes) in direct order of alphanumerical designation in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class. On the first Payment Date to occur after (x) the commencement of an Amortization Period, (y) the acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default or (z) written direction from the Issuer, at its option, the Indenture Trustee shall apply all funds on deposit in the Cash Trap Reserve Account on such Payment Date pursuant to written direction of the Manager, acting on behalf of the Issuer, (i) to reimburse the Indenture Trustee, the Verification Agent, the Back-Up Manager and the Servicer for any amounts then due to the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee hereunder or under the other Transaction Documents (including unpaid Additional Obligor Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee hereunder and under the other Transaction Documents), and then (ii) (A) with respect to an event specified in clause (x) or (y) above, to pay to the Holders of each Class of Notes in direct order of alphabetical designation, the amounts due in respect of such Notes as provided pursuant to Sections 5.01(a)(xiii), 5.01(a)(xiv) and 5.01(a)(xvii), as applicable, and (B) with respect to an event specified in clause (z) above, to pay holders of each Class of Notes in direct order of alphanumerical designation in respect of principal, pro rata among holders of Notes within each Class of the same alphanumerical designation. On the first Payment Date to occur on or after the commencement of an ARD Period (in circumstances where there is no Amortization Period and no acceleration of the maturity of the Notes following the occurrence and continuation of an Event of Default), the Indenture Trustee shall apply all funds on deposit in the Cash Trap Reserve Account on such Payment Date pursuant to written direction of the Manager, acting on behalf of the Issuer, (i) to reimburse the Indenture Trustee, the Verification Agent, the Back-Up Manager and the Servicer for any amounts then due to the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee hereunder or under the other Transaction Documents (including unpaid Additional Obligor Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee hereunder and under the other Transaction Documents), and then (ii) to pay to the Holders of each Class of Notes subject to an ARD Period (and, if any such Notes are Class A-1 Notes, all Classes of Notes, regardless of Series, that have the same or a higher alphabetical designation as such Class A-1 Notes) the amounts provided pursuant to Sections 5.01(a)(xv), 5.01(a)(xviii) and 5.01(a)(xix).

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Section 4.07.      Liquidity Reserve; Liquidity Reserve Letters of Credit.

(a)               The Indenture Trustee, at the written request of the Manager, shall deposit from Available Funds available for such purpose under Section 5.01(a) on each Payment Date into the Liquidity Reserve Account any amounts necessary to make the amount on deposit therein equal to the Required Cash Liquidity Amount. If on any Payment Date the amounts on deposit in the Liquidity Reserve Account for a Series exceed the Required Cash Liquidity Amount, the excess amount then on deposit in the Liquidity Reserve Account shall be released to, or at the direction of, the Issuer.

(b)               If, on the date that is five (5) Business Days prior to the expiration of any Liquidity Reserve Letter of Credit, such Liquidity Reserve Letter of Credit has not been replaced or renewed and is not scheduled to renew automatically pursuant to its terms, and the Issuer has not otherwise deposited funds into the Liquidity Reserve Account in an amount equal to the amount by which the Required Cash Liquidity Amount exceeds the sum of (i) the amounts on deposit in the Liquidity Reserve Account on such date and (ii) the amount available to be drawn under any other Liquidity Reserve Letters of Credit (that are not subject to expire within such five (5) Business Day period) on such date (such excess amount, the “Required Letter of Credit Deposit Amount”), the Indenture Trustee, upon written direction from the Issuer, shall (i) submit a notice of drawing under such Liquidity Reserve Letter of Credit, with a copy to the Servicer, and (ii) use the proceeds thereof to fund a deposit into the Liquidity Reserve Account in an amount equal to the Required Letter of Credit Deposit Amount.

(c)               If, on any day a Liquidity Reserve Letter of Credit is outstanding, an Amortization Period or an Event of Default occurs and is continuing, then, no later than the Business Day following the occurrence of such Amortization Period or Event of Default, the Indenture Trustee, upon written direction from the Issuer, shall (i) submit a notice of drawing under such Liquidity Reserve Letter(s) of Credit, with a copy to the Servicer and the Issuer, and (ii) use the proceeds of such drawing to fund the Liquidity Reserve Account in an amount equal to the amount by which the Required Cash Liquidity Amount exceeds the amounts on deposit in the Liquidity Reserve Account on such date (calculated as if such Liquidity Reserve Letter(s) of Credit had not been issued).

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(d)               If, on any day a Liquidity Reserve Letter of Credit is outstanding, such Liquidity Reserve Letter of Credit becomes an Ineligible Liquidity Reserve Letter of Credit, then (a) on the fifth (5th) Business Day after such day, (i) the Issuer shall make a deposit into the Liquidity Reserve Account or (ii) the Indenture Trustee, upon written direction from the Issuer, shall (1) submit a notice of drawing under such Liquidity Reserve Letter of Credit(s), with a copy to the Servicer, and (2) use the proceeds of such drawing to fund the Liquidity Reserve Account, in either case in an amount equal to the amount by which the Required Cash Liquidity Amount exceeds the amounts on deposit in the Liquidity Reserve Account on such date (calculated as if such Liquidity Reserve Letter(s) of Credit had not been issued) or (b) prior to the fifth (5th) Business Day after such day, the Issuer shall obtain one or more replacement Liquidity Reserve Letter(s) of Credit (that is not an Ineligible Liquidity Reserve Letter of Credit) on substantially the same terms as each such Liquidity Reserve Letter(s) of Credit being replaced to the Indenture Trustee (with a copy to the Servicer).

(e)               Each Liquidity Reserve Letter of Credit shall name each of the Indenture Trustee, for the benefit of the Secured Parties, and the Servicer as the beneficiaries thereof and shall allow the Indenture Trustee or the Servicer on the Indenture Trustee’s behalf to submit a notice of drawing in respect of such Liquidity Reserve Letter of Credit whenever amounts would otherwise be required to be drawn pursuant to this Section 4.07 or otherwise used to pay Required Cash Liquidity Amounts in accordance with Section 5.01(c).

(f)                The Indenture Trustee (at the written request of the Issuer) may submit a notice of drawing under a Liquidity Reserve Letter of Credit issued by the applicable Letter of Credit Provider and the proceeds of any such draw shall be deposited into the Liquidity Reserve Account or otherwise used to pay Liquidity Reserve Draw Amounts in accordance with Section 5.01(c).

ARTICLE V

ALLOCATION OF COLLECTIONS; PAYMENTS TO NOTEHOLDERS

Section 5.01.      Allocations and Payments.

(a)               On each Payment Date, (w) funds available in the Collection Account that are attributable to the preceding Collection Period, (x) any applicable Yield Maintenance Amounts withdrawn from a Yield Maintenance Reserve Account, (y) any applicable Liquidity Reserve Draw Amounts withdrawn from the Liquidity Reserve Account (to the extent applicable to such priority set forth below) and (z) applicable amounts withdrawn from the Retained Collections Contribution Account shall be applied by the Indenture Trustee in accordance with the Manager Report in the following order of priority (in each case to the extent of Available Funds in the Collection Account on such day after taking into account allocations and payments of a higher priority) (the “Priority of Payments”):

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(i)                 to the Advance Fee Reserve Account, an amount equal to the Advance Fee Reserve Deposit for such Payment Date;

(ii)              to the Content Cost, Network Expense and Insurance Reserve Account, until the Content Cost, Network Expense and Insurance Reserve Account has on deposit therein the amount required (or permitted) pursuant to Section 4.03 to be on deposit in such account on such Payment Date;

(iii)            in the following order, (A) first, (x) to the Indenture Trustee, the Verification Agent, the Servicer and the Back-Up Manager in an amount equal to the Indenture Trustee Fee, the Verification Agent Fee, the Servicing Fee, the Other Servicing Fees and the Back-Up Manager Fees, as applicable, due on such Payment Date (or that remain unpaid from prior Payment Dates) and then (y) pro rata to the Class A-1-L Noteholders, in an amount equal to any outstanding principal on the Class A-1-L Notes and interest thereon, together with any such fees previously accrued and unpaid, then (B) second, to the Indenture Trustee, the Servicer and the Back-Up Manager for any Additional Obligor Expenses (and all other unpaid fees, expenses and indemnities) due to the Indenture Trustee, the Servicer and the Back-Up Manager on such Payment Date (or that remain unpaid from prior Payment Dates); and then (C) third, the payment of other Additional Obligor Expenses due on such Payment Date (or that remain unpaid from prior Payment Dates);

(iv)             to the Obligors, in the following order, (A) first, an amount equal to the Monthly Fiber Network Operating Expense Amount for the current Collection Period and, to the extent not previously paid, for all prior Collection Periods and then (B) second, the Commercial Churn Replacement Capital Expenditures, Retail Churn Replacement Capital Expenditures, Commercial Maintenance Capital Expenditures and Retail Maintenance Capital Expenditures with respect to the immediately preceding Collection Period;

(v)               to the Manager, the Management Fee for the preceding Collection Period, and to the extent not previously paid, such amounts for all prior Collection Periods;

(vi)             if either (x) an Amortization Period is not then in effect and there is outstanding any Class of Notes that has an Anticipated Repayment Date for which an ARD Period is not then in effect or (y) the maturity of the Notes has been accelerated following the occurrence and continuation of an Event of Default (regardless of whether an Amortization Period or an ARD Period with respect to any Class of Notes is then in effect), to the Holders of each Class of Notes, in direct order of alphanumerical designation, (A) the Accrued Note Interest of each such Note of such Class on such Payment Date (or that remains unpaid from prior Payment Dates) (including any amounts expected to accrue on any anticipated draws on the Class A-1-V Notes prior to the end of the related Interest Accrual Period, as reasonably determined by the Manager) and (B) any accrued and unpaid commitment fees, Letter of Credit Fees and any other fees, expenses and other amounts due on or prior to such Payment Date to Holders of the Class A-1-V Notes under the applicable Class A-1-V Note Purchase Agreement with respect to such Class A-1-V Notes;

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(vii)          if (x) an Amortization Period is then in effect or an ARD Period is then in effect with respect to each Outstanding Class of Notes that has an Anticipated Repayment Date and (y) no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, to the Holders of the Class A Notes and Class B Notes, in direct order of alphanumerical designation, (A) the Accrued Note Interest of each such Note of such Class on such Payment Date (or that remains unpaid from prior Payment Dates) (including any amounts expected to accrue on any anticipated draws on the Class A-1-V Notes prior to the end of the related Interest Accrual Period, as reasonably determined by the Manager) and (B) any accrued and unpaid commitment fees, Letter of Credit Fees and any other fees, expenses and other amounts due on or prior to such Payment Date to Holders of the Class A-1 Notes under the applicable Class A-1 Note Purchase Agreement with respect to such Class A-1 Notes;

(viii)        to the Obligors, an amount equal to the excess, if any, of (x) the Fiber Network Operating Expenses of the Asset Entities for the current Collection Period over (y) the sum of (1) the Monthly Fiber Network Operating Expense Amount for such Collection Period and (2) the amount deposited into the Content Costs, Network Expenses and Insurance Reserve Account on the immediately preceding Payment Date in respect of Content Costs and Network Expenses;

(ix)             if neither an Amortization Period nor an ARD Period is then in effect and no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, first, to the Holders of any Notes for which a Monthly Amortization Amount is due on such Payment Date, pro rata, based on the Monthly Amortization Amount with respect to each such Note on such Payment Date, the Monthly Amortization Amount applicable thereto and second, if an Additional Principal Payment Amount is due on such Payment Date to one or more Series, to the Holders of Notes in such Series in direct order of alphanumerical designation of the Classes in such Series, in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class and Series on such Payment Date, such Additional Principal Payment Amount together with any applicable Prepayment Consideration;

(x)               to the Liquidity Reserve Account, until the amount on deposit therein is equal to the Required Cash Liquidity Amount as of such Payment Date;

(xi)             if a Cash Trap Condition is continuing and neither an Amortization Period nor an ARD Period is then in effect and no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, an amount equal to the product of the Cash Trap Percentage as of such Payment Date and the amount of funds on deposit in the Collection Account that are attributable to the preceding Collection Period available after the payments made pursuant to priorities (i) through (x) above to be deposited in the Cash Trap Reserve Account;

(xii)          if a Cash Sweep Condition is continuing and neither an Amortization Period nor an ARD Period is then in effect and no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, the product of the Cash Sweep Percentage as of such Payment Date and the amount of funds on deposit in the Collection Account that are attributable to the preceding Collection Period available after the payments made pursuant to priorities (i) through (xi) above to the Holders of each Class of Notes (other than any Class A-1-L Notes) in direct order of alphanumerical designation in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class;

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(xiii)        following an acceleration of the maturity of the Notes following the occurrence and continuation of an Event of Default, to the Holders of each Class of Notes (other than any Class A-1-L Notes) in direct order of alphabetical designation in respect of principal, pro rata based on the Note Principal Balance of each such Note of such Class, the then-unpaid Class Principal Balance of the Outstanding Notes of such Class;

(xiv)         during an Amortization Period if no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, to the Holders of each Class of Class A Notes (other than any Class A-1-L Notes) and Class B Notes in direct order of alphanumerical designation in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class, the then-unpaid Class Principal Balance of the Outstanding Notes of such Class;

(xv)           during an ARD Period with respect to any Outstanding Class A Notes or Class B Notes of a Series, first, pro rata to all Class A-1-V Notes, regardless of Series, and then, second, to the Holders of all such Classes of Term Notes that are Class A Notes and Class B Notes of such Series that are then in an ARD Period in direct order of alphanumerical designation, in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class of such Series on such Payment Date, up to the aggregate Class Principal Balance of such Class of Notes of such Series;

(xvi)         if (x) an Amortization Period is then in effect or an ARD Period is in effect with respect to each Outstanding Class of Notes that has an Anticipated Repayment Date and (y) no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, to the holders of the Class C Notes, the Accrued Note Interest of each such Class C Note on such Payment Date (or that remains unpaid from prior Payment Dates);

(xvii)      during an Amortization Period if no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, to the Holders of the Class C Notes in respect of principal pro rata based on the Note Principal Balance of each such Class C Note, the then-unpaid Class Principal Balance of the Outstanding Class C Notes;

(xviii)    during an ARD Period with respect to any Outstanding Class C Notes of a Series, to the Holders of all such Class C Notes of such Series that are then in an ARD Period, in respect of principal pro rata based on the Note Principal Balance of each such Class C Note of such Series on such Payment Date, up to the aggregate Class Principal Balance of such Class C Notes of such Series;

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(xix)         during an ARD Period with respect to any Class of Notes, to the Holders of all such Classes of Notes (other than any Class A-1-L Notes) in direct order of alphanumerical designation, first, pro rata based upon the amount of Post-ARD Additional Interest due with respect to the Interest Accrual Period just ended, to the payment of such Post-ARD Additional Interest due on Notes of such Class and then second, pro rata based on the amount of Deferred Post-ARD Additional Interest due with respect to all prior Interest Accrual Periods, to the payment of such Deferred Post-ARD Additional Interest due on Notes of such Class;

(xx)           to the Holders of each Class of Notes in direct order of alphanumerical designation, any unpaid Prepayment Consideration, pro rata based on the amount of Prepayment Consideration then due in respect of the Notes of such Class;

(xxi)         to the Holders of each Class of Class A-1-V Notes for which the Issuer has determined to make an optional prepayment in accordance with the applicable Series Supplement, an amount equal to the optional prepayment amount so designated by the Issuer;

(xxii)      to the Manager, for reimbursement for any advance made by the Manager, along with the interest payable thereon; and

(xxiii)    any remaining amounts to, or at the direction of, the Issuer, including to the Holders of the Equity Interests in the Issuer.

Any required cash collateralization of any outstanding Liquidity Reserve Letter of Credit in accordance with the terms of the related Class A-1-V Note Purchase Agreement shall be deemed to be a required payment of Class Principal Balance of the Class A-1-V Notes and Note Principal Balance of the applicable Class A-1-V Notes, and shall be paid accordingly pursuant to the above priority of payments.

All such allocations by the Indenture Trustee shall be based solely on the information set forth in the Manager Report. In no event shall the Indenture Trustee have any obligation to recalculate or verify the information contained in the Manager Report nor shall the Indenture Trustee have any liability therefor. For the avoidance of doubt, funds that have been deposited in a Control Account during a Collection Period that are transferred to the Collection Account after the end of such Collection Period shall be deemed to be attributable to the Collection Period in which such funds were deposited into such Control Account.

(b)               On each Payment Date, in accordance with the Manager Report, an amount equal to the Yield Maintenance Amount for each applicable Series of Notes for such Payment Date shall be withdrawn from the Yield Maintenance Reserve Account for such Series and shall be used, in addition to amounts allocated in accordance with Sections 5.01(a)(iv), (vi) and (xvii) above, for payment to such Series of Notes and allocated to the Holders of each applicable Class of Notes in direct order of alphabetical designation, in respect of interest pro rata based on the amount of Accrued Note Interest of each such Term Note of such Class remaining unpaid on such Payment Date, up to an amount equal to the Accrued Note Interest of such Class of Notes for such Payment Date (or that remains unpaid from prior Payment Dates). On each Payment Date, other than any Payment Date after an acceleration of the maturity of the Notes following the occurrence and continuation of an Event of Default, after giving effect to any withdrawal in accordance with the preceding sentence, to the extent the remaining amount in the Yield Maintenance Reserve Account for a Series of Notes exceeds the amount necessary to fund that Yield Maintenance Amount for the remaining portion of the Prefunding Period for that Series of Notes, such excess shall be distributed to or at the direction of the Issuer. On the Payment Date following the end of the Prefunding Period for a Series of Notes and after giving effect to any withdrawal in accordance with the preceding sentences, any remaining balance in the Yield Maintenance Reserve Account for the related Series of Notes shall be applied to pay any applicable Prepayment Consideration in connection with prepayments in connection with the end of the Prefunding Period for such Series of Notes and the balance paid to or at the direction of the Issuer.

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(c)               On each Payment Date on which the Liquidity Reserve Draw Amount is greater than zero, the Indenture Trustee shall, in accordance with the Manager Report, withdraw from the Liquidity Reserve Account and/or, at the written direction of the Issuer, shall draw on any Liquidity Reserve Letters of Credit in an aggregate amount equal to the lesser of (x) the Liquidity Reserve Draw Amount as of such Payment Date and (y) the sum of (i) the amount on deposit in the Liquidity Reserve Account on such Payment Date, if any, and (ii) the amount available to be drawn under any Liquidity Reserve Letters of Credit on such Payment Date, and use such funds to make the applicable payments in accordance with Sections 5.01(a)(ii) (solely to the extent related to Reserved Fixed Costs), 5.01(a)(iii) (other than any interest on, and principal of, any Class A-1-L Notes), 5.01(a)(iv), 5.01(a)(vi) (other than any interest on any Class C Notes), 5.01(a)(vii) and 5.01(a)(viii).

(d)               Except as otherwise provided below, all such payments made with respect to each Class of Notes on each Payment Date shall be made to the Holders of such Notes of record at the close of business on the related Record Date and, in the case of each such Holder, shall be made by wire transfer of immediately available funds to the account specified by such Holder at a bank or other entity having appropriate facilities therefor, if such Holder shall have provided the Indenture Trustee with wiring instructions no later than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Payment Dates), or otherwise by a check mailed to such Holder if such Holder shall have provided the Indenture Trustee with such mailing address no later than five Business Days prior to the related Record Date (which mailing address may be in the form of a standing order applicable to all subsequent Payment Dates). The final payment on any certificated Definitive Note shall be made in like manner, but only upon presentation and surrender of such Note (or de-registration, in the case of Uncertificated Notes) at the offices of the Note Registrar or such other location specified in the notice to Noteholders of such final payment.

(e)               Each payment with respect to a Book-Entry Note shall be paid by the Indenture Trustee pursuant to written direction to the Depositary, as Holder thereof, and the Depositary shall be responsible for crediting the amount of such payment to the accounts of its DTC Participants in accordance with its normal procedures. Each DTC Participant shall be responsible for making such payment to the related Note Owners that it represents and to each indirect participating brokerage firm for which it acts as agent. Each such indirect participating brokerage firm shall be responsible for disbursing funds to the related Note Owners that it represents. None of the parties hereto shall have any responsibility therefor except as otherwise provided by this Base Indenture or applicable law. The Issuer shall perform its obligations under the letters of representations among the Issuer and the initial Depositary.

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(f)                The rights of the Noteholders to receive payments from the proceeds of the Collateral in respect of their Notes, and all rights and interests of the Noteholders in and to such payments, shall be as set forth in this Base Indenture. Neither the Holders of any Class of Notes nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Notes in respect of amounts previously paid on the Notes in accordance with this Base Indenture.

(g)               Except as otherwise provided herein, if a Responsible Officer of the Indenture Trustee receives written notice that the final payment with respect to any Class of Notes shall be made on the next Payment Date, the Indenture Trustee shall, as promptly as possible thereafter, make available to each Holder of such Class of Notes of record on such date a notice to the effect that:

(i)                 the Indenture Trustee expects that the final payment with respect to such Class of Notes shall be made on such Payment Date but only upon presentation and surrender of such Notes at the office of the Note Registrar or at such other location therein specified, and

(ii)              no interest shall accrue on such Notes from and after the end of the Interest Accrual Period for such Payment Date.

Any funds not paid to any Holder or Holders of Notes of such Class on such Payment Date because of the failure of such Holder or Holders to tender their Notes shall, on such date, be set aside and credited to, and shall be held uninvested in trust for, the account or accounts of the appropriate non-tendering Holder or Holders. If any Notes as to which notice has been given pursuant to this Section 5.01(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Indenture Trustee shall mail a second notice to the remaining non-tendering Noteholders to surrender their Notes for cancellation in order to receive the final payment with respect thereto. If within one (1) year after the second notice all such Notes shall not have been surrendered for cancellation, then the remaining amount due shall be discharged from the trust under this Base Indenture and the Indenture Trustee shall return the remaining amount due and payable on such Notes to, or at the direction of, the Issuer upon receipt of an Issuer Request, and the Holder of the Notes due such remaining amount, as an unsecured general creditor, shall look only to the Issuer for payment thereof (but only to the extent of the amounts so paid to the Issuer), and all liability of the Indenture Trustee or such Paying Agent with respect to such trust money shall thereupon cease. The costs and expenses of holding such funds in trust and of contacting such Noteholders following the first anniversary of the delivery of such second notice to the non-tendering Noteholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If any Notes as to which notice has been given pursuant to this Section 5.01(g), shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, then, subject to applicable escheat laws, the Indenture Trustee shall distribute to the Issuer all unclaimed funds and all liability of the Indenture Trustee with respect to such trust money shall thereupon cease.

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(h)               Notwithstanding any other provision of this Base Indenture, the Indenture Trustee shall comply with all withholding requirements respecting payments to Noteholders of interest or original issue discount that the Indenture Trustee reasonably believes are applicable under the Code or any similar provision of state, local or foreign law. The consent of Noteholders shall not be required for such withholding. If the Indenture Trustee does withhold any amount from payments or advances of interest or original issue discount to any Noteholder pursuant to any applicable withholding requirements, the Indenture Trustee shall indicate the amount withheld to such Noteholder. Any amounts so withheld shall be deemed to have been paid to such Noteholder for all purposes of this Base Indenture.

(i)                 If Additional Notes of a Class are issued that bear interest at a floating rate, for the purposes of all of the allocations provided for in this Section 5.01, such Notes shall be treated as having the same alphabetical designation as the fixed rate Notes of such Class.

Section 5.02.      Payments of Principal.

(a)               Any Monthly Amortization Amount for a Series of Notes shall be payable as provided in the related Series Supplement.

(b)               Commencing on the first Payment Date to occur on or after an acceleration of the maturity of the Notes following the occurrence and during the continuance of an Event of Default, all the funds available pursuant to Section 5.01(a)(xiii) shall be applied to repay the aggregate unpaid Note Principal Balance of the Notes (other than any Class A-1-L Notes) as provided therein. On the first Payment Date to occur after the occurrence of a Cash Sweep Condition, the Cash Sweep Percentage as of such Payment Date of any funds on deposit in the Cash Trap Reserve Account shall be applied to repay the aggregate unpaid Note Principal Balance of the Notes. Commencing on the first Payment Date to occur on or after the occurrence and during the continuance of a Cash Sweep Condition, the Cash Sweep Percentage as of such Payment Date of funds available pursuant to Section 5.01(a)(xii) shall be applied to repay the aggregate unpaid Note Principal Balance of the Notes (other than any Class A-1-L Notes) as provided therein. Commencing on the first Payment Date to occur on or after the occurrence and during the continuance of an Amortization Period, the funds available pursuant to Sections 5.01(a)(xiv) or 5.01(a)(xvi), as applicable, shall be applied to repay the aggregate unpaid Note Principal Balance of the Notes (other than any Class A-1-L Notes) as provided therein. Commencing on the first Payment Date to occur on or after the occurrence and during the continuance of an ARD Period with respect to any with respect to any Classes of Notes in a Series, (x) the funds available pursuant to Section 5.01(a)(xv) shall be applied to pay (i) first, the aggregate unpaid principal amount of all Class A-1-V Notes regardless of Series, and (ii) second, the aggregate unpaid principal amount of the Class A Notes (other than any Class A-1-L Notes) and Class B Notes of any Series with respect to which the ARD Period has commenced in order of alphanumeric designation and (y) the funds available pursuant to Section 5.01(a)(xviii) shall be applied to pay the aggregate unpaid principal amount of the Class C Notes of any Series with respect to which the ARD Period has commenced. If any funds remain on deposit in a Prefunding Account at the end of the applicable Prefunding Period, the amount of such funds shall be withdrawn and applied to prepay the applicable Series of Notes on the next Payment Date pursuant to Section 2.09(c). At all other times, on each Payment Date, payments of principal on the Notes shall be made from amounts on deposit in the Collection Account only to the extent that the Additional Principal Payment Amount for such Payment Date is greater than zero. The Additional Principal Payment Amount on each Payment Date shall be allocated as provided pursuant to Section 5.01(a)(ix). The outstanding principal amount of the Class A-1-L Notes, if any, shall be paid on each Payment Date to the extent of available funds pursuant to Section 5.01(a)(iii).

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Section 5.03.      Payments of Interest. On each Payment Date, Accrued Note Interest (other than Post-ARD Additional Interest) then due on all Classes of Notes shall be paid from amounts on deposit in the Collection Account in accordance with Sections 5.01(a)(vi), 5.01(a)(vii), 5.01(a)(xvi) and 5.01(xix), respectively. Payments in respect of these amounts shall be allocated among the Classes of Notes in direct order of alphanumerical designation and shall be allocated within a Class to the Holder of each Note of that Class pro rata based on the amount of Accrued Note Interest accrued on such Note.

Section 5.04.      No Gross Up. The Issuer shall not be obligated to pay any additional amounts to the Holders or the holders of beneficial interests in the Notes as a result of any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges. The Indenture Trustee shall be entitled to deduct FATCA Withholding Tax, and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax. Nothing in the immediately preceding sentence shall be construed as obligating the Obligors to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted. Each Noteholder or Note Owner, by its acceptance of a Note or, in the case of a Note Owner, a beneficial interest in a Note, agrees to provide and, upon request, shall provide to the Indenture Trustee, Paying Agent and/or the Issuer (or other person responsible for withholding of taxes) the Noteholder Tax Identification Information. Further, each Noteholder and Note Owner is deemed to understand, acknowledge and agree that the Indenture Trustee, Paying Agent and Issuer have the right to withhold on payments with respect to a Note (without any corresponding gross-up) where an applicable party fails to comply with the requirements set forth in the preceding sentence or the Indenture Trustee, Paying Agent or Issuer is otherwise required to so withhold under applicable law. Notwithstanding any other provisions herein, the term ‘applicable law’ for purposes of this Section 5.04 includes U.S. federal tax law and FATCA.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Each of the Obligors, jointly and severally, represent and warrant to the Indenture Trustee that the statements set forth in this Article VI shall be, true, correct and complete in all material respects as of each Closing Date, and each Additional Asset Entity, jointly and severally, represents and warrants to the Indenture Trustee that the statements set forth in this Article VI shall be, true, correct and complete in all material respects as of the date on which it becomes an Additional Asset Entity and each Closing Date thereafter.

Section 6.01.      Organization, Powers, Capitalization, Good Standing, Business.

(a)               Organization and Powers. It is duly organized, validly existing and in good standing under the law of the jurisdiction in which such entity was organized and has the power and authority to execute, deliver and perform its obligations under each Transaction Document that it has entered into.

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(b)               Qualification. It is duly qualified and in good standing in each jurisdiction where necessary to carry on its present businesses and operations, except in jurisdictions in which the failure to be qualified and in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

Section 6.02.      Authorization of Borrowing, Authority, etc. It has the power and authority to incur or guarantee the Indebtedness evidenced by the Notes and this Base Indenture. The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company, corporate or other action, as the case may be.

(a)               No Conflict. The execution, delivery and performance by it of the Transaction Documents to which each is a party and the consummation of the transactions contemplated thereby do not and shall not: (1) contravene (x) any provision of its applicable Organizational Documents, (y) any provision of law applicable to it (except where such violation will not cause a Material Adverse Effect) or (z) any order, judgment or decree of any Governmental Authority binding on it or any of its property (except where such violation will not cause a Material Adverse Effect); (2) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation binding upon it or its property (except where such breach or default will not cause a Material Adverse Effect); or (3) result in or require the creation or imposition of any material Lien (other than the Lien of the Transaction Documents) upon its assets.

(b)               Consents. The execution and delivery by it of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or any other Person which has not been obtained or made and is in full force and effect, other than any of the foregoing the failure to have made or obtained which will not cause a Material Adverse Effect.

(c)               Binding Obligations. This Base Indenture is, and each of the other Transaction Documents to which such Obligor is a party, when executed and delivered by such Obligor will be, the legally valid and binding obligation of such Obligor, enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights.

Section 6.03.      Financial Statements. All Financial Statements which have been furnished by or on behalf of the Obligors to the Indenture Trustee pursuant to this Base Indenture present fairly in all material respects the financial condition of the Persons covered thereby.

Section 6.04.      Indebtedness and Contingent Obligations. As of the applicable Closing Date, the Obligors shall have no outstanding Indebtedness or Contingent Obligations other than the Obligations and the Permitted Indebtedness.

Section 6.05.      Fiber Network Assets.

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Each of the Asset Entities is the owner of the Fiber Network Assets and the access rights granted pursuant to the Fiber Network Underlying Rights Agreements, owned by it, free and clear of all Liens except for Permitted Encumbrances. The financing statements under the UCC will, upon filing (i) create perfected first priority security interests in and to, and perfected collateral assignments of, all personal property in connection therewith (including the Fees and the Customer Agreements), and (ii) create perfected security interests in all fixtures, in each case to the extent that such liens and security interests may be perfected by filing a financing statement under the UCC, subject only to Permitted Encumbrances. There are (i) no proceedings in condemnation or eminent domain affecting any of the Fiber Network Assets, and to the Knowledge of the Asset Entities, none is threatened, that in either case would individually or in the aggregate cause a Material Adverse Effect, and (ii) no mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Fiber Network Assets the effect of which is reasonably likely to have a Material Adverse Effect. The Permitted Encumbrances, in the aggregate, do not (w) materially interfere with the benefits of the security intended to be provided by the UCC financing statements and this Base Indenture, (x) materially and adversely affect the value of the Fiber Networks taken as a whole, (y) materially impair the use or operations of the Fiber Networks or (z) materially impair the Obligors’ ability to pay their respective obligations in a timely manner.

Section 6.06.      Customer Agreements; Agreements.

(a)               Customer Agreements; Agreements. The Obligors have delivered to the Indenture Trustee (i) true and complete copies (in all material respects) of all Material Customer Agreements as in effect on the applicable Closing Date and (ii) a list of all Material Agreements affecting the operation and management of the Fiber Networks as in effect on the applicable Closing Date, and such Material Customer Agreements and Material Agreements have not been modified or amended, except pursuant to amendments or modifications made available to the Indenture Trustee. Except for the rights of the Manager pursuant to the Management Agreement, no Person has any right or obligation to manage any of the Fiber Networks on behalf of the Asset Entities or to receive compensation in connection with such management. Except for the parties to any leasing brokerage agreement that has been delivered to the Indenture Trustee, no Person (other than the Manager pursuant to the Management Agreement) has any right or obligation to enter into customer agreements, or solicit customers, for the Fiber Networks, or (except for cooperating outside brokers) to receive compensation in connection with such contracts.

(b)               Fee Roll, Disclosure. The Obligors have, if so requested, delivered to the Indenture Trustee a true and correct copy of the Fee Roll. Except as specified in the Fee Roll delivered pursuant to the preceding sentence, to the Issuer’s and the Asset Entities’ Knowledge, (i) the Customer Agreements are in full force and effect; (ii) the Asset Entities have not given any notice of default to any Customer under any Customer Agreement which remains uncured; (iii) other than pursuant to customary terms, no Customer has any set off, claim or defense to the enforcement of any Customer Agreement; (iv) no Customer is materially in default in the performance of any other obligation under its Customer Agreement; and (v) there are no fee concessions (whether in form of cash contributions, work agreements, assumption of an existing Customer’s other obligations, or otherwise) or extensions of time whatsoever not reflected in such Fee Roll, except to the extent that the failure of the representations set forth in items (i) through (v) to be true with respect to Customer Agreements is not reasonably likely to have a Material Adverse Effect.

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(c)               Management Agreement. The Issuer has delivered to the Indenture Trustee a true and complete copy of the Management Agreement as in effect on the applicable Closing Date, and such Management Agreement has not been modified or amended, except pursuant to amendments or modifications delivered to the Indenture Trustee. The Management Agreement is in full force and effect and no default by any of the parties thereto exists thereunder.

Section 6.07.      Litigation; Adverse Facts. There are no judgments outstanding against the Obligors, or affecting any of the Fiber Networks or any property of the Obligors, nor to the Obligors’ Knowledge is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against the Obligors, respectively, or any of the Fiber Networks that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.08.      Payment of Taxes. All material federal, state, provincial, territorial and local tax returns and reports of the Issuer and each Asset Entity required to be filed have been timely filed (or each such Person has timely filed for an extension and the applicable extension has not expired), and all taxes, assessments, fees and other governmental charges (including any payments in lieu of taxes) upon such Persons and upon their respective properties, assets, income, profits, businesses and franchises which are due and payable have been timely paid except to the extent the same are being contested in accordance with Section 7.04(b) or except to the extent the effect of the failure to file such tax returns and reports or to pay such taxes, assessments, fees and other governmental charges would not reasonably be expected to result in a Material Adverse Effect.

Section 6.09.      Performance of Agreements. To the Issuer’s Knowledge, neither the Issuer nor the Asset Entities are in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of any such Persons which could, in the aggregate, reasonably be expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which could, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10.      Governmental Regulation. The Obligors are not subject to regulation under the Investment Company Act.

Section 6.11.      Employee Benefit Plans. The Obligors do not maintain or contribute to, or have any obligation (including any Contingent Obligation) under, any Employee Benefit Plans which could reasonably be expected to result in a Material Adverse Effect.

Section 6.12.      Solvency. The Obligors (a) have not entered into any Transaction Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under the Transaction Documents. After giving effect to the issuance of the Notes (and the use of proceeds thereof), the fair saleable value of the Obligors’ assets taken as a whole exceed and will, immediately following the issuance of any Notes, exceed the Obligors’ total liabilities, including subordinated, unliquidated, disputed or Contingent Obligations. The fair saleable value of the Obligors’ assets taken as a whole is and will, immediately following the issuance of any Notes (and the use of proceeds thereof), be greater than the Obligors’ probable liabilities, including the maximum amount of their Contingent Obligations on their debts as such debts become absolute and matured. The Obligors’ assets taken as a whole do not and, immediately following the issuance of any Notes (and the use of proceeds thereof) shall not, constitute unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted. The Obligors do not intend to, and do not believe that they will, incur Indebtedness and liabilities (including Contingent Obligations and other commitments) beyond their ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Obligors and the amounts to be payable on or in respect of obligations of the Obligors).

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Section 6.13.      Use of Proceeds and Margin Security. No portion of the proceeds from the issuance of the Notes shall be used by the Issuer or any Person in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

Section 6.14.      Insurance. Set forth on Schedule 6.14 is a description of all Insurance Policies for the Asset Entities that are in effect as of the applicable Closing Date. Such Insurance Policies conform to the requirements of Section 7.05. No notice of cancellation has been received with respect to such policies, and, to each Asset Entity’s Knowledge, the Asset Entities are in compliance with all material conditions contained in such policies.

Section 6.15.      Investments; Ownership of the Obligors. The Obligors have no (i) direct or indirect Equity Interest in any other Person (other than in the case of the Issuer, in the Asset Entities), or (ii) direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness from that other Person (other than in the case of the Issuer, in the Asset Entities). Schedule 6.15 correctly sets forth the ownership interest of the Issuer and each of the Asset Entities and each of their respective subsidiaries as of the applicable Closing Date.

Section 6.16.      Environmental Compliance. Except to the extent the effect of the following representations not being true would not reasonably be expected to have a Material Adverse Effect: the Fiber Networks are in compliance with all applicable Environmental Laws; no notice of violation of such Environmental Laws has been issued by any Governmental Authority which has not been resolved; no action has been taken by the Asset Entities that would cause the Fiber Networks not to be in compliance with all applicable Environmental Laws pertaining to Hazardous Materials; and no Hazardous Materials are present at the Fiber Networks, except in quantities that do not violate applicable Environmental Laws.

ARTICLE VII

COVENANTS

Each of the Obligors, jointly and severally, covenants and agrees that until payment in full of the Obligations, it shall, and in the case of the Issuer shall cause the Asset Entities to, perform and comply with all covenants in this Article VII applicable to such Person.

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Section 7.01.      Payment of Principal and Interest. Subject to Section 15.18 and Section 15.21, the Issuer shall duly and timely pay the principal and interest on the Notes of each Series in accordance with the terms of the Notes and this Base Indenture and the related Series Supplement. Amounts properly withheld under the Code by any Person from a payment to any Noteholder of interest or principal shall be considered as having been paid by the Issuer to such Noteholder for all purposes of this Base Indenture and the related Series Supplement.

Section 7.02.      Financial Statements and Other Reports.

(a)               Financial Statements.

(i)                 Quarterly Reporting on the Manager. Within 60 days after the end of each of the first three fiscal quarters in each fiscal year of the Manager, beginning with fiscal quarter ending March 31, 2026, the Issuer shall furnish to the Indenture Trustee, the Back-Up Manager, the Servicer, KBRA at abssurveillance@kbra.com (so long as it is a Rating Agency for any Series of Notes) and Fitch at globalcrosssectorsf@fitchratings.com (so long as it is a Rating Agency for any Series of Notes) a copy of the unaudited quarterly consolidated financial statements of the parent of the Manager for such fiscal quarter, without notes, prepared in accordance with GAAP, together with a certification executed by an Executive Officer of the Manager to the effect set forth in Section 7.02(a)(viii) and a Compliance Certificate.

(ii)              Annual Reporting on the Manager. Within 150 days after the end of each fiscal year of the Manager, beginning with fiscal year ending December 31, 2026, the Issuer shall furnish to the Indenture Trustee, the Servicer, the Back-Up Manager, KBRA at abssurveillance@kbra.com (so long as it is a Rating Agency for any Series of Notes) and Fitch at globalcrosssectorsf@fitchratings.com (so long as it is a Rating Agency for any Series of Notes) the audited annual consolidated financial statements of the parent of the Manager for such fiscal year, prepared in accordance with GAAP, accompanied by an unqualified report by an independent certified public accounting firm of national standing, together with a certification executed by an Executive Officer of the Issuer to the effect set forth in Section 7.02(a)(viii) and a Compliance Certificate.

(iii)            Annual Reporting on the Issuer. Within 150 days after the end of each fiscal year of the Issuer, beginning with fiscal year ending December 31, 2026, the Issuer shall furnish to the Indenture Trustee, the Servicer, the Back-Up Manager, KBRA at abssurveillance@kbra.com (so long as it is a Rating Agency for any Series of Notes) and Fitch at globalcrosssectorsf@fitchratings.com (so long as it is a Rating Agency for any Series of Notes) the unaudited consolidated financial statements of the Issuer for such fiscal year, without notes; provided that following the occurrence and during the continuation of an Amortization Period or an Event of Default, such financial statements shall be audited; and

(iv)             Manager Report. No later than two (2) Business Days prior to each Payment Date, the Issuer shall furnish, or cause the Manager to furnish, to the Indenture Trustee, the Servicer, the Back-Up Manager, KBRA at abssurveillance@kbra.com (so long as it is a Rating Agency for any Series of Notes) and Fitch at globalcrosssectorsf@fitchratings.com (so long as it is a Rating Agency for any Series of Notes) a Manager Report.

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(v)               Fee Roll. Within 60 days after the end of each fiscal quarter, the Issuer shall provide to the Indenture Trustee or the Servicer, if so requested, a certified copy of the Fee Roll as of the end of such fiscal quarter.

(vi)             Additional Reporting. In addition to the foregoing, the Issuer shall promptly provide to the Indenture Trustee, the Servicer, the Back-Up Manager and the Rating Agencies such further documents and information concerning its operation of a Fiber Network and the financial affairs of the Obligors as the Indenture Trustee, the Servicer and Rating Agencies shall from time to time reasonably request upon prior written notice to the Issuer.

(vii)          GAAP. The Issuer shall maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of Financial Statements in conformity with GAAP.

(viii)        Certifications of Financial Statements and Other Documents, Compliance Certificate. Together with the financial statements provided to the Indenture Trustee and the Servicer pursuant to Sections 7.02(a)(i) and (ii), the Issuer shall also furnish to the Indenture Trustee, the Back-Up Manager and the Servicer, a certification upon which the Indenture Trustee, the Back-Up Manager and the Servicer may conclusively rely with no obligation to verify or confirm and with no liability therefor, executed by an Executive Officer of the Issuer, stating that to such officer’s Knowledge after due inquiry such financial statements are complete and correct in all material respects. In addition, where this Base Indenture requires a “Compliance Certificate”, the Person required to submit the same shall deliver a certificate duly executed on behalf of such Person by an Executive Officer of the applicable Obligor, upon which the Indenture Trustee and the Servicer may conclusively rely with no obligation to verify or confirm and with no liability therefor, stating that, to such Executive Officer’s Knowledge after due inquiry, there does not exist any Default or Event of Default, or if any of the foregoing exists, specifying the same in detail.

(ix)             Fiscal Year. Neither of the Issuer nor any Obligor shall change its fiscal year from December 31 of each calendar year.

(b)               Annual Operating Budget. On or before March 31 of each calendar year, commencing with March 31, 2026, the Issuer shall furnish to the Indenture Trustee, the Back-Up Manager and the Servicer the Operating Budget (presented on a monthly and annual basis) for such calendar year. Subject to the limitations set forth in the Management Agreement, the Issuer may make changes to the Operating Budget from time to time as it deems necessary. Notice of any material modifications to the Operating Budget shall be delivered to the Indenture Trustee, the Back-Up Manager and the Servicer on or prior to the last day of each calendar month. The Operating Budget shall be delivered to the Indenture Trustee, the Back-Up Manager and the Servicer for the Indenture Trustee’s, the Back-Up Manager’s and Servicer’s information only and shall not be subject to the Indenture Trustee’s, the Back-Up Manager’s or Servicer’s approval; provided that the Issuer shall cause each such Operating Budget to be delivered in a form consistent with the initial Operating Budget delivered to the Indenture Trustee, the Back-Up Manager and the Servicer on or about the Initial Closing Date.

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(c)               Material Notices.

(i)                 The Issuer shall promptly deliver, or cause to be delivered, to the Servicer, the Indenture Trustee, the Back-Up Manager and the Rating Agencies, copies of all notices given or received with respect to a default under any term or condition related to any Permitted Indebtedness of any Obligor which default is reasonably likely to result in a Material Adverse Effect, and shall notify the Indenture Trustee, the Back-Up Manager and the Servicer in writing within five (5) Business Days after it obtains Knowledge of any material event of default with respect to any such Permitted Indebtedness.

(ii)              The Issuer shall promptly deliver to the Indenture Trustee, the Back-Up Manager, the Servicer and the Rating Agencies copies of any and all notices of a material default or breach which is reasonably expected to result in a termination of any Material Agreement or any Material Customer Agreement; provided that after and during the continuance of an Amortization Period or an Event of Default the Issuer shall promptly deliver to the Indenture Trustee, the Back-Up Manager and the Servicer copies of any and all notices of a material default or breach which is reasonably expected to result in a termination of any material contract or agreement.

(d)               Events of Default, etc. Promptly upon the Issuer obtaining Knowledge of any of the following events or conditions, the Issuer shall deliver to the Servicer, the Back-Up Manager and the Indenture Trustee (upon which each may conclusively rely with no obligation to verify or confirm and with no liability therefor) a certificate executed on its behalf by an Executive Officer specifying the nature and period of existence of such condition or event and what action the Issuer or the affected Asset Entity or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes a Default or an Event of Default; (ii) the occurrence of any event that is reasonably likely to have a Material Adverse Effect; or (iii) any actual or alleged material breach or default or assertion of (or written threat to assert) remedies under the Management Agreement or any Material Customer Agreement.

(e)               Litigation. Promptly upon the Issuer obtaining Knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against an Obligor or any of the Fiber Networks not previously disclosed in writing to the Indenture Trustee and the Servicer which would be reasonably likely to have a Material Adverse Effect and which is not covered by insurance or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting an Obligor or any of the Fiber Networks not covered by insurance which, in each case, could reasonably be expected to have a Material Adverse Effect, the Issuer shall give notice thereof to the Indenture Trustee, the Back-Up Manager and the Servicer and, upon request from the Servicer, shall provide such other information as may be reasonably available to them to enable the Servicer and its counsel to evaluate such matter.

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(f)                Insurance. Prior to the end of the policy period for each Insurance Policy of the Obligors, the Issuer shall deliver to the Servicer and the Back-Up Manager certificates, reports or other information, (i) outlining all material insurance coverage maintained as of the date thereof by the Obligors under such Insurance Policy and all material insurance coverage planned to be maintained by the Obligors in the subsequent policy period and (ii) to the extent not paid directly by the Manager, evidencing payment in full of the premiums for such insurance policies.

(g)               Other Information. With reasonable promptness, the Issuer shall deliver such other information and data with respect to the Obligors or the Fiber Networks as from time to time may be reasonably requested by the Indenture Trustee, the Back-Up Manager or the Servicer.

Section 7.03.      Existence; Qualification. The Issuer shall, and shall cause each Asset Entity to, at all times preserve and keep in full force and effect its existence as a corporation, partnership, limited liability company or trust, as applicable, and all rights, franchises, licenses and permits material to its business, including its qualification to do business in each state where it is required by law to so qualify, except to the extent that the failure to be so qualified would not have a Material Adverse Effect; provided that nothing contained in this Section 7.03 shall restrict the merger, consolidation or amalgamation of an Asset Entity with another Asset Entity.

Section 7.04.      Payment of Impositions and Claims.

(a)               Except for those matters being contested pursuant to clause (b) below, the Issuer shall pay, and shall cause the Asset Entities to promptly pay, (i) all Impositions; (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets (hereinafter referred to as the “Claims”); and (iii) all federal, state, provincial, territorial and local income taxes, sales taxes, excise taxes and all other taxes and assessments of the Issuer and the Asset Entities on their businesses, income, profits, franchises or assets (except to the extent the effect of which is not reasonably expected to result in a Material Adverse Effect), in each instance before any material penalty or fine is incurred with respect thereto.

(b)               The Asset Entities shall not be required to pay, discharge or remove any Imposition or Claim relating to a Fiber Network that it is otherwise obligated to pay, discharge or remove such Imposition or Claim so long as the Asset Entities or the Issuer contest in good faith such Imposition, Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Fiber Network or any portion thereof, so long as: (i) no Event of Default shall have occurred and be continuing, (ii) prior to the date on which such Imposition or Claim would otherwise have become delinquent, the Issuer shall have caused the Asset Entities to have given the Indenture Trustee and the Servicer prior written notice of their intent to contest said Imposition or Claim and shall have deposited with the Indenture Trustee (or with a court of competent jurisdiction or other appropriate body if necessary) such additional amounts as are necessary to keep on deposit at all times, an amount by way of cash, equal to (after giving effect to any Reserves then held by the Indenture Trustee for the item then subject to contest) at least 125% of the total of (x) the balance of such Imposition or Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon; (iii) no risk of sale, forfeiture or loss or material impairment of any interest in the applicable Fiber Network or any part thereof arises, in the Servicer’s reasonable judgment (at any time the Notes are Specially Serviced Notes) or in the Manager’s reasonable judgment (at any time the Notes are not Specially Serviced Notes), during the pendency of such contest; (iv) such contest does not, in the reasonable determination of the Manager or (at any time the Notes are Specially Serviced Notes) the Servicer, have a Material Adverse Effect; and (v) such contest is based on bona fide, material, and reasonable claims or defenses. Any such contest shall be prosecuted with due diligence, and the Issuer shall, or shall cause the applicable Asset Entity to, promptly pay the amount of such Imposition or Claim as finally determined, together with all interest and penalties payable in connection therewith (it being understood that the Issuer shall have the right to direct the Indenture Trustee in writing to use the amount deposited with the Indenture Trustee under Section 7.04(b)(ii) for the payment thereof). The Indenture Trustee (at the written direction of the Manager (at any time the Notes are not Specially Serviced Notes) and at the written direction of the Servicer (at any time the Notes are Specially Serviced Notes)) shall have full power and authority to apply any amount deposited with the Indenture Trustee to the payment of any unpaid Imposition or Claim to prevent the sale or forfeiture of the applicable Fiber Network for non-payment thereof, if the Servicer (in consultation with the Manager (if applicable)) reasonably believes that such sale or forfeiture is threatened.

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In connection with any determination made by the Servicer pursuant to this Section 7.04, the Servicer shall be entitled to request and conclusively rely on any determination made by the Manager or a certificate or opinion from an independent certified public accountant or other expert and the Servicer shall have no liability for making any such determination solely on the basis of any such determinations made by the Manager or such certificates or opinions requested and received by it and failing to make such determination in the absence of its receipt of such determination of the Manager and such certificates or opinions.

Section 7.05.      Maintenance of Insurance. Subject to availability on a commercially reasonable basis, the Issuer shall continuously maintain on behalf of the Obligors the following described policies of insurance with respect to all Fiber Networks without cost to the Indenture Trustee or the Servicer (the “Insurance Policies”):

(i)                 Commercial general liability insurance, including death, bodily injury and broad form property damage coverage with a combined single limit in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate for any policy year; and

(ii)              An umbrella excess liability policy with a limit of not less than $10,000,000 over primary insurance, which policy shall include coverage for so-called assumed and contractual liability coverage, premises medical payment and automobile liability coverage, and coverage for safeguarding of personalty and shall also include such additional coverages and insured risks which are acceptable to the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer).

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All Insurance Policies shall be in content (including endorsements or exclusions, if any), form, and amounts, and issued by companies, reasonably satisfactory to the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer) from time to time and, to the extent permissible, shall name the Indenture Trustee not in its individual capacity but solely in its capacity as the Indenture Trustee for the benefit of the Secured Parties and its successors and assignees as their interests may appear as an “additional insured” (and, if applicable, “loss payee”) for each of the policies under this Section 7.05 and shall contain a waiver of subrogation clause reasonably acceptable to the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer). All Insurance Policies shall provide, to the extent permissible, that the coverage shall not be modified without thirty (30) days’ advance written notice to the Indenture Trustee, the Back-Up Manager and the Servicer and shall provide that no claims shall be paid thereunder to a Person other than the Obligors and the Indenture Trustee, as loss payee, without ten (10) days’ advance written notice to the Indenture Trustee, the Back-Up Manager and the Servicer. The Issuer may obtain any insurance required by this Section 7.05 through blanket policies; provided that such blanket policies shall separately set forth the amount of insurance in force (together with applicable deductibles, and per occurrence limits) with respect to the Fiber Networks and shall afford all the protections to the Indenture Trustee as are required under this Section 7.05. If a blanket policy is issued, a certified copy of said policy shall be furnished, together with a certificate indicating that the Indenture Trustee, not in its individual capacity but solely in its capacity as Indenture Trustee on behalf of the Noteholders, is an additional insured (and, if applicable, loss payee) under such policy in the designated amount. The Issuer shall deliver duplicate originals of all Insurance Policies to the Indenture Trustee (if requested) and Servicer (if requested) and, in case of Insurance Policies about to expire, the Issuer shall deliver duplicate originals of replacement policies satisfying the requirements hereof to the Indenture Trustee (if requested) and the Servicer (if requested) prior to the date of expiration; provided that if such replacement policy is not yet available, the Issuer shall provide the Indenture Trustee (if requested) and the Servicer (if requested) with an insurance certificate executed by the insurer or its authorized agent evidencing that the insurance required hereunder is being maintained under such policy, which certificate shall be acceptable to the Indenture Trustee (if requested) and the Servicer (if requested) on an interim basis until the duplicate original of the policy is available. An insurance company shall not be satisfactory unless such insurance company (a) is licensed or authorized to issue insurance in the state, territory or province where the applicable Fiber Network is located and (b) has a claims paying ability rating (x) by (i) S&P Global Ratings, (ii) Moody’s or (iii) Fitch of “BBB+” (or its equivalent) or better or (y) by A.M. Best Rating Services, Inc. of “A-” (or its equivalent) or better; provided that if the claims paying ability rating of any such insurer is withdrawn or downgraded below “A” (or its equivalent) by any applicable rating agency, then such insurer must have a claims paying ability rating by Fitch of “BBB” or “F2” or better. Notwithstanding the foregoing, a carrier which does not meet the foregoing ratings requirement shall nevertheless be deemed acceptable hereunder; provided that such carrier is reasonably acceptable to the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer) and the Issuer shall obtain and deliver to the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer) a Rating Agency Confirmation with respect to such carrier. The Issuer shall furnish the Indenture Trustee (if requested) and the Servicer (if requested) receipts for the payment of premiums on such insurance policies or other evidence of such payment reasonably satisfactory to the Servicer in the event that such premiums have not been paid by the Manager or the Indenture Trustee pursuant to this Base Indenture. The requirements of this Section 7.05 shall apply to any separate policies of insurance taken out by the Issuer concurrent in form or contributing in the event of loss with the Insurance Policies. Losses shall be payable to the Indenture Trustee pursuant to a standard loss payable clause in its favor notwithstanding (1) any act, failure to act or negligence of the Obligors which might, absent such agreement, result in a forfeiture or all or part of such insurance payment, (2) the occupation or use of the Fiber Networks or any part thereof for purposes more hazardous than permitted by the terms of such policy or (3) any change in title to or ownership of the Fiber Networks or any part thereof; provided that the parties hereto acknowledge that coverage will not continue in effect if the applicable insurance carrier(s) are not notified of changes in ownership or substantial increase in risk prior to the loss in accordance with the policy. For purposes of determining whether the required insurance coverage is being maintained hereunder, each of the Indenture Trustee and Servicer shall be entitled to rely solely on a certification thereof furnished to it by the Issuer or the Manager, without any obligation to investigate the accuracy or completeness of any information set forth therein, and shall have no liability with respect thereto. The Insurance Policies shall not contain any deductible in excess of $250,000 (or, solely with respect to flood coverage, in excess of $500,000). For the avoidance of doubt, in no event shall the Indenture Trustee have any duty to monitor the Issuer’s compliance with or to review any documents delivered in connection with this Section 7.05.

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Section 7.06.      Operation and Maintenance of the Fiber Networks.

(a)               The Issuer shall cause each Asset Entity to maintain or cause to be maintained in good repair, working order and condition all material property necessary for use in the business of such Asset Entity, including the applicable Fiber Networks, and to make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. All work required or permitted under this Base Indenture shall be performed in a workmanlike manner and in compliance with all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)               In the event of casualty or loss with respect to the Fiber Network Assets or other property of any Asset Entity at any Fiber Network, the Issuer shall give prompt written notice, and in any event within three (3) Business Days of obtaining Knowledge thereof, of any such casualty or loss exceeding $1,000,000, or which is not covered by insurance, to the insurance carrier (if applicable), to the Indenture Trustee, the Back-Up Manager and the Servicer and shall promptly commence and diligently prosecute to completion, in accordance with the terms hereof, the repair and restoration of such Fiber Network Assets or other property of such Asset Entity at such Fiber Network at least substantially to the Pre-Existing Condition (a “Restoration”). The Issuer hereby authorizes and empowers (without obligation) the Servicer as attorney-in-fact for the Asset Entities (jointly with the Asset Entities unless an Event of Default has occurred and is continuing), or any of them, with respect to Insurance Proceeds in excess of $1,000,000 to make proof of loss, to adjust and compromise any claim under Insurance Policies, to appear in and prosecute any action arising from such Insurance Policies, to collect and receive Insurance Proceeds (to be held in the Content Cost, Network Expense and Insurance Reserve Account pending the Asset Entities’ determination with respect to Restoration of the affected Fiber Network Asset or property as set forth in Section 7.06(c)), and to deduct therefrom the Indenture Trustee’s and the Servicer’s reasonable expenses incurred in the collection of such proceeds; provided that nothing contained in this Section 7.06 shall require the Indenture Trustee or the Servicer to incur any expense or take any action hereunder. The Issuer further authorizes the Indenture Trustee, at the Servicer’s option and written direction, with respect to proceeds in excess of $1,000,000 (a) to hold the balance of such proceeds to be made available to the Asset Entities for the cost of Restoration of any of the Fiber Networks in the Content Cost, Network Expense and Insurance Reserve Account or (b) unless prohibited by Section 7.06(c), to apply such Insurance Proceeds to the payment of the Obligations whether or not then due.

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(c)               Notwithstanding any provision of this Section 7.06, the Servicer shall not exercise the Indenture Trustee’s option to apply Insurance Proceeds to the payment of the Obligations if all of the following conditions are met: (i) no Event of Default then exists; (ii) the Servicer reasonably determines that there will be sufficient funds to complete the Restoration of the Fiber Network Assets or other property of the Asset Entities at the Fiber Network to at least substantially the condition it was in immediately prior to such casualty (excluding replacement of obsolete Assets which are not required in connection with operating the applicable Fiber Network) and in compliance with applicable laws (the “Pre-Existing Condition”) and to timely make all payments due under the Transaction Documents during the Restoration of the affected Fiber Network Assets or other property of the Asset Entity at the Fiber Network; and (iii) the Servicer determines that the Restoration of the affected Fiber Network Assets or other property of the Asset Entities at the Fiber Network to the Pre-Existing Condition will be completed not later than six months prior to the latest Anticipated Repayment Date of any Notes then Outstanding. If the Servicer elects to apply Insurance Proceeds to the payment of the Obligations, such application shall be made on the Payment Date immediately following such election in accordance with the terms of the Cash Management Agreement. Notwithstanding the foregoing to the contrary, the Issuer, in its reasonable discretion, and within thirty (30) days of receipt of such Insurance Proceeds, may elect by a written notice to the Indenture Trustee and Servicer (with a copy of such notice to the Back-Up Manager) not to restore or replace the Fiber Network Assets or other property of the Asset Entities at the Fiber Network, in which event all Insurance Proceeds held in the Content Cost, Network Expense and Insurance Reserve Account, after reimbursing any amounts due to the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee, shall be applied to the payment of the Obligations on the Payment Date immediately following such election with any applicable Prepayment Consideration in direct order of alphanumerical designation; provided that, to the extent no written notice is given within such thirty (30) day period, the Issuer shall be deemed to have elected not to restore or replace the Fiber Network Assets or other property of the Asset Entities at the Fiber Network. In connection with any determination required to be made by the Servicer pursuant to this Section 7.06, the Servicer shall be entitled to request and conclusively rely on any determination made by the Manager or a certificate or opinion from an independent certified public accountant or other expert appointed in connection with its determination to direct the Indenture Trustee with respect to such application of Insurance Proceeds and the Servicer shall have no liability for making any such determination solely on the basis of any such determinations made by the Manager or such certificates or opinions requested and received by it and failing to make such determination in the absence of its receipt of such determination of the Manager and such certificates or opinions. Any determination required to be made by the Servicer pursuant to this Section 7.06(c) may be based on, and subject to prior receipt from the Issuer of, an Independent Certificate from a third-party expert obtained by, and at the cost of, the Issuer.

(d)               The Indenture Trustee shall not be obligated to disburse Insurance Proceeds more frequently than once every calendar month or without written direction from the Servicer or the Issuer. If Insurance Proceeds are applied to the payment of the Obligations, such application of Insurance Proceeds to principal shall be with any applicable Prepayment Consideration and shall not extend or postpone the due dates of the monthly payments due under the Notes or otherwise under the Transaction Documents, or change the amounts of such payments. If Fiber Network Assets or other property of an Asset Entity at a Fiber Network is sold at foreclosure or if the Indenture Trustee acquires ownership of Fiber Network Assets or other property of an Asset Entity at a Fiber Network, the Indenture Trustee shall have all of the right, title and interest of the applicable Asset Entity in and to any Insurance Proceeds and unearned premiums on Insurance Policies relating to such Fiber Network.

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(e)               In no event shall the Indenture Trustee be obligated to make disbursements of Insurance Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Issuer, less a retainage equal to the greater of (x) the actual retainage required pursuant to the applicable contract, or (y) 10% of such costs incurred until the Restoration has been completed. The retainage shall in no event be less than the amount actually held back by the Asset Entities from contractors, subcontractors and materialmen engaged in the Restoration. The retainage shall not be released until the Restoration has been completed in accordance with the provisions of this Section 7.06 and that all approvals necessary for the use of the Fiber Network have been obtained from all appropriate Governmental Authorities, and the Issuer delivers to the Servicer final lien waivers and such other evidence reasonably satisfactory to the Servicer that the costs of the Restoration have been paid in full or will be paid in full out of the retainage.

Section 7.07.      Inspection; Investigation. The Issuer shall permit, and shall cause each Asset Entity to permit, any authorized representatives designated by the Indenture Trustee or the Servicer to visit and inspect during normal business hours its Fiber Networks and its business, including its financial and accounting records, and to make copies and take extracts therefrom, to cause such records to be audited by independent public accountants and to discuss its affairs, finances and business with its officers and independent public accountants (with such party’s representative(s) present), at such reasonable times during normal business hours and as often as may be reasonably requested; provided that same is (x) conducted in such a manner as to not unreasonably interfere with such Obligor’s business and (y) only to the extent permitted under the relevant Fiber Network Underlying Rights Agreement. The Issuer shall permit, and shall cause each Asset Entity to permit, any authorized representatives designated by the Indenture Trustee and the Servicer to conduct site investigations of the Fiber Networks as may be reasonably requested with respect to environmental matters; provided that no subsurface investigations or other investigations that would reasonably be deemed to be intrusive shall be conducted without the prior written consent of the Issuer, such consent not to be unreasonably withheld and shall be to the extent permitted under the relevant Fiber Network Underlying Rights Agreement. Unless an Event of Default has occurred and is continuing or the Notes are Specially Serviced Notes, the Indenture Trustee and the Servicer shall provide advance written notice of at least three (3) Business Days prior to visiting or inspecting any Fiber Network or the Issuer’s office.

Section 7.08.      Compliance with Laws and Obligations. The Issuer shall, and shall cause each Asset Entity to, (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any Governmental Authority in all jurisdictions in which it is now doing business or may hereafter be doing business, other than those laws, rules, regulations and orders the noncompliance with which collectively could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) maintain all licenses and permits now held or hereafter acquired by any Obligor, the loss, suspension, or revocation of which, or failure to renew, in the aggregate could have a Material Adverse Effect and (C) perform, observe, comply and fulfill all of its material obligations, covenants and conditions contained in any Contractual Obligation except to the extent the failure to so observe, comply or fulfill such could not reasonably be expected to have a Material Adverse Effect.

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Section 7.09.      Further Assurances. The Issuer shall, and shall cause each Asset Entity to, from time to time, execute or deliver such documents, instruments, agreements, financing statements, and perform such acts as might be necessary or the Indenture Trustee or the Servicer at any time may reasonably request to evidence, preserve or protect the Assets and Collateral at any time securing or intended to secure the Obligations or to better and more effectively carry out the purposes of this Base Indenture and the other Transaction Documents. The Obligors shall file or cause to be filed all documents (including all financing statements) required to be filed by the terms of this Base Indenture and any applicable Series Supplement in accordance with and within the time periods provided for in this Base Indenture and in each applicable Series Supplement. In furtherance of the foregoing, the Obligors shall use commercially reasonable efforts to ensure that UCC-3 termination statements are filed as soon as practicable following the Initial Closing Date with respect to all UCC-1 financing statements filed with respect to Indebtedness previously secured by any portion of the Collateral that was paid off on the Initial Closing Date.

Section 7.10.      Performance of Agreements. The Issuer shall, and shall cause each Asset Entity to, duly and timely perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Transaction Documents to which it is a party, (ii) under all Material Agreements and Customer Agreements and (iii) all other agreements entered into or assumed by such Person in connection with the Fiber Networks, and shall not suffer or permit any material default or any event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing except where the failure to perform, observe or comply with any agreement referred to in clause (ii) or (iii) of this Section 7.10 would not reasonably be expected to have a Material Adverse Effect. No Obligor shall consent to any amendment, waiver or termination of, or with respect to, any Transaction Document (or any agreement which requires consent of any Obligor to amend under the terms of any Transaction Document) without written consent of the Indenture Trustee if so required by Section 13.01.

Section 7.11.      Advance Fees; New Customer Agreements. Any Fees which constitute Advance Fee Reserve Deposits shall be deposited into the applicable Advance Fee Reserve Account to be applied in accordance with Section 4.04 and the Cash Management Agreement. The Obligors, at the written request of the Indenture Trustee, acting at the written direction of the Servicer, shall furnish the Indenture Trustee or Servicer, as applicable, with executed copies of all Material Customer Agreements entered into after the Initial Closing Date.

Section 7.12.      Management Agreement.

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(a)               The Issuer shall, and shall cause the Asset Entities to, (i) perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of each Asset Entity to be performed and observed, (ii) promptly notify the Indenture Trustee, the Back-Up Manager and the Servicer in writing of any notice to any of the Asset Entities of any material default under the Management Agreement of which it has Knowledge, and (iii) prior to termination of the Manager in accordance with the terms of the Management Agreement, renew the Management Agreement prior to each expiration date thereunder in accordance with its terms. If any Asset Entity shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of such Asset Entity to be performed or observed, then, without limiting the Indenture Trustee’s other rights or remedies under this Base Indenture or the other Transaction Documents, and without waiving or releasing such Asset Entity from any of its obligations hereunder or under the Management Agreement, the Issuer grants the Indenture Trustee or the Servicer on its behalf the right, upon prior written notice to such Asset Entity, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the Management Agreement on the part of such Asset Entity to be performed or observed; provided that neither the Indenture Trustee nor the Servicer shall be under any obligation to pay such sums or perform such acts.

(b)               The Issuer shall not permit the Asset Entities to surrender, terminate, cancel, or modify (other than non-material changes), the Management Agreement, or enter into any other Management Agreement with any new Manager (other than an Acceptable Manager), or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without delivery of a Rating Agency Confirmation and written consent of the Servicer. If at any time the Servicer consents to the appointment of a new Manager, or if an Acceptable Manager shall become a Manager, such new Manager, or the Acceptable Manager, as the case may be, then the Issuer shall cause the Asset Entities to, as a condition of the Servicer’s consent, or with respect to an Acceptable Manager, prior to commencement of its duties as Manager, execute a subordination of management agreement in substantially the form delivered on the Initial Closing Date.

(c)               The Servicer shall have the right to require that the Manager be replaced in the manner set forth in the Management Agreement following the occurrence and continuation of a Manager Termination Event pursuant to the Management Agreement.

(d)               The Indenture Trustee, the Verification Agent, the Back-Up Manager and the Servicer are each permitted to utilize and in good faith rely upon the advice of the Manager (or to utilize other agents or attorneys), at the cost of the Manager or the Issuer, as an Additional Obligor Expense, in performing certain of its obligations under this Base Indenture and the other Transaction Documents, including Fiber Network management, operation, and maintenance; Fiber Network Asset dispositions and releases; any Restoration or Remedial Work; and confirmation of compliance by the Issuer with the provisions hereunder and under the other Transaction Documents and none of the Indenture Trustee, the Verification Agent, the Back-Up Manager or the Servicer shall have any liability with respect thereto.

Section 7.13.      Maintenance of Office or Agency by Issuer.

(a)               The Issuer shall maintain an office, agency or address where Notes (or evidence of ownership of Uncertificated Notes) may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange, and where notices and demands to or upon the Issuer in respect of the Notes, this Base Indenture and any Indenture Supplement may be served. The Issuer shall give prompt written notice to the Indenture Trustee of the location, and any change in the location, of such office, agency or address; provided that if the Issuer does not furnish the Indenture Trustee with an address in the City of New York where Notes may be presented or surrendered for payment, such presentations, surrenders, notices, and demands may be made or served at the Corporate Trust Office, and the Issuer hereby appoints the Indenture Trustee to receive all such presentations, surrenders, notices, and demands on behalf of the Issuer. The Issuer hereby appoints the Corporate Trust Office as its agency for such purposes.

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(b)               The Issuer may also from time to time designate one or more other offices or agencies where Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Indenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 7.14.      Deposits; Application of Deposits. On and after the Initial Closing Date, the Customers shall be directed by or on behalf of the Obligors to pay all Fees and other amounts due to the Asset Entities pursuant to the Customer Agreements (other than Excluded Amounts) directly to the applicable Control Account, and the Obligors agree to deposit all other Receipts due to the Asset Entities in respect of the Fiber Network Assets that have not been identified as Excluded Amounts that are paid by a Customer into an account other than a Control Account or that are otherwise received but not deposited directly into a Control Account, in all cases within two (2) Business Days following identification of such amounts by the Manager or the Obligors, to the Control Accounts pursuant to Section 3.02(a). All such deposits to the Control Accounts and amounts subsequently withdrawn from the Control Accounts for deposit to the Collection Account shall be allocated and applied pursuant to the terms of the Cash Management Agreement and this Base Indenture.

Section 7.15.      Estoppel Certificates.

(a)               Within ten Business Days following a written request by the Indenture Trustee or the Servicer, the Issuer shall provide to the Indenture Trustee and the Servicer a duly acknowledged written statement (upon which the Indenture Trustee and the Servicer may conclusively rely with no obligation to verify or confirm and with no liability therefor) confirming (i) the amount of the Outstanding Note Principal Balance of the Notes, (ii) the terms of payment and maturity date of the Notes, (iii) the date to which interest has been paid, (iv) whether any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail and (v) that this Base Indenture, the Notes and the other Transaction Documents are legal, valid and binding obligations of the Issuer and each Asset Entity (as applicable) and have not been modified or amended except in accordance with the provisions thereof.

(b)               Within ten Business Days following a written request by the Issuer, the Indenture Trustee shall provide to the Issuer a duly acknowledged written statement setting forth the amount of the Outstanding Note Principal Balance of the Notes, the date to which interest has been paid, and whether the Indenture Trustee has provided the Issuer, on behalf of itself and the Asset Entities, with written notice of any Event of Default. Compliance by the Indenture Trustee with the requirements of this Section 7.15 shall be for informational purposes only and shall not be deemed to be a waiver of any rights or remedies of the Indenture Trustee hereunder or under any other Transaction Document.

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Section 7.16.      Indebtedness. The Issuer shall not, and shall not permit the Asset Entities to, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a)               The Obligations; and

(b)               (i) Unsecured trade payables not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business, (ii) Indebtedness incurred in the financing of equipment and other personal property used in connection with the Fiber Networks in the ordinary course of business and (iii) reimbursement obligations to the Manager; provided that (A) none of such trade payables or other Indebtedness is secured by a lien on the Collateral or Assets of the Asset Entities, (B) each such trade payable is payable not later than 60 days after the original invoice date and is not overdue by more than 30 days and (C) the aggregate amount of all Indebtedness referred to in clauses (i), (ii) and (iii) of this Section 7.16(b) for all the Asset Entities (which, for the avoidance of doubt, excludes Revenue Sharing Payments and Fiber Network Operating Expenses) does not, at any time, exceed an amount equal to 5% of the aggregate initial Class Principal Balance of all Classes of then-Outstanding Notes in the aggregate.

In no event shall any Indebtedness (including any Permitted Indebtedness) other than the Obligations be secured, in whole or in part, by the Collateral or other Assets or any portion thereof or interest therein or any proceeds of any of the foregoing (other than Permitted Encumbrances).

Section 7.17.      No Liens. None of the Issuer or the Asset Entities shall create, incur, assume or permit to exist any Lien on or with respect to the Fiber Networks or any other Collateral except Permitted Encumbrances.

Section 7.18.      Contingent Obligations. Other than Permitted Indebtedness, the Issuer shall not, and shall not permit the Asset Entities to, create or become or be liable with respect to any material Contingent Obligation.

Section 7.19.      Restriction on Fundamental Changes. Except as otherwise expressly permitted in this Base Indenture, the Issuer shall not, and shall not permit the Asset Entities to, (i) amend, modify or waive any term or provision of their respective articles of incorporation, by-laws, articles of organization, limited liability company agreements or other organizational documents so as to violate or permit the violation of the provisions of Article VIII, unless required by law; or (ii) liquidate, wind-up or dissolve such Asset Entity; provided that nothing contained in this Section 7.19 shall restrict the merger, consolidation or amalgamation of one Asset Entity into another Asset Entity so long as the surviving entity is an Asset Entity.

Section 7.20.      Bankruptcy, Receivers, Similar Matters. An Obligor shall not apply for, consent to, aid, solicit, support, or otherwise act, cooperate or collude to cause the appointment of or taking possession by, a receiver, trustee or other custodian for all or a substantial part of the assets of any other Obligor. As used in this Base Indenture, an “Involuntary Obligor Bankruptcy” shall mean any involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any Obligor is a debtor or any portion of the Assets is property of the estate therein. An Obligor shall not file a petition for, consent to the filing of a petition for, aid, solicit, support, or otherwise act, cooperate or collude to cause the filing of a petition for an Involuntary Obligor Bankruptcy. In any Involuntary Obligor Bankruptcy, the other Obligors shall not, without the prior written consent of the Indenture Trustee (acting at the written direction of the Servicer) and the Servicer, consent to the entry of any order, file any motion, or support any motion (irrespective of the subject of the motion), and such Obligors shall not file or support any plan of reorganization. In any Involuntary Obligor Bankruptcy, the other Obligors shall do all things reasonably requested by the Indenture Trustee and the Servicer to assist the Indenture Trustee and the Servicer in obtaining such relief as the Indenture Trustee and the Servicer shall seek, and shall in all events vote as directed by the Indenture Trustee (acting at the written direction of the Servicer). Without limitation of the foregoing, each such Obligor shall do all things reasonably requested by the Indenture Trustee (acting at the written direction of the Servicer) to support any motion for relief from stay or plan of reorganization proposed or supported by the Indenture Trustee (acting at the written direction of the Servicer).

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Section 7.21.      ERISA.

(a)               No ERISA Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer shall not, and shall not permit any Asset Entity to, establish any Employee Benefit Plan or Multiemployer Plan, or commence making contributions to (or become obligated to make contributions to) any Employee Benefit Plan or Multiemployer Plan.

(b)               Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer shall not, and shall not permit the Asset Entities to: (i) engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (ii) except as may be necessary to comply with applicable laws, establish or amend any Employee Benefit Plan, which establishment or amendment could result in liability to the Obligors or increase the benefits obligation of the Obligors (including on behalf of any ERISA Affiliate thereof); provided that if the Issuer is in default of this covenant under subsection (i), the Issuer shall be deemed not to be in default if such default results solely because (x) any portion of the Notes have been, or will be, funded with plan assets of any Plan and (y) the purchase or holding of such portion of the Notes by such Plan or the operation of the Issuer or the Asset Entities constitutes or results in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of applicable Other Plan Laws.

Section 7.22.      Money for Payments to be Held in Trust.

(a)               The Paying Agent is hereby authorized to pay the principal of and interest on any Notes (as well as any other Obligation hereunder and under any other Transaction Document) on behalf of the Issuer and shall have an office or agency in Jersey City, New Jersey, where Notes may be presented or surrendered for payment and where notices, designations or requests in respect for payments with respect to the Notes and any other Obligations due hereunder and under any other Transaction Document may be served. The Issuer hereby appoints the Indenture Trustee as the initial Paying Agent for amounts due on the Notes of each Series and the other Obligations.

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(b)               On each Payment Date (or such other dates as may be required or permitted hereunder) the Paying Agent shall cause all payments of amounts due and payable with respect to any Notes and other Obligations that are to be made from amounts in the Collection Account to be made on behalf of the Issuer by the Paying Agent, and no such amounts shall be paid over to the Issuer. All such payments shall be made based on the information set forth in the Manager Report.

(c)               Subject to applicable laws with respect to escheatment of funds, any money held by the Indenture Trustee or any Paying Agent in trust for the payment of any amount due with respect to any Note and remaining unclaimed for two years after such amount has become due and payable shall be discharged from such trust and be paid to or at the direction of the Issuer on an Issuer Request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof (but only to the extent of the amounts so paid to the Issuer), and all liability of the Indenture Trustee or such Paying Agent with respect to such trust money shall thereupon cease. The Indenture Trustee shall also adopt and employ, at the expense and direction of the Issuer, any other reasonable means of notification of such repayment (including mailing notice of such repayment to Holders whose right to or interest in monies due and payable but not claimed is determinable from the records of the Indenture Trustee or of any Paying Agent, at the last address of record for each such Holder).

Section 7.23.      Fiber Network Underlying Rights Agreements.

(a)               Modification. Except as provided in this Section 7.23, the Issuer shall not, and shall not permit the Asset Entities to, modify or amend any material substantive or economic terms of, or, subject to the terms herein, terminate or surrender any Fiber Network Underlying Rights Agreement, in each case without the prior written consent of the Manager (or, at any time the Notes are Specially Serviced Notes, the Servicer), which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported material modification, amendment, or any surrender, termination, sale or assignment of any Fiber Network Underlying Rights Agreement without the Manager’s (or, at any time that the Notes are Specially Serviced Notes, the Servicer’s) prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, the Asset Entities shall be permitted, without the consent of the Indenture Trustee, the Manager or the Servicer, to:

(i)                 extend or expand the terms of the Fiber Network Underlying Rights Agreement on commercially reasonable substantive and economic terms; or

(ii)              terminate or sell (including by way of assignment) any Fiber Network Underlying Rights Agreement which the Issuer reasonably deems necessary in accordance with prudent business practices subject to the provisions of Section 7.10.

(b)               Performance of Fiber Network Underlying Rights Agreements. The Issuer shall cause each Asset Entity to fully perform as and when due each and all of its obligations under each applicable Fiber Network Underlying Rights Agreement in accordance with the terms of such Fiber Network Underlying Rights Agreement and shall not permit such Asset Entity to cause or suffer to occur any material breach or default in any of such obligations. The Issuer shall cause each Asset Entity to exercise any option to renew or extend any Fiber Network Underlying Rights Agreement; provided that an Asset Entity may elect not to exercise any such option if, and to the same extent that, such Asset Entity would be entitled to terminate, sell or assign such Fiber Network Underlying Rights Agreement pursuant to Section 7.23(a). If an Asset Entity does intend to exercise such option, the Issuer shall give the Servicer 30 days prior written notice thereof.

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(c)               Notice of Default. If any Asset Entity shall have or receive any written notice that any Fiber Network Underlying Rights Default has occurred, the effect of which, in such Asset Entity’s reasonable opinion, is likely to result in the termination of the applicable Fiber Network Underlying Rights Agreement, then the Issuer shall, within three Business Days of receipt of such notice, notify the Indenture Trustee, the Back-Up Manager and the Servicer in writing of the same and deliver to the Indenture Trustee, the Back-Up Manager and the Servicer a true and complete copy of each such notice. Further, the Issuer shall provide such documents and information as the Indenture Trustee, the Back-Up Manager and the Servicer shall reasonably request concerning such Fiber Network Default.

(d)               The Servicer’s Right to Cure. Each Obligor agrees that if any Fiber Network Underlying Rights Default shall occur and be continuing, or if any property owner, utility or municipal authority or other counterparty to a Fiber Network Underlying Rights Agreement asserts in writing that a Fiber Network Underlying Rights Default has occurred (whether or not such Obligor questions or denies such assertion), then, subject to (i) the terms and conditions of the applicable Fiber Network Underlying Rights Agreement, and (ii) the Asset Entities’ right to terminate, sell or assign the applicable Fiber Network Underlying Rights Agreement in accordance with Section 7.23(a), the Servicer, upon five Business Days’ prior written notice to the Issuer, unless the Servicer reasonably determines that a shorter period (or no period) of notice is necessary to protect the Indenture Trustee’s interest in such Fiber Network Underlying Rights Agreement, may (but shall not be obligated to, regardless of the Servicing Standard (if the Notes are not then Specially Serviced Notes) and consistent with the Servicing Standard (if the Notes are then Specially Serviced Notes)) take any action that the Servicer deems reasonably necessary, including (i) performance or attempted performance of the applicable Asset Entity’s obligations under such Fiber Network Underlying Rights Agreement, (ii) curing or attempting to cure any actual or purported Fiber Network Underlying Rights Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) access to the applicable Fiber Network Asset for any or all of such purposes. Upon the Indenture Trustee’s or the Servicer’s reasonable request, the Issuer shall submit satisfactory evidence of payment or performance of any of its obligations under the applicable Fiber Network Underlying Rights Agreement. The Servicer may pay and expend such sums of money as the Servicer in its sole discretion deems necessary or desirable for any such purpose, and the Issuer shall pay to the Servicer, within five Business Days of the written demand of the Servicer all such sums so paid or expended by the Servicer.

Section 7.24.      Rule 144A Information. For so long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer agrees to provide to any Noteholder or Note Owner, and to any prospective purchaser of Notes designated by such Noteholder or Note Owner upon the request of such Noteholder or Note Owner or prospective purchaser, any information required to be provided to such holder, owner or prospective purchaser to satisfy the conditions set forth in Rule 144A(d)(4) under the Securities Act.

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Section 7.25.      Notice of Events of Default. The Issuer shall give the Indenture Trustee, the Servicer, the Back-Up Manager and the Rating Agencies prompt written notice of each Default of which it obtains Knowledge and each Event of Default and shall give the Indenture Trustee, the Back-Up Manager and the Servicer written notice of each default on the part of any party to the other Transaction Documents with respect to any of the provisions thereof of which the Issuer obtains Knowledge.

Section 7.26.      Maintenance of Books and Records. The Issuer shall, and shall cause the Asset Entities to, maintain and implement administrative and operating procedures reasonably necessary in the performance of their obligations hereunder and the Issuer shall, and shall cause the Asset Entities to, keep and maintain at all times, or cause to be kept and maintained at all times, all documents, books, records, accounts and other information reasonably necessary or advisable for the performance of their obligations hereunder to the extent required under applicable law.

Section 7.27.      Continuation of Ratings. To the extent permitted by applicable laws, rules or regulations, the Issuer shall, and shall cause the Asset Entities to, (i) provide the Rating Agencies with information, to the extent reasonably obtainable by the Issuer or the Asset Entities, and take all reasonable action necessary to enable the Rating Agencies to monitor the credit ratings of the Notes and (ii) pay such ongoing fees of the Rating Agencies as they may reasonably request to monitor their respective ratings of the Notes.

Section 7.28.      The Indenture Trustee’s, Back-Up Manager’s and Servicer’s Expenses. The Issuer shall pay, on demand by the Indenture Trustee, the Back-Up Manager or the Servicer, all reasonable out-of-pocket expenses, charges, costs and fees (including reasonable attorneys’ fees and expenses) and indemnities in connection with the negotiation, documentation, closing, administration, servicing, enforcement, interpretation, and collection of the Notes and the Transaction Documents, and in the preservation and protection of the Indenture Trustee’s rights hereunder and thereunder. Without limitation the Issuer shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Indenture Trustee, Back-Up Manager and the Servicer in any case or proceeding under the Bankruptcy Code (or any law succeeding or replacing any of the same) involving the Obligors, the Manager (as long as the Manager is an affiliate of the Obligors) or the Guarantor. In addition, the Issuer shall pay all expenses, charges, costs, fees and liabilities incurred in connection with enforcing any right to payment, reimbursement and/or indemnity hereunder.

Section 7.29.      Disposition of Fiber Networks and Fiber Network Assets.

(a)               The Asset Entities shall not dispose or otherwise transfer Fiber Network Assets, except for dispositions as expressly permitted in this Section 7.29, Section 7.33 or Section 7.34.

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(b)               Subject to clause (d) of this Section 7.29, the Asset Entities may dispose of Fiber Network Assets at any time to one or more Persons (including affiliates of the Asset Entities); provided that the Disposition Conditions are satisfied as certified to the Indenture Trustee, the Back-Up Manager and the Servicer by the relevant Asset Entities or the Issuer, as applicable (upon which certifications the Indenture Trustee, the Back-Up Manager and the Servicer are entitled to conclusively rely with no obligation to verify or confirm the contents thereof and with no liability thereof), and that the pro forma Senior DSCR after giving effect to such disposition and any concurrent repayment of the Notes is greater than or equal to the Senior DSCR immediately prior to such disposition. In connection with each disposition of a Fiber Network Asset (other than in connection with the prepayment of a Series of Notes in full pursuant to Section 7.33), the Issuer shall prepay the Notes in an amount equal to the applicable Release Price for such Fiber Network Assets.

(c)               Notwithstanding the foregoing, the Asset Entities may dispose of Fiber Network Assets with a value less than $5,000,000.00 in the aggregate (including all such disposition following the Initial Closing Date) (which amount may be increased with Rating Agency Confirmation in connection with the issuance of Additional Notes) in accordance with prudent business practices; provided that the applicable Asset Entity has provided written certification to the Indenture Trustee, the Back-Up Manager and the Servicer that such Asset Entity has reasonably determined that it is necessary to terminate or otherwise dispose of such Fiber Network Assets in accordance with prudent business practices and the terms hereof in order to maximize the aggregate revenue of all Fiber Networks as a whole; provided, further, that during a Special Servicing Period, the Servicer consents thereto provided, further, that none of the Indenture Trustee, the Servicer or the Back-Up Manager shall have any obligation to verify or confirm the contents of such certification and shall have no liability therefor.

(d)               In connection with any disposition permitted by this Section 7.29, the Manager shall deliver an Officer’s Certificate to the Servicer, the Back-Up Manager and the Indenture Trustee to the effect that any applicable conditions to such disposition have been (or shall concurrently therewith be) satisfied and directing the Indenture Trustee in writing to release any security interests associated with the disposed Fiber Network Assets, upon which the Indenture Trustee, the Back-Up Manager and the Servicer shall be permitted to fully rely, and the Indenture Trustee shall thereupon take such actions as directed to release any security interests on the Collateral associated with the disposed Fiber Network Assets as the Issuer may reasonably request in writing with no obligation to verify or confirm the contents of such Officer’s Certificate or directions and with no liability therefor.

(e)               The rights set forth in this Section 7.29 shall be in addition to the rights related the disposition of Fiber Network Assets set forth in Section 7.33. The Issuer shall be permitted to make dispositions of real property interests owned by the Issuer that are not Fiber Network Assets without regard to the provisions applicable to dispositions set forth in this Section 7.29 or Section 7.33.

(f)                For purposes of this Section 7.29, the Issuer, in lieu of disposing individual Fiber Network Assets, may dispose of all, but not less than all, of the Equity Interests of an Asset Entity; provided that for purposes of this Section 7.29, the designation of all of the Fiber Networks owned by such Asset Entity otherwise would satisfy the requirements of Section 7.29(b) or 7.29(c), and the Issuer complies with the provisions thereof as if it had disposed of such Fiber Network Assets individually.

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Section 7.30.      Environmental Remediation. Each Asset Entity agrees to commence within 30 days (or such shorter period as may be required by law) after written demand by the Indenture Trustee (acting at the written direction of the Majority Controlling Class) or the Servicer (solely after a Responsible Officer of the Servicer received written notice of the requirement for such Remedial Work with respect to any Fiber Network is required by applicable environmental law) and diligently prosecute to completion any Remedial Work to the extent required under applicable Environmental Laws (it being understood that such Asset Entity is not obligated to perform any such Remedial Work that a Customer is contractually obligated to perform). If an Asset Entity fails to promptly commence and diligently pursue to completion any such Remedial Work with respect to any Specially Serviced Fiber Network, the Servicer may (but shall not be obligated to), upon 30 days prior notice to the Issuer of its intention to do so, cause such Remedial Work to be performed to the extent required by applicable Environmental Laws. In connection with any such Remedial Work with respect to any Fiber Network that is projected to cost in excess of $1,000,000, the applicable Asset Entity agrees to cause such Remedial Work to be performed by licensed contractors. The Obligors agree to pay and reimburse the Servicer for all expenses reasonably incurred by the Servicer in connection with (a) monitoring, reviewing or performing such Remedial Work, (b) investigating potential environmental claims against the Asset Entities or (c) participating in any legal or administrative proceeding concerning any applicable Environmental Law.

Section 7.31.      Limitation on Certain Issuances and Transfers. The Issuer shall not issue any Series of Tax Restricted Notes, permit the issuance or transfer of any Equity Interests of the Issuer or permit the issuance or transfer of any other interest in the Issuer that may be treated as equity of the Issuer if after giving effect thereto the sum of (a) the aggregate maximum number of Holders and Beneficial Owners for all Series and Classes of Tax Restricted Notes (including the Tax Restricted Notes to be issued), (b) the number of holders and beneficial owners of Equity Interests of the Issuer and (c) the number of holders and beneficial owners of any other interests in the Issuer that are or may be treated as equity of the Issuer (all as determined for purposes of Treasury regulation 1.7704-1(h)), would exceed 90.

Section 7.32.      Tax Status. The Issuer and each of the Asset Entities agree that, as of the Initial Closing Date (in the case of the Issuer and the Closing Date Asset Entities) or as of the date of its joinder to this Base Indenture (in the case of an Additional Asset Entity), it shall maintain its status as an entity not treated for U.S. federal income tax purposes as a corporation or other entity taxable as a corporation.

Section 7.33.      Disposition of Fiber Network Assets in Connection with the Prepayment of a Series of Notes. Notwithstanding anything to the contrary in Section 7.29, in connection with a payment in full of the Outstanding Note Principal Balance of a Series of Notes, the Asset Entities may dispose of Fiber Network Assets, and the Issuer may dispose of one or more Asset Entities that own Fiber Network Assets, to one or more Persons (including Affiliates of the Asset Entities); provided that if there are any Continuing Notes following such payment of a Series of Notes in full, the following conditions must be satisfied, as certified to the Indenture Trustee, the Back-Up Manager and the Servicer by the relevant Asset Entities or the Issuer, as applicable: (a) no Event of Default has occurred and is continuing and no Amortization Period has commenced, (b) during a Special Servicing Period, the Servicer consents thereto, (c) written notice is provided by the Issuer (or the Manager on its behalf) to each Rating Agency with respect to such disposition and if the aggregate Allocated Note Amount of all Fiber Networks released since the Initial Closing Date, after taking into account the proposed release, is greater than 10% of the aggregate initial Class Principal Balances of all Classes of then-Outstanding Notes, a Rating Agency Confirmation is obtained; provided that after each such Rating Agency Confirmation is obtained, the Obligors may dispose of Fiber Networks having aggregate Allocated Note Amounts in amount equal to an additional 10% of the aggregate initial Class Principal Balances of all Classes of then-Outstanding Notes prior to obtaining an additional Rating Agency Confirmation and (d) the pro forma Leverage Ratio after giving effect to such disposition and any concurrent repayment of the Notes is less than or equal to the greater of (x) 10.25x and (y) the Leverage Ratio as of the date of the most recent issuance of Additional Notes (after giving effect to the issuance of such Additional Notes), (the conditions set forth in clauses (a) through (d) collectively, the “Disposition Conditions”); provided that the Servicer, the Indenture Trustee, the Verification Agent and the Back-Up Manager have been paid all unpaid Additional Obligor Expenses and all other unpaid fees, indemnification amounts and expenses to the extent then due and payable to the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee, as applicable, under the Transaction Documents (in each case only to the extent sufficient funds for payment in full of such amounts have not been deposited in the Collection Account for distribution on the applicable Payment Date). The Indenture Trustee, the Servicer and the Back-Up Manager shall be entitled to fully rely on such certification with no obligation to verify or confirm the contents thereof and with no liability therefor. The Verification Agent shall be responsible for verifying the Allocated Note Amounts and Leverage Ratio.

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Section 7.34.      Substitution of Fiber Networks.

The Asset Entities may at any time on or prior to the earliest Anticipated Repayment Date for any Series of Notes then outstanding substitute new Fiber Networks, the Fiber Network Assets related thereto to be owned by such Asset Entity or another Asset Entity for the Fiber Networks with related Fiber Network Assets then owned by an Asset Entity; provided that (a) Rating Agency Confirmation is received with respect to such substitution and (b) as certified in writing to the Servicer and the Indenture Trustee by the Manager, (i) the Allocated Note Amounts of the replacement Fiber Networks substituted during any calendar year (other than those replaced to cure a default) do not in the aggregate exceed 5% of the aggregate Class Principal Balance of all Classes of Notes (with any unused portion of such limit being permitted to be carried over into subsequent years subject to a carryover limit of 25%), (ii) after giving effect to such substitution, the DSCR is no less than the DSCR immediately prior to such substitution, (iii) the replacement Fiber Network is subject to one or more Customer Agreements, (iv) after giving effect to such substitution, (A) the Leverage Ratio is not greater than 10.25x and (B) the Class A Leverage Ratio is not greater than 6.25x; and (v) such substitute Fiber Networks and related Fiber Network Assets shall be fiber-based and used in residential, governmental and commercial fiber-to-the-premises business lines substantially similar to those of the Fiber Networks owned by the Closing Date Asset Entity on the Initial Closing Date. The Indenture Trustee and the Servicer shall be entitled to fully rely on such certification with no obligation to verify or confirm the contents thereof and with no liability therefor. The Verification Agent shall be responsible for verifying the Allocated Note Amounts, Leverage Ratio, Class A Leverage Ratio and Senior DSCR. In connection with any such substitution, the Indenture Trustee and the Servicer shall receive Opinions of Counsel (consistent with the Opinions of Counsel delivered on the Initial Closing Date) as they may reasonably request.

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Section 7.35.      Sub-Servicers.

The Issuer shall assist and cooperate with the Servicer to obtain Rating Agency Confirmation in respect of any Sub-Servicing Agreement (as defined in the Servicing Agreement).

ARTICLE VIII

SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,
WARRANTIES AND COVENANTS

Section 8.01.      Applicable to the Issuer and the Asset Entities. The Issuer hereby represents, warrants and covenants that since the formation of each of the Asset Entities and the Issuer, each of the Obligors has (or has not, as applicable), and as of the Initial Closing Date (or the date upon which an applicable Asset Entity becomes party to this Base Indenture) and until such time as all Obligations are paid in full, each of the Obligors:

(a)               except for properties, or interests therein, which such Obligor has sold and for which such Obligor has no continuing obligations or liabilities, shall not own any assets other than (i) with respect to each Asset Entity, the direct or indirect ownership interests in any Additional Asset Entities, the Fiber Network Assets, the Customer Agreements, other property interests and Related Property (the “Underlying Interests”) and (ii) with respect to Issuer, direct or indirect ownership interests in the Asset Entities and Related Property (the “Asset Entity Interests”);

(b)               will not engage in any business, directly or indirectly, other than the ownership, management and operation of the Underlying Interests or the Asset Entity Interests, as applicable;

(c)               will not enter into any contract or agreement with any Related Party except in the ordinary course of business and upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than a Related Party (it being understood that the Management Agreement and the other Transaction Documents comply with this covenant);

(d)               has not incurred any Indebtedness that remains Outstanding as of the Initial Closing Date and shall not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Permitted Indebtedness;

(e)               has not made any loans or advances to any Person (other than among the Obligors) that remain Outstanding as of the Initial Closing Date and shall not make any loan or advance to any Person (including any of its Affiliates) other than another Obligor or as expressly permitted by the Transaction Documents, and has not acquired and shall not acquire obligations or securities of any Related Party;

(f)                is and intends to remain solvent and to pay its own liabilities, indebtedness, and obligations of any kind from its own separate assets as the same shall become due, and intends to maintain adequate capital for its obligations in light of its contemplated business operations; provided that the foregoing shall not require any member of an Obligor to make additional capital contributions or provide other financial support to such Obligor;

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(g)               will do all things necessary to preserve its existence and shall not, nor shall any Related Party or other Obligor, amend, modify or otherwise change its articles of incorporation, by-laws, articles of organization, operating agreement or other organizational documents in any manner with respect to the matters set forth in this Article VIII except as otherwise permitted under such organizational documents;

(h)               shall continuously maintain its qualifications to do business in all jurisdictions necessary to carry on its business, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect;

(i)                 will conduct and operate its business as presently contemplated with respect to the ownership of the Fiber Network Assets, Customer Agreements, or the Asset Entity Interests, as applicable;

(j)                 will maintain books and records and bank accounts separate from those of its Related Parties and any other Person (other than the Obligors) and shall maintain consolidated financial statements of the Issuer and its subsidiaries that are separate from their Affiliates (it being understood that the Obligors’ assets may also be included in consolidated financial statements of their Affiliates; provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Obligors from such Affiliates and to indicate that the Obligors’ assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall also be included in the Issuer’s own separate consolidated financial statements to be delivered pursuant to Section 7.02(a)(iii));

(k)               will hold itself out to the public as a legal entity separate and distinct from any other Person (including any of its Related Parties), and not as a department or division of any Person (other than the other Obligors) and shall correct any known misunderstandings regarding its existence as a separate legal entity;

(l)                 has not required and shall not require any employees to conduct its business operations; provided that any expenses related to the conduct of its business operations have been paid and shall be paid solely from its own funds;

(m)             will allocate, fairly and reasonably any shared expenses with Related Parties (including shared office space);

(n)               will use stationery, invoices and checks bearing its own name (including any trade name) and separate from those of any Related Party (it being understood that the Obligors are expressly permitted to use common stationery, invoices and checks among the Obligors);

(o)               will file all such separate tax returns with respect to an Obligor (or consolidated tax returns for two or more Obligors, if applicable) that are required under applicable law;

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(p)               intends to maintain adequate capital for its obligations in light of its contemplated business operations; provided that the foregoing shall not require its respective Member to make additional capital contributions to such Obligor;

(q)               will not seek, acquiesce in, or suffer or permit, its liquidation, dissolution or winding up, in whole or in part;

(r)                except as otherwise permitted in the Transaction Documents, shall not enter into any transaction of merger, consolidation, amalgamation, sell all or substantially all of its assets or acquire by purchase or otherwise all or substantially all of the business or assets (unless in the case of an asset acquisition, all such assets consist of Fiber Network Assets, Customer Agreements and Related Property) of or any stock or beneficial ownership of, any Person;

(s)                will not commingle or permit to be commingled, its funds or other assets with those of any other Person (other than, with respect to the Obligors, each other Obligor, or as may be held by the Manager, as agent, for each Asset Entity pursuant to the terms of the Management Agreement);

(t)                 will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Related Party;

(u)               will not hold itself out to have guaranteed or otherwise be responsible for the debts or obligations of any other Person (other than any obligations (x) of another Obligor, including the Obligations or (y) that are no longer outstanding on the later of the Initial Closing Date or the date on which an applicable Asset Entity becomes party to this Base Indenture);

(v)               has not guaranteed or otherwise become liable in connection with any obligation of any other Person (other than the other Obligors) that remains outstanding, and shall not guarantee or otherwise become liable on or in connection with any obligation (other than the Obligations) of any other Person (other than the other Obligors) that remains outstanding;

(w)             will not pledge its assets to secure obligations of any other Person (other than the other Obligors);

(x)               except for funds deposited into the Accounts in accordance with the Transaction Documents, shall not hold title to its assets other than in its name (including any trade name);

(y)               shall hold all of its assets solely in its own name (including any trade name) or in the name of another Obligor;

(z)               shall comply in all material respects with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by it contained in or appended to the non-consolidation opinion delivered pursuant hereto on the Initial Closing Date;

(aa)            will continue to conduct its business solely in its own name (including any trade name);

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(bb)           will continue to observe all limited liability company or other applicable corporate formalities; and

(cc)            since the Initial Closing Date, has not formed, acquired or held any subsidiary (other than another Obligor) and shall not form, acquire or hold any subsidiary (other than another Obligor).

Section 8.02.      Applicable to the Issuer. In addition to its respective obligations under Section 8.01, and without limiting the provisions of Section 7.20, the Issuer hereby represents, warrants and covenants as of the Initial Closing Date and until such time as all Obligations are paid in full:

(a)               The Issuer shall not, and the Issuer shall not in its capacity as the sole member of any Asset Entity, permit such Asset Entity to, without the prior unanimous written consent of the board of directors of the Issuer, including the independent directors of such board, institute proceedings for any of themselves to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against themselves; file a voluntary bankruptcy petition or any other petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for themselves or a substantial part of their property; make or consent to any assignment for the benefit of creditors; or admit in writing their inability to pay their debts generally as they become due; and

(b)               The Issuer has and at all times shall maintain at least two (2) independent directors on its board of directors, who shall be selected by the Member of the Issuer.

ARTICLE IX

SATISFACTION AND DISCHARGE

Section 9.01.      Satisfaction and Discharge of Base Indenture. This Base Indenture shall cease to be of further effect with respect to any Notes of a particular Series except as to (i) rights of registration of transfer and exchange (or de-registration and/or registration of Uncertificated Notes), (ii) substitution of mutilated, destroyed, lost or wrongfully taken Notes of a particular Series, (iii) rights of Noteholders of a particular Series to receive payments of principal thereof and interest thereon, (iv) the rights, obligations and immunities of the Indenture Trustee hereunder (including the rights of the Indenture Trustee under Section 11.02 and the obligations of the Indenture Trustee under Section 9.02), and (v) the rights of Noteholders of a particular Series as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them, and the Indenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments, to be prepared by the Issuer or its counsel, acknowledging satisfaction and discharge of this Base Indenture with respect to the Notes of a particular Series, when:

(a)               either of

(i)                 all Notes of such Series theretofore authenticated and delivered (or with respect to Uncertificated Notes, registered) (other than (i) Notes of a particular Series that have been mutilated, destroyed, lost or wrongfully taken and that have been replaced or paid as provided in Section 2.04 and (ii) Notes of a particular Series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.22) have been delivered to the Indenture Trustee for cancellation; or

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(ii)              all Notes of such Series not theretofore delivered to the Indenture Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be irrevocably deposited with the Indenture Trustee cash or direct obligations of or obligations guaranteed by the United States of America (which shall mature prior to the date such amounts are payable), in trust for such purpose, in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Indenture Trustee for cancellation, for principal and interest to the date of such deposit;

(b)               the Issuer has paid or caused to be paid all Obligations and other sums due and payable hereunder by the Issuer in respect of such Series and all commitments to extend credit under all Class A-1-V Note Purchase Agreements, and all Class A-1-L Note Purchase Agreements have been terminated by the Issuer in respect of such Series; and

(c)               the Issuer has delivered to the Indenture Trustee an Officer’s Certificate, an Opinion of Counsel and (if required by the Indenture Trustee in its sole discretion with no liability therefor) an Independent Certificate from a firm of certified public accountants, each meeting the applicable requirements of Section 15.01 and, subject to Section 15.02, each stating that all conditions precedent provided for in this Base Indenture relating to the satisfaction and discharge of this Base Indenture with respect to such Series have been complied with.

Section 9.02.      Application of Trust Money. With respect to such Series, all monies deposited with the Indenture Trustee pursuant to Section 9.01 shall be held in trust and applied by the Indenture Trustee, in accordance with the provisions of the Notes of such Series and this Base Indenture, to the payment through the Paying Agent to the Holders of the particular Notes of such Series for the payment of which such monies have been deposited with the Indenture Trustee, of all sums due and to become due thereon for the Note Principal Balance of such Notes and interest but such monies need not be segregated from other funds except to the extent required in this Base Indenture or required by law.

Section 9.03.      Repayment of Monies Held by Paying Agent. With respect to each Series, in connection with the satisfaction and discharge of this Base Indenture, all monies then held by any Paying Agent other than the Indenture Trustee under the provisions of this Base Indenture with respect to such Notes shall, upon demand of the Issuer, be paid to the Indenture Trustee to be held and applied according to Section 7.22 and thereupon such Paying Agent shall be released from all further liability with respect to such monies.

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ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01.  Events of Default. Subject to the standard of care set forth in Section 11.01(a), which standard may require the Indenture Trustee to act, any rights or remedies granted to the Indenture Trustee under this Article X or elsewhere in this Base Indenture and the other Transaction Documents, upon the occurrence of an Event of Default, are hereby expressly delegated to and assumed by the Servicer, who shall act on behalf of the Indenture Trustee with respect to all enforcement matters relating to any such Event of Default, including the right to institute and prosecute any Proceeding on behalf of the Indenture Trustee and the Noteholders and other Secured Parties and direct the application of monies held by the Indenture Trustee (to the extent the Indenture Trustee has the discretion hereunder to apply such monies as it deems necessary or appropriate); provided that such delegation of authority shall not apply to any matters relating to the Controlling Class Representative set forth in Section 10.05; provided, further, that the Servicer shall have the benefit of the Indenture Trustee’s exculpation rights and protections under this Base Indenture (including Article X) in connection with such performance (in addition to such exculpation rights and protections afforded to it under the Servicing Agreement). The Servicer agrees to keep the Indenture Trustee informed on a reasonably current basis in its exercise of any rights or remedies of the Indenture Trustee delegated or assumed by the Servicer pursuant to the terms hereof, and each of the Indenture Trustee and the Servicer agrees to provide reasonable cooperation to each other in connection therewith. “Event of Default”, wherever used in this Base Indenture or in any Indenture Supplement shall mean the occurrence or existence of any one or more of the following:

(a)               Principal and Interest. Failure of the Issuer to make any payment of interest or principal due on the Notes on any Payment Date (it being understood that the failure of the Issuer (1) to pay Accrued Note Interest on the Class C Notes on any Payment Date for which funds are not available in accordance with Section 5.01(a)(vi) or Section 5.01(a)(xvi), (2) to pay Post-ARD Additional Interest on any Payment Date for which funds are not available in accordance with Section 5.01(a)(xix), (3) to pay Prepayment Consideration on any Payment Date for which funds are not available in accordance with Section 5.01(a)(xx) or (4) to pay Monthly Amortization Amounts or Additional Principal Payment Amounts on any Payment Date for which funds are not available in accordance with Section 5.01(a)(ix) shall not constitute an Event of Default unless, in the case of clause (1), such amounts remain unpaid as of the applicable Rated Final Payment Date).

(b)               Other Defaults Under Base Indenture. Any default in the observance or performance of any covenant or agreement of the Obligors contained in this Base Indenture (other than as provided in Section 10.01(a)), or any breach of any representation or warranty contained in this Base Indenture, which default or breach is reasonably likely to cause a Material Adverse Effect and which continues unremedied for a period of 30 days after (x) receipt by the Issuer of written notice from the Indenture Trustee or the Servicer (to the extent a Responsible Officer of the Indenture Trustee or the Servicer, as applicable, has received written notice thereof) (with a copy to the Servicer or the Indenture Trustee, as applicable, and the Back-Up Manager) or (y) the Manager obtains Knowledge of any such default or breach; provided that if (i) the default or breach is reasonably susceptible of cure but not within such period of 30 days, (ii) the Obligors have commenced the cure within such 30-day period and have pursued such cure diligently, and (iii) the Obligors deliver to the Indenture Trustee and the Servicer evidence reasonably satisfactory to the Servicer of the foregoing, then such period shall be extended for so long as is reasonably necessary for the Obligors in the exercise of due diligence to cure such default or breach, but in no event beyond 90 days after the original notice of default or breach; provided that the defaulting or breaching party diligently and continuously pursues such cure.

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(c)               Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court enters a decree or order for relief with respect to any of the Obligors or the Guarantor in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable law unless dismissed within 90 days; (ii) the occurrence and continuance of any of the following events for 90 days unless dismissed or discharged within such time: (x) an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, is commenced, in which any of the Obligors or the Guarantor is a debtor or any portion of the Fiber Networks is property of the estate therein, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other official having similar powers over any of the Obligors or the Guarantor, over all or a substantial part of its or their property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of the Guarantor or any of its direct or indirect subsidiaries, as applicable, for all or a substantial part of the property of such Person, as applicable, for all or a substantial part of the property of such Person.

(d)               Voluntary Bankruptcy; Appointment of Receiver, etc. (i) An order for relief is entered with respect to the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer, or the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer commences a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee, custodian or other official having similar powers for the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer, for all or a substantial part of the property of the Guarantor or any of its direct or indirect subsidiaries; (ii) the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer makes any assignment for the benefit of creditors; or (iii) the board of directors or other governing body of the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 10.01(d).

(e)               Bankruptcy Involving Equity Interests or Fiber Networks. Other than as described in either of Sections 10.01(c) or 10.01(d), all or any portion of the Collateral becomes property of the estate or subject to the automatic stay in any case or proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect; provided that if the same occurs in the context of an involuntary proceeding, it shall not constitute an Event of Default if it is dismissed or discharged within 90 days following its occurrence.

(f)                Other Monetary Default. Any monetary default by the Obligors or the Guarantor under any Transaction Document, other than this Base Indenture, which monetary default continues beyond the applicable cure period set forth in the corresponding Transaction Document, or if no cure period is set forth in such Transaction Document, such default continues unremedied for a period of five Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Issuer by the Indenture Trustee (to the extent a Responsible Officer of the Indenture Trustee has received written notice or has Knowledge thereof), the Back-Up Manager, the Servicer or the Noteholders.

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(g)               Non-Monetary Defaults Under Transaction Documents. Any default in the observance or performance of or compliance with any non-monetary covenant or agreement on the part of the Issuer, an Asset Entity or the Guarantor contained in any Transaction Document other than this Base Indenture, or any breach of any representation or warranty, or breach of any certification or other statement, contained in any Transaction Document, certification or other statement, other than this Base Indenture, which default or breach is reasonably likely to cause a Material Adverse Effect and shall continue unremedied for a period of 30 days after the date on which written notice of such default or breach, requiring the same to be remedied, shall have been given to the Issuer by the Indenture Trustee (to the extent a Responsible Officer of the Indenture Trustee has received written notice or has Knowledge thereof), the Back-Up Manager, the Servicer or the Noteholders; provided however if (i) the default or breach is reasonably susceptible of cure, but not within such period of 30 days, (ii) the defaulting or breaching party has commenced the cure within such 30-day period and has pursued such cure diligently, and (iii) the defaulting or breaching party delivers to the Indenture Trustee and the Servicer promptly evidence reasonably satisfactory to the Servicer of the foregoing, then such period shall be extended for so long as is reasonably necessary for the defaulting or breaching party in the exercise of due diligence to cure such default or breach, but in no event beyond 90 days after the original notice of default or breach; provided that the defaulting or breaching party diligently and continuously pursue such cure.

(h)               Transfer Restrictions. The Guarantor shall cease to own, directly or indirectly, 100% of the Equity Interests in the Issuer (other than any ownership interests held solely and expressly for risk retention purposes), or the Issuer shall cease to own, directly or indirectly, 100% of the Equity Interests in any Asset Entity originally owned by it (other than as expressly permitted in this Base Indenture).

(i)                 Financial Reporting. The failure to comply with financial reporting requirements which continues unremedied for a period of 30 days after the date on which written notice of such default or breach has been provided, requiring the same to be remedied, unless such period has been extended at the request of the Obligors pursuant to the terms of this Base Indenture and the Servicer consents thereto.

(j)                 Perfection. Any lien granted under this Base Indenture or any other Transaction Document shall cease to be perfected as a first-priority lien on any Fiber Network Asset (other than any lien on any such Fiber Network Asset that cannot be perfected through the filing of a UCC financing statement (other than a fixture filing)), Customer Agreement (other than any interest in a Customer Agreement that cannot be perfected through the filing of a UCC financing statement), Pledged Equity Interest, the Asset Entities’ rights under the Obligor Access Agreements, cash accounts and the funds on deposit therein or any other material portion of the Collateral in favor of the Indenture Trustee for the benefit of the Secured Parties, in each case other than Permitted Encumbrances.

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If more than one of the foregoing paragraphs shall describe the same condition or event, then the Indenture Trustee will, at the written direction of a Majority of Noteholders, have the right to select which paragraph or paragraphs shall apply. In any such case, the Indenture Trustee shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for non-written notice (or for no notice) or for a shorter time to cure (or for no time to cure).

Section 10.02.  Acceleration and Remedies. Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee shall, at the written direction of a Majority of Noteholders, accelerate the maturity of the Notes by declaring all of the Notes immediately due and payable, by written notice to the Issuer and the Back-Up Manager. Upon any such declaration, or automatically upon the occurrence of an Event of Default of the types specified in Sections 10.01(c) through 10.01(e), the aggregate Outstanding Class Principal Balances of all Classes of Notes together with accrued and unpaid interest thereon through the date of acceleration, any applicable Prepayment Consideration and all other Obligations shall become immediately due and payable, subject to the provisions of Section 15.18.

(a)               At any time after a declaration of acceleration of maturity or an automatic acceleration of maturity has been made and before a judgment or decree for payment of the amount due has been obtained by the Indenture Trustee as hereinafter provided in this Section 10.02, a Majority of Noteholders may, with written notice to the Issuer, the Back-Up Manager and the Indenture Trustee, rescind and annul such declaration and its consequences; provided that such rescission or annulment shall be effective only if:

(i)                 the Issuer has paid or deposited with the Indenture Trustee a sum sufficient to pay:

(A)             all payments of the principal of and interest on all Notes and all other Obligations that would then be due hereunder or upon such Notes if the Event of Default giving rise to such acceleration had not occurred;

(B)              all sums paid or advanced by the Indenture Trustee, the Servicer and the Back-Up Manager hereunder and under the Transaction Documents and the reasonable compensation, expenses, disbursements, indemnities and advances of the Indenture Trustee, the Servicer and the Back-Up Manager and their agents and counsel and other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and to the Servicer and the Back-Up Manager under the Transaction Documents shall have been paid in full; and

(C)              all sums paid or advanced by the Class A-1-L Noteholder or the Class A-1-L Administrative Agent under the Transaction Documents and the reasonable compensation, expenses and disbursements of the Class A-1-L Noteholders or the Class A-1-L Administrative Agent, their agents and counsel, and any unreimbursed advances (with interest thereon at the Note Rate) together with any such fees previously accrued and unpaid; and

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(ii)              all Events of Default, other than the nonpayment of the principal and interest of the Notes that has become due solely by such acceleration, have been cured or waived as provided in Section 10.15.

(b)               Upon the occurrence and during the continuance of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge, all or any one or more of the rights, powers, privileges and other remedies available to the Indenture Trustee against the Obligors (or the Guarantor) under this Base Indenture or any of the other Transaction Documents, or at law or in equity, may be exercised by the Indenture Trustee (at the direction of a Majority of Noteholders) at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not the Indenture Trustee shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents with respect to the Fiber Networks, the Assets, the Customer Agreements or the other Collateral and the proceeds from any of the foregoing. Any such actions taken by the Indenture Trustee (at the written direction of a Majority of Noteholders) shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Indenture Trustee (at the written direction of a Majority of Noteholders) may determine, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Indenture Trustee permitted by law, equity or contract or as set forth herein or in the other Transaction Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the fullest extent permitted by law, the Indenture Trustee shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to the Indenture Trustee shall remain in full force and effect until the Indenture Trustee (at the written direction of a Majority of Noteholders) has exhausted all of its remedies against each Fiber Network, the Assets, the Customer Agreements and the other Collateral and the proceeds from any of the foregoing or the Obligations have been paid in full.

(c)               Any amounts recovered with respect to the Collateral and the proceeds from any of the foregoing for the Notes and other Guaranteed Obligations after an Event of Default shall be applied by the Indenture Trustee after payment of any fees, costs, indemnities and expenses incurred by or due and owing to the Indenture Trustee, the Servicer and the Back-Up Manager, in accordance with the priorities set forth in Section 5.01(a).

Notwithstanding anything contained herein to the contrary, in no event shall the Indenture Trustee be liable or responsible for the supervision of or for the acts or omissions of the Servicer taken or omitted to be taken in connection with this Article X.

Section 10.03.  Performance by the Indenture Trustee and the Servicer. Upon the occurrence and during the continuation of an Event of Default, if any of the Asset Entities, the Issuer, the Guarantor or the Manager shall fail to perform, or cause to be performed, any material covenant, duty or agreement contained in any of the Transaction Documents (subject to applicable notice and cure periods), the Indenture Trustee or the Servicer may, but shall have no obligation to, perform such covenant, duty or agreement on behalf of such Asset Entity, the Issuer, the Guarantor or the Manager, including making protective advances on behalf of any Asset Entities, or, in its sole discretion, causing the obligations of the Obligors to be satisfied with the proceeds of any Reserves. In such event, the Issuer shall, at the written request of the Indenture Trustee or the Servicer, promptly pay to the Indenture Trustee, or reimburse, as applicable, any of the Reserves and any actual amount reasonably expended or disbursed by the Indenture Trustee or the Servicer in such performance or attempted performance, together with interest thereon (including reimbursement of any applicable Reserves), from the date of such expenditure or disbursement, until paid. Any amounts advanced or expended by the Indenture Trustee or the Servicer in its sole discretion to perform or attempt to perform any such matter shall be added to and included within the Obligations and shall be secured by all of the Collateral securing the Notes. Notwithstanding the foregoing, it is expressly agreed that neither the Indenture Trustee nor the Servicer shall have any liability or responsibility for the performance of any obligation of the Asset Entities, the Issuer, the Guarantor or the Manager under this Base Indenture or any other Transaction Document, and it is further expressly agreed that no such performance by the Indenture Trustee or the Servicer shall cure any Event of Default hereunder.

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Section 10.04.  Evidence of Compliance. Promptly following request by the Indenture Trustee (at the written direction of a Majority of Noteholders), the Issuer shall, or shall cause each Asset Entity, the Guarantor or the Manager to, provide such documents and instruments as shall be reasonably satisfactory to the Indenture Trustee (at the written direction of a Majority of Noteholders) to evidence compliance with any material provision of the Transaction Documents applicable to such entities.

Section 10.05.  Controlling Class Representative.

(a)               The Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class whose Notes represent more than 50% of the related Outstanding Class Principal Balance shall be entitled to select a representative (the “Controlling Class Representative”) having the rights and powers specified in the Servicing Agreement and this Base Indenture (including those specified in Section 10.06) or to replace an existing Controlling Class Representative. Upon (i) the receipt by the Indenture Trustee of written requests for the selection of a Controlling Class Representative from the Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of Notes representing more than 50% of the Outstanding Class Principal Balance of the Controlling Class, (ii) the resignation or removal of the Person acting as Controlling Class Representative or (iii) a Responsible Officer of the Indenture Trustee receiving written notice that the Controlling Class has changed, the Indenture Trustee shall promptly notify the Issuer, the Servicer, the Back-Up Manager and the Noteholders (and, in the case of Book-Entry Notes, to the extent a Responsible Officer of the Indenture Trustee has Knowledge or identified thereto by the Depositary, at the expense of the Noteholder or Note Owner requesting information with respect to clause (i) or clause (iii) above if the Depositary charges a fee for such identification, the Note Owners) of the Controlling Class that they may select a Controlling Class Representative. Such notice shall set forth the process set forth in this Base Indenture for selecting a Controlling Class Representative. No appointment of any Person as a Controlling Class Representative shall be effective until such Person provides the Indenture Trustee with written confirmation of its acceptance of such appointment, written confirmation that it shall keep confidential all information received by it as Controlling Class Representative hereunder or otherwise with respect to the Notes, the Assets or the Servicing Agreement, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to the Servicing Agreement may deal (including their names, titles, work addresses and email addresses). Unless no other Notes are Outstanding, no Affiliate of the Issuer may act as, or vote its Notes in the selection of, the Controlling Class Representative.

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(b)               Within ten Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Notes) of any change in the identity of the Controlling Class Representative of which a Responsible Officer of the Indenture Trustee has Knowledge, the Indenture Trustee shall deliver to the Noteholders or Note Owners, as applicable, of the Controlling Class and the Servicer a notice setting forth the identity of the new Controlling Class Representative and a list of each Noteholder (or, in the case of Book-Entry Notes, to the extent a Responsible Officer of the Indenture Trustee has Knowledge or identified thereto by the Depositary or the DTC Participants, each Note Owner) of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Indenture Trustee shall be entitled to rely conclusively on information provided to it by the Noteholders (or, in the case of Book-Entry Notes, subject to Section 2.06, by the Depositary or the Note Owners) of such Notes with no obligation to verify, confirm or otherwise review and with no liability therefor, and the Servicer shall be entitled to rely on such information provided by the Indenture Trustee with respect to any obligation or right hereunder that the Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Noteholders (or, if applicable, Note Owners) of the Controlling Class. In addition to the foregoing, within two Business Days of the selection, resignation or removal of a Controlling Class Representative, the Indenture Trustee shall notify the parties to this Base Indenture, the Back-Up Manager and the Servicer of such event.

(c)               A Controlling Class Representative may at any time resign as such by giving written notice to the Indenture Trustee, the Servicer, the Back-Up Manager and to each Noteholder (or, in the case of Book-Entry Notes, each Note Owner) of the Controlling Class. The Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class whose Notes represent more than 50% of the Outstanding Class Principal Balance of the Controlling Class shall be entitled to remove any existing Controlling Class Representative by giving written notice to the Indenture Trustee, the Servicer, the Back-Up Manager and to such existing Controlling Class Representative.

(d)               Once a Controlling Class Representative has been selected pursuant to this Section 10.05, each of the parties to the Servicing Agreement and each Noteholder (or Note Owner, if applicable) shall be entitled to rely on such selection unless a Majority of Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class whose Notes represent more than 50% of the Outstanding Class Principal Balance of the Controlling Class, or such Controlling Class Representative, as applicable, shall have notified the Indenture Trustee and each other party to the Servicing Agreement and each Noteholder (or, in the case of Book-Entry Notes, Note Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

(e)               In the event that no Controlling Class Representative has been appointed or identified to the Servicer, then the Servicer shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Controlling Class Representative as the case may be until such time as a Controlling Class Representative meeting the definition thereof is so appointed and identified to the Servicer; provided that at any time that no Controlling Class Representative has been appointed or identified to the Servicer, to the extent the Servicer receives direction from the Majority Controlling Class, and the Servicer has not previously taken any actions with respect to the subject of such direction, the Servicer shall take such direction (it being understood that the Servicer shall not be liable for any actions taken or omitted by it prior to the receipt of such direction without the approval or consent of any Controlling Class Representative, even if such act or omission is contrary to any direction later provided to it by the Majority Controlling Class).

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(f)                Any and all expenses of the Controlling Class Representative, or the Majority Controlling Class, as applicable, shall be borne by the Noteholders (or, if applicable, the Note Owners) of Notes of the Controlling Class, pro rata according to their respective Percentage Interests in such Class. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by the Guarantor or an Obligor with respect to the Servicing Agreement or the Notes, the Controlling Class Representative shall immediately notify the Indenture Trustee and the Servicer in writing, whereupon (if the Servicer or the Indenture Trustee is also a named party to the same action and, in the sole judgment of the Servicer, (i) the Controlling Class Representative had acted in good faith, without gross negligence or willful misconduct, with regard to the particular matter at issue, and (ii) there is no potential for the Servicer or the Indenture Trustee to be an adverse party in such action as regards the Controlling Class Representative) the Servicer shall, subject to the Servicing Agreement, assume the defense (with any costs incurred in connection therewith being deemed to be reimbursable Additional Obligor Expenses) of any such claim against the Controlling Class Representative. In the event the Servicer is required to act at the direction of the Majority Controlling Class, if a Controlling Class Representative has not been elected pursuant to the provisions of any Transaction Document, the Servicer shall have no obligation to obtain any consent, direction or instruction of the Majority Controlling Class.

(g)               In the event any action under the Transaction Documents is at the written direction of the Majority Controlling Class, the Indenture Trustee shall identify, to the extent unknown by the party taking such action, the holders (or, in the case of Global Notes, to the extent identified thereto by DTC, at the expense of the Noteholder or Note Owner if DTC charges a fee for such identification, the Note Owners) of the Controlling Class; provided that the Noteholders and the Note Owners agree that the Indenture Trustee shall not be held accountable by reason of any disclosure of such information.

Section 10.06.  Certain Rights and Powers of the Controlling Class Representative.

(a)               At any time following the occurrence of an Event of Default that the Servicer proposes to direct the Indenture Trustee in writing to transfer the ownership of a Fiber Network or the ownership of the direct or indirect Equity Interests of any of the Obligors pursuant to the terms of the Transaction Documents, the Controlling Class Representative shall be entitled to advise the Servicer with respect to such transfer, and notwithstanding anything in any other section of this Base Indenture to the contrary, but in all cases subject to Section 10.06(b), the Servicer shall not be permitted to take such action if the Controlling Class Representative has objected in writing to the Servicer and the Indenture Trustee within ten Business Days of having been notified thereof and having been provided with information with respect thereto reasonably requested no later than the fifth Business Day after notice thereof; provided that if such written objection has not been received by the Servicer and the Indenture Trustee within such ten Business Day period, then the Controlling Class Representative’s approval shall be deemed to have been given.

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If the Controlling Class Representative affirmatively approves or is deemed to have approved in writing such a request, the Servicer shall implement the action for which approval was sought. If the Controlling Class Representative disapproves of such a request within the ten Business Day period referred to in the preceding paragraph, the Servicer must (unless it withdraws the request) revise the request and deliver to the Controlling Class Representative a revised request promptly and in any event within 30 days after such disapproval. The Servicer shall be required to implement the action for which approval was most recently requested (unless such request was withdrawn by the Servicer) upon the earlier of (x) the failure of the Controlling Class Representative to disapprove a request within ten Business Days after its receipt thereof and (y) (1) the passage of 60 days following the Servicer’s delivery of its initial request to the Controlling Class Representative and (2) the determination by the Servicer in its reasonable good faith judgment that the failure to implement the most recently requested action would violate the Servicer’s obligation to act in accordance with the Servicing Standard.

(b)               Notwithstanding anything herein to the contrary, (i) the Servicer shall not have any right or obligation to consult with or to seek or obtain consent or approval from any Controlling Class Representative prior to acting, and provisions of the Servicing Agreement requiring such shall be of no effect, during the period prior to the initial selection of a Controlling Class Representative and, if any Controlling Class Representative resigns or is removed, during the period following such resignation or removal until a replacement is selected and (ii) no advice, direction or objection from or by the Controlling Class Representative, as contemplated by Section 10.06(a), may (A) require or cause the Servicer to violate applicable law, the terms of the Notes or Transaction Documents or any other section of the Servicing Agreement, including the Servicer’s obligation to act in accordance with the Servicing Standard, (B) expose the Servicer, the Back-Up Manager or the Indenture Trustee, or any of their respective Affiliates, officers, directors, members, managers, employees, agents or partners, to any claim, suit or liability, or (C) materially expand the scope of the Servicer’s responsibilities under the Servicing Agreement. In addition, the Controlling Class Representative may not prevent the Servicer from transferring the ownership of a Fiber Network or the ownership of any of the direct or indirect Equity Interests of any of the Obligors (including by way of foreclosure on the direct or indirect Equity Interests of the Obligors) if the Servicer determines in accordance with the Servicing Standard that such transfer would be in the best interest of the Noteholders (taken as a whole).

(c)               The Controlling Class Representative, or the Majority Controlling Class, as applicable, shall have no liability to the Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Servicing Agreement, or for errors in judgment; provided that the Controlling Class Representative shall not be protected against any liability that would otherwise be imposed by reason of willful misconduct, gross negligence or reckless disregard of obligations or duties under the Servicing Agreement or the Back-Up Management Agreement. Each Noteholder and Note Owner acknowledges and agrees, by its acceptance of its Notes or interest therein, that the Controlling Class Representative, or the Majority Controlling Class, as applicable, may have special relationships and interests that conflict with those of Noteholders and Note Owners of one or more Classes of Notes, that the Controlling Class Representative, or the Majority Controlling Class, as applicable, may act solely in the interests of the Noteholders and Note Owners of the Controlling Class, that the Controlling Class Representative, or the Majority Controlling Class, as applicable, does not have any duties to the Noteholders and Note Owners of any Class of Notes other than the Controlling Class, that the Controlling Class Representative, or the Majority Controlling Class, as applicable, may take actions that favor the interests of the Noteholders and Note Owners of the Controlling Class over the interests of the Noteholders and Note Owners of one or more other Classes of Notes, that the Controlling Class Representative, or the Majority Controlling Class, as applicable, shall not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misconduct, by reason of its having acted solely in the interests of the Controlling Class and that the Controlling Class Representative, or the Majority Controlling Class, as applicable, shall have no liability whatsoever for having so acted, and no Noteholder may take any action whatsoever against the Controlling Class Representative, or the Majority Controlling Class, as applicable, for having so acted or against any director, officer, employee, agent or principal thereof for having so acted.

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Section 10.07.  Collection of Indebtedness and Suits for Enforcement by Indenture Trustee.

(a)               Subject to the provisions of Section 10.02, upon acceleration of the maturity of the Notes, the Issuer shall pay to the Indenture Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on such Notes for the aggregate Outstanding Class Principal Balance of all Classes of Notes and accrued and unpaid interest thereon, with interest upon the overdue principal and, to the extent payment at such rate of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the relevant Notes and in addition thereto all other Obligations, including such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements, indemnities and advances of the Indenture Trustee, the Servicer, the Back-Up Manager and their agents and counsel and other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and the Servicer and the Back-Up Manager under the Transaction Documents.

(b)               Subject to the provisions of Section 10.02 and Section 15.18, in case the Issuer shall fail forthwith to pay such amounts upon such demand, the Indenture Trustee (acting at the direction of a Majority of Noteholders), in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or the other Obligors upon such Notes and collect in the manner provided by law out of the property of the Issuer or the other Obligors upon such Notes wherever situated, the monies adjudged or decreed to be payable.

(c)               Subject to the provisions of Section 15.18, if an Event of Default occurs and is continuing, the Indenture Trustee may, as more particularly provided in Section 10.08, acting at the written direction of a Majority of Noteholders, proceed to protect and enforce its rights and the rights of the Noteholders, by such appropriate Proceedings as the Indenture Trustee, at the direction of a Majority of Noteholders, shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Base Indenture or any Indenture Supplement or in aid of the exercise of any power granted in this Base Indenture or any Indenture Supplement, or to enforce any other proper remedy or legal or equitable right vested in the Indenture Trustee by this Base Indenture or any Indenture Supplement or by law.

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(d)               In case there shall be pending, relative to the Issuer or any other Obligor upon the Notes, proceedings under any applicable federal, state, provincial, territorial or foreign bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or its property or such other Obligor, or in case of any other comparable judicial Proceedings relative to the Issuer or other Obligor upon the Notes, or to the creditors or property of the Issuer or such other Obligor, the Indenture Trustee, irrespective of whether the Outstanding Class Principal Balance shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee, acting at the written direction of a Majority of Noteholders, shall have made any demand pursuant to the provisions of this Section 10.07, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(i)                 to file and prove a claim or claims for the whole amount of the principal and interest owing and unpaid in respect of Notes, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation, expenses, disbursements, indemnities and advances of the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement and the other Transaction Documents) and of the Noteholders allowed in such Proceedings;

(ii)              unless prohibited by applicable law and regulations, to vote on behalf and at the written direction of the Noteholders in any election of a trustee, a standby trustee or Person performing similar functions in any such Proceedings;

(iii)            to collect and receive any monies or other property payable or deliverable on any such claims and to pay all amounts received with respect to the claims of the Noteholders and of the Indenture Trustee on their behalf; and

(iv)             to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee or the Noteholders allowed in any judicial proceedings relative to the Issuer, its creditors and its property;

and any trustee, receiver, liquidator, custodian or other similar official in any such Proceeding is hereby authorized by each of such Noteholders to make payments to the Indenture Trustee and, in the event that the Indenture Trustee, acting at the written direction of a Majority of Noteholders, shall consent to the making of payments directly to such Noteholders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement.

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(e)               Nothing contained in this Base Indenture or in any Indenture Supplement shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Indenture Trustee to vote in respect of the claim of any such Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person and be a member of a creditors’ or other similar committee.

(f)                Subject to the provisions of Section 15.18, all rights of action and of asserting claims under this Base Indenture or in any Indenture Supplement, or under any of the Notes, may be enforced by the Indenture Trustee (or the Servicer on its behalf pursuant to Section 10.01), acting at the written direction of a Majority of Noteholders, without the possession of the Notes or the production thereof in any trial or other Proceedings relative thereto, and any such action or Proceedings instituted by the Indenture Trustee or the Servicer, acting at the written direction of a Majority of Noteholders, may be brought in its own name and as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements, advances, amounts owed to and compensation of the Indenture Trustee, the Back-Up Manager and the Servicer, each predecessor Indenture Trustee, each predecessor Back-Up Manager and each predecessor Servicer and their respective agents and external legal counsels, shall be for the benefit of the Secured Parties.

(g)               In any Proceedings brought by the Indenture Trustee (and also any Proceedings involving the interpretation of any provision of this Base Indenture or any Indenture Supplement to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all the Noteholders, and it shall not be necessary to make any Noteholder a party to any such Proceedings.

Section 10.08.  Remedies. If an Event of Default shall have occurred and be continuing, the Indenture Trustee, acting at the written direction of a Majority of Noteholders, may do one or more of the following (subject to Section 10.02, Section 10.09, Section 14.01 and Section 15.18):

(i)                 institute Proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the Notes or under this Base Indenture, any Indenture Supplement or any other Transaction Document with respect thereto, whether by declaration or otherwise, enforce any judgment obtained and collect from the Issuer and any other Obligor upon such Notes, this Base Indenture, any Indenture Supplement or any other Transaction Document monies adjudged due;

(ii)              institute Proceedings from time to time for the complete or partial foreclosure of this Base Indenture or any Indenture Supplement with respect to the Trust Estate;

(iii)            exercise any and all rights and remedies of a secured party under applicable law of any relevant jurisdiction or in equity and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee and the Noteholders;

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(iv)             sell the Trust Estate or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law;

(v)               without notice to the Issuer, except as required by law and as otherwise provided in this Base Indenture, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Collateral against the Obligations or any part thereof; and

(vi)             demand, collect, take possession of, receive, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral (or any portion thereof) as the Indenture Trustee, acting at the written direction of a Majority of Noteholders, may determine.

Section 10.09.  Optional Preservation of the Trust Estate. If the Notes have been declared to be due and payable under Section 10.02 following an Event of Default, and such declaration and its consequences have not been rescinded and annulled, the Indenture Trustee shall, upon the written direction of a Majority of Noteholders, elect to maintain possession of the Trust Estate and apply proceeds as if there had been no declaration of acceleration. It is the desire of the Issuer and the Noteholders that there be at all times sufficient funds for the payment of all Outstanding Obligations, including the Outstanding Class Principal Balance of and interest on all Classes of Notes. In determining whether to maintain possession of the Trust Estate, the Indenture Trustee, at the written direction of a Majority of Noteholders, shall, at the Issuer’s expense, obtain and shall be protected in relying upon an opinion of an Independent investment banking or accounting firm of international reputation as to the feasibility of such proposed action and as to the sufficiency of the Trust Estate for such purpose.

Section 10.10.  Limitation of Suits. Subject to the provisions of Section 15.18, no Noteholder shall have any right to institute any Proceeding, judicial or otherwise, with respect to this Base Indenture or any Indenture Supplement or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)               such Holder has previously given written notice to the Indenture Trustee and the Servicer of a continuing Event of Default;

(b)               Noteholders by an Affirmative Direction have made written request to the Indenture Trustee and the Servicer to institute such Proceeding in respect of such Event of Default in its own name as Indenture Trustee hereunder;

(c)               such Holder or Holders has offered to the Indenture Trustee and the Servicer indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in complying with such request;

(d)               the Indenture Trustee and the Servicer for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such Proceedings; and

(e)               no direction inconsistent with such written request has been given to the Indenture Trustee or the Servicer during such 60-day period by a Majority of Noteholders.

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It is understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Base Indenture or any Indenture Supplement to affect, disturb or prejudice the rights of any other Noteholders or to obtain or to seek to obtain priority or preference over any other Noteholders or to enforce any right under this Base Indenture or any Indenture Supplement, except in the manner provided in this Base Indenture.

In the event the Indenture Trustee or the Servicer shall receive conflicting or inconsistent requests and indemnity from two or more groups of Noteholders, each representing less than a majority of the aggregate Outstanding Class Principal Balance of all Classes of Notes, no action shall be taken, notwithstanding any other provisions of this Base Indenture or any Indenture Supplement. Notwithstanding any provision of this Section 10.10, the Indenture Trustee shall not take any action or permit any action to be taken that is inconsistent with Section 15.18.

Section 10.11.  Unconditional Rights of Noteholders to Receive Principal and Interest. Notwithstanding any other provisions in this Base Indenture or any Indenture Supplement, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note on or after the respective due dates thereof expressed in such Note or in this Base Indenture or any Indenture Supplement, and such right shall not be impaired without the consent of such Holder.

Section 10.12.  Restoration of Rights and Remedies. If the Indenture Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Base Indenture or any Indenture Supplement and such Proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Indenture Trustee or to such Noteholder, then thereafter all rights and remedies of the Indenture Trustee and the Noteholders shall continue as though no such Proceeding had been instituted.

Section 10.13.  Rights and Remedies Cumulative. Except as provided herein, no right or remedy conferred in this Base Indenture, in any Indenture Supplement or in any other Transaction Document upon or reserved to the Indenture Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder, in any Indenture Supplement or in any other Transaction Document or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, in any Indenture Supplement, or in any other Transaction Document or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 10.14.  Delay or Omission Not a Waiver. No delay or omission of the Indenture Trustee, the Servicer or any Holder of any Note to exercise any right or remedy accruing upon any Default or Event of Default shall impair any such right or remedy or constitute a waiver of any such Default or Event of Default or any acquiescence therein. Every right and remedy given by this Article X or by law to the Indenture Trustee, the Servicer or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee or by the Noteholders, as the case may be.

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Section 10.15.  Waiver of Past Defaults. Prior to the declaration of the acceleration of the maturity of the Notes as provided in Section 10.02 as may be modified by any Indenture Supplement, a Majority of Noteholders may waive any past Default or Event of Default and its consequences except (i) a Default (a) in the payment of principal of or interest on any of the Notes or (b) in respect of a covenant or provision hereof that cannot be amended, supplemented or modified without the consent of each Noteholder and (ii) before any such waiver may be effective, the Indenture Trustee, the Servicer, the Back-Up Manager, the Class A-1-L Noteholders and the Class A-1-L Administrative Agent must receive any reimbursement then due or payable in respect of any amounts then due to the Servicer, the Back-Up Manager, the Verification Agent, the Indenture Trustee, the Class A-1-L Noteholders and the Class A-1-L Administrative Agent hereunder or under the other Transaction Documents (including unpaid Additional Obligor Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer, the Back-Up Manager, the Verification Agent, the Indenture Trustee, the Class A-1-L Noteholders and the Class A-1-L Administrative Agent hereunder and under the other Transaction Documents). Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred, for every purpose of this Base Indenture or any Indenture Supplement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 10.16.  Undertaking for Costs. All parties to this Base Indenture or any Indenture Supplement agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Base Indenture or any Indenture Supplement, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as Indenture Trustee, the filing by any party litigant (other than the Issuer) in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees, against any party litigant (other than the Issuer) in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant (other than the Issuer); but the provisions of this Section 10.16 as may be modified by any Indenture Supplement shall not apply to (a) any suit instituted by the Indenture Trustee, (b) any suit instituted by any Noteholder, or group of Noteholders, representing more than 10% of the aggregate Outstanding Class Principal Balance of all Classes of Notes or (c) any suit instituted by any Noteholder for the enforcement of the payment of the unpaid principal balance of any Note or interest on any Note on or after the respective due dates expressed in such Note and in this Base Indenture or any Indenture Supplement.

Section 10.17.  Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Base Indenture, any Indenture Supplement or any Transaction Document; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power granted in this Base Indenture to the Indenture Trustee or the Servicer, but shall suffer and permit the execution of every such power as though no such law had been enacted.

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Section 10.18.  Action on Notes. The Indenture Trustee’s right to seek and recover judgment on the Notes or under this Base Indenture, any Indenture Supplement or any Transaction Document shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Base Indenture, any Indenture Supplement or any Transaction Document. No rights or remedies of the Indenture Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Trust Estate or upon any of the Assets of the Issuer.

Section 10.19.  Waiver. The Issuer hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Base Indenture or the Collateral. The Issuer acknowledges and agrees that ten days prior written notice of the time and place of any public sale of the Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to the Issuer within the meaning of the UCC (to the extent that the UCC is applicable).

ARTICLE XI

THE INDENTURE TRUSTEE

Section 11.01.  Duties of Indenture Trustee.

(a)               The Indenture Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Base Indenture. If an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge occurs and is continuing, the Indenture Trustee (or the Servicer on its behalf, if applicable) shall exercise such of the rights and powers vested in it by this Base Indenture, any Indenture Supplement and any other Transaction Document, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs; provided that, absent actual knowledge by a Responsible Officer of the Indenture Trustee, the Indenture Trustee shall have no liability in connection with any action or inaction taken, or not taken by it upon the deemed occurrence of an Event of Default, Post-ARD Period or Servicer Termination Event of which a Responsible Officer of the Indenture Trustee has not received written notice; provided, further, that the Indenture Trustee shall have no liability in connection with any action or inaction due to the acts or failure to act of the Controlling Class Representative or the Servicer in connection with any Event of Default, Post-ARD Period or Servicer Termination Event or for acting or failing to act due to any direction or lack of direction from the Manager, the Servicer, the Controlling Class Representative or Noteholders. Any permissive right of the Indenture Trustee contained in this Base Indenture, any Indenture Supplement and any other Transaction Document shall not be construed as a duty. The Indenture Trustee shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Indenture Trustee.

(b)               Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee which are specifically required to be furnished to it pursuant to any provision of this Base Indenture, any Indenture Supplement and any other Transaction Document, the Indenture Trustee shall examine them to determine whether they conform on their face to the requirements of this Base Indenture, any Indenture Supplement or any other Transaction Document. If any such instrument is found not to conform on its face to the requirements of this Base Indenture, any Indenture Supplement, or any other Transaction Document in a material manner, the Indenture Trustee shall take such action as it deems appropriate to have the instrument corrected. The Indenture Trustee shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Issuer, the Guarantor, the Asset Entities, the Manager, the Servicer, any actual or prospective Noteholder or Note Owner or any Rating Agency, and accepted by the Indenture Trustee in good faith, pursuant to this Base Indenture, any Indenture Supplement or any other Transaction Document. Except as otherwise provided herein, the Indenture Trustee shall not be responsible for recomputing, recalculating or verifying any information provided by the Servicer or the Manager pertaining to any report, distribution statement or Officer’s Certificate.

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(c)               No provision of this Base Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided that:

(i)                 Prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge, and after the curing or waiving of all Events of Default which may have occurred, the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Base Indenture, the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Base Indenture or any Indenture Supplement and no implied duties, covenants or obligations shall be read into this Base Indenture or any other Transaction Document against the Indenture Trustee.

(ii)              In the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Base Indenture and any Indenture Supplement.

(iii)            The Indenture Trustee shall not be liable for any action taken or omitted to be taken by it at the direction of the Manager, the Issuer, the Servicer, the Controlling Class Representative or Noteholders pursuant to this Base Indenture, any other Transaction Document or applicable law, including without limitation relating to the time, method and place for conducting any proceeding for any remedy available to the Indenture Trustee, exercising any trust or power conferred upon the Indenture Trustee under this Base Indenture or any other circumstances in which such direction is required or permitted by the terms of this Base Indenture, any other Transaction Document or applicable law.

(iv)             The Indenture Trustee shall not be liable for any action it takes, suffers or omits to take in the absence of gross negligence or willful misconduct which it believes to be authorized or within the discretion or rights or powers conferred upon it by this Base Indenture, any other Transaction Document or applicable law.

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(v)               Notwithstanding anything to the contrary contained in this Base Indenture or any of the other Transaction Documents, no provision of this Base Indenture or any of the other Transaction Documents shall require the Indenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or exercises of its rights or powers hereunder. The Indenture Trustee may refuse to perform any duty or exercise any right or power unless it receives security and/or indemnity satisfactory to it against any risk, loss, liability or expense, including, without limitation, any actions taken at the direction of the Noteholders pursuant to Sections 10.07(f), 10.08 or 10.09.

(vi)             The Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts.

(vii)          The Indenture Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by the Indenture Trustee, in good faith in accordance with this Base Indenture or the written direction of Noteholders entitled to at least 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Base Indenture.

(viii)        The Indenture Trustee shall not be required to take notice or be deemed to have notice or knowledge of any event, Event of Default, Servicer Termination Event or other information hereunder or under any other Transaction Document unless either (1) a Responsible Officer shall have Knowledge of such event, Event of Default, Servicer Termination Event or other information or (2) written notice of such event, Event of Default, Servicer Termination Event or other information referring to the Notes, this Base Indenture and any Indenture Supplement shall have been received by a Responsible Officer in accordance with the provisions of this Base Indenture and any Indenture Supplement. In the absence of receipt of such Knowledge or written notice, the Indenture Trustee may conclusively assume that no event, Event of Default or Servicer Termination Event shall have occurred and have no duty to otherwise determine whether such event, Event of Default, or Servicer Termination Event shall have occurred.

(ix)             Subject to the other provisions of this Base Indenture, and without limiting the generality of this Section 11.01, the Indenture Trustee shall not have any duty, except as expressly provided in the Transaction Documents, (A) to cause any recording, filing, or depositing of this Base Indenture or any Indenture Supplement or any agreement referred to herein or therein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to see to or cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports, resolutions, certificates, statements, instruments, opinions, notices, requests, consents, orders, approvals or other documentation of the Issuer, the Guarantor, the Asset Entities, the Manager, the Servicer, any Noteholder or Note Owner or any Rating Agency, delivered to the Indenture Trustee pursuant to this Base Indenture reasonably believed by the Indenture Trustee to be genuine, absent manifest error, and to have been signed or presented by the proper party or parties; provided that the Indenture Trustee may, upon written direction of a Majority of Noteholders, make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Indenture Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and any Asset Entity personally or by agent or attorney, and (D) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral other than from funds available in the Collection Account; provided that such assessment, charge, lien or encumbrance did not arise out of the Indenture Trustee’s willful misconduct, bad faith or negligence. The Indenture Trustee shall not be responsible (i) for the existence, genuineness or value of any of the Collateral, (ii) for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, (iii) for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iv) for the validity of the title of the Obligors to the Collateral, (v) for insuring the Collateral, (vi) for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral or (vii) the legality, enforceability, effectiveness or sufficiency of the Transaction Documents. The Indenture Trustee shall have no duty to inquire as to the performance or observance of any of the terms of this Base Indenture or the other Transaction Documents by the Issuer or any other Person.

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(x)               The Indenture Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Base Indenture or at the direction of the Manager, the Issuer, the Servicer, the Controlling Class Representative or Noteholders relating to exercising any trust or power conferred upon the Indenture Trustee under this Base Indenture, any other Transaction Document or applicable law.

(xi)             None of the provisions contained in this Base Indenture or any Indenture Supplement shall in any event require the Indenture Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under the Servicing Agreement except during such time, if any, as the Indenture Trustee shall be successor to, and be vested with the rights, duties, powers and privileges of, the Servicer in accordance with the terms of this Base Indenture and the Servicing Agreement.

(xii)          The rights, protections, immunities and indemnities given to the Indenture Trustee hereunder are extended to and shall be enforceable by Citibank, N.A., in each of its capacities hereunder, and to each agent, custodian and other Person employed to act on its behalf hereunder.

(xiii)        If the same Person is acting as Indenture Trustee, Verification Agent and Note Registrar, then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

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(d)               The Indenture Trustee is hereby directed to execute and deliver any Transaction Document to which it is a party.

(e)               The Indenture Trustee shall not be liable for interest on any money received by it except as the Indenture Trustee may agree in writing with the Issuer.

(f)                Money held in trust by the Indenture Trustee need not be segregated from other funds except to the extent required by law, this Base Indenture or any Indenture Supplement.

(g)               Every provision in this Base Indenture and any Indenture Supplement that in any way relates to the Indenture Trustee is subject to paragraphs (a) through (f) of this Section 11.01.

Section 11.02.  Certain Matters Affecting the Indenture Trustee. Except as otherwise provided in Section 11.01:

(i)                 the Indenture Trustee may conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine, absent manifest error, and to have been signed or presented by the proper party or parties with no duty to confirm, verify or otherwise review and with no liability therefor unless otherwise expressly provided herein;

(ii)              the Indenture Trustee may consult with counsel and any advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)            the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Base Indenture or any Indenture Supplement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders, unless such Noteholders shall have provided to the Indenture Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby; the Indenture Trustee shall not be required to expend or risk its own funds (except to pay overhead expenses, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses) or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided that nothing contained herein shall relieve the Indenture Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge which has not been waived or cured, to exercise such of the rights and powers vested in it by this Base Indenture or any Indenture Supplement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs;

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(iv)             the Indenture Trustee shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Base Indenture or any Indenture Supplement;

(v)               the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Notes entitled to at least 25% of the Voting Rights; provided that if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Base Indenture, the Indenture Trustee may require an indemnity reasonably satisfactory to the Indenture Trustee against such cost, expense or liability as a condition to taking any such action;

(vi)             the Indenture Trustee may execute any of the trusts or powers vested in it by this Base Indenture or any Indenture Supplement and may perform any its duties hereunder, either directly or by or through agents, attorneys, nominees or custodians, and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, nominee or custodian appointed by the Indenture Trustee with due care; provided that the use of agents, attorneys, nominees or custodians shall not be deemed to relieve the Indenture Trustee of any of its duties and obligations hereunder (except as expressly set forth herein);

(vii)          the Indenture Trustee shall not be responsible for any act or omission of any other party to the Transaction Documents or any related document (or any agent thereof) and the Indenture Trustee shall not be liable for any action or inaction of any other party to the Transaction Documents or any related document (or agent thereof) and may assume compliance by such parties with their obligations under the Transaction Documents or any related document, unless a Responsible Officer of the Indenture Trustee shall have received written notice to the contrary;

(viii)        the Indenture Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article II under this Base Indenture or under applicable law with respect to any transfer of any Note or any interest therein, other than to request delivery of the certification(s) or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of Notes in the Note Register and to examine the same to determine substantial compliance with the express requirements of this Base Indenture; and the Indenture Trustee and the Note Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depositary or between or among DTC Participants or Note Owners of the Notes, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Note Register;

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(ix)             neither the Indenture Trustee nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this Base Indenture or any Indenture Supplement hereto or in connection therewith except to the extent caused by the Indenture Trustee’s fraud, negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review;

(x)               the Indenture Trustee shall not be liable for any losses on investments except for losses resulting from the failure of the Indenture Trustee to make an investment in accordance with instructions given in accordance herewith;

(xi)             in order to comply with laws, rules, regulation and executive orders in effect from time to time including those relating to the funding of terrorist activities and money laundering, the Indenture Trustee may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Indenture Trustee, and accordingly, each of the parties hereto agrees to provide the Indenture Trustee upon its reasonable request from time to time such identifying information and documentation as may be reasonably available for such party in order to enable the Indenture Trustee to comply with the foregoing;

(xii)          the rights, protections, immunities and indemnities afforded to the Indenture Trustee pursuant to this Base Indenture shall also be afforded to the Indenture Trustee under the other Transaction Documents;

(xiii)        whenever in the administration of the provisions of this Base Indenture or any Indenture Supplement hereto the Indenture Trustee shall deem it necessary (in good faith) that a matter be proved or established as a matter of fact prior to taking or suffering any action or refraining from taking any action, the Indenture Trustee may require a certificate from an Executive Officer of the Issuer or an Opinion of Counsel from the party requesting that the Indenture Trustee act or refrain from acting. The Indenture Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or Opinion of Counsel;

(xiv)         in no event shall the Indenture Trustee be liable for any failure or delay in the performance of its obligations under this Base Indenture or any related documents because of circumstances beyond the Indenture Trustee’s control, including a failure, termination, or suspension of, or limitations or restrictions in respect of post-payable adjustments through, a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), epidemics, pandemics, civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Base Indenture or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Indenture Trustee’s control whether or not of the same class or kind as specified in this Section 11.02(xiv); it being understood that the Indenture Trustee shall use commercially reasonable efforts to resume performance of its obligations hereunder as soon as practicable under the circumstances;

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(xv)           the Indenture Trustee shall not be required to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties, or the exercise of any of its rights or powers;

(xvi)         delivery of any reports, information, notices, Officer’s Certificates and documents to the Indenture Trustee provided for herein is for informational purposes only and the Indenture Trustee’s receipt of such reports, information, notices, Officer’s Certificates, documents and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including any Securitization Entity’s, the Manager’s or any other Person’s compliance with any of its covenants under this Base Indenture, the Notes or any other Transaction Document, (x) other than written notice or directions to the Indenture Trustee expressly provided for in this Base Indenture or any other Transaction Document, or (y) unless the Indenture Trustee shall have an explicit duty to review such content;

(xvii)      knowledge of the Indenture Trustee shall not be attributed or imputed to Citibank, N.A.’s other roles in the transaction and knowledge of the Paying Agent, Note Registrar or Verification Agent shall not be attributed or imputed to each other or to the Indenture Trustee (other than those where the roles are performed by the same group or division within Citibank, N.A. or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Citibank, N.A. (and vice versa);

(xviii)    notwithstanding anything to the contrary in the Indenture, the Indenture Trustee shall not be required to take any action that is not in accordance with applicable law;

(xix)         the Indenture Trustee shall have no liability or obligation with respect to the applicability (or otherwise) of any risk retention rules;

(xx)           the permissive rights of the Indenture Trustee to take or refrain from taking any action enumerated in this Base Indenture or any other Transaction Document shall not be construed as a duty, and the Indenture Trustee shall not be answerable for other than its own gross negligence or willful misconduct in the performance or omission of such act as finally determined in a non-appealable decision by a court of competent jurisdiction in the State of New York;

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(xxi)         the parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Indenture Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties hereto undertake to provide the Indenture Trustee with such information as it may request in order for the Indenture Trustee to satisfy the requirements of the USA Patriot Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided;

(xxii)      the Indenture Trustee shall not be required to give any bond or surety in respect of the execution of the trust created hereby or the powers granted hereunder;

(xxiii)    the Indenture Trustee may request written direction from any applicable party any time this Base Indenture or any other Transaction Document provides that the Indenture Trustee may be directed to act;

(xxiv)     any request or direction of the Issuer or the Manager mentioned in this Base Indenture or any other Transaction Document shall be sufficiently evidenced by an Issuer Order;

(xxv)       whenever in the administration of this Base Indenture the Indenture Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Indenture Trustee may rely upon an Officer’s Certificate of the Issuer or the Manager and shall incur no liability for its reliance thereon;

(xxvi)     the Indenture Trustee shall not be responsible for the accuracy of the books or records of, or for any acts or omissions of, DTC, any transfer agent (other than the Indenture Trustee itself acting in that capacity), any calculation agent (other than the Indenture Trustee itself acting in that capacity), or any agent appointed by it with due care or any Paying Agent (other than the Indenture Trustee itself acting in that capacity);

(xxvii)  the Indenture Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Indenture Trustee’s economic self-interest for (i) serving as an investment advisor, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. The Indenture Trustee does not guarantee the performance of any Permitted Investments;

(xxviii)            the Indenture Trustee shall have no obligation to invest and reinvest any cash held in the absence of timely and specific written investment direction from the Manager or the Issuer. In no event shall the Indenture Trustee be liable for the selection of investments or for investment losses incurred thereon except for losses resulting from the failure of the Indenture Trustee to make an investment in accordance with instructions given in accordance herewith or to the extent arising out of the Indenture Trustee’s gross negligence or willful misconduct. The Indenture Trustee shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Manager or the Issuer to provide timely written investment direction;

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(xxix)     for any purpose of this Base Indenture or any other Transaction Document, the Indenture Trustee may conclusively assume without incurring any liability therefor that no Notes are held by any of the Obligors or Guarantor, any other obligor on the Notes, the Manager or any Affiliate of them unless a Responsible Officer of the Indenture Trustee has received written notice at the applicable Corporate Trust Office that any Notes are so held by any of the Obligors or Guarantor or any other obligor upon the Notes, the Manager or any Affiliate of them, as applicable;

(xxx)       the Indenture Trustee may act directly or through agents or attorneys pursuant to agreements entered into with any of them and may, at its own expense if it is acting solely on its own behalf and not on behalf of or for the benefit of the Noteholders, consult with counsel, accountants and other professionals or experts selected by the Indenture Trustee in good faith and in the absence of gross negligence on the part of the Indenture Trustee, and the Indenture Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other professionals or experts;

(xxxi)     the Indenture Trustee is permitted to utilize and in good faith rely upon the advice of the Manager (or to utilize other agents or attorneys), at the cost of the Manager or the Issuer, as an Additional Obligor Expense, in performing certain of its obligations under this Base Indenture and the other Transaction Documents, including Fiber Network management, operation and maintenance, Fiber Network dispositions and releases, and confirmation of compliance by the Obligors with the provisions of this Base Indenture and under the other Transaction Documents, and the Indenture Trustee shall not have any liability with respect thereto; and

(xxxii)  in the event that the Indenture Trustee is required to act with the consent, or at the direction or instruction, of the Majority of Noteholders, the Majority Controlling Class or such other percentage of noteholders indicated in this Base Indenture or any Transaction Document, the Indenture Trustee’s sole obligation with respect to any consents, directions, instructions or actions of the Majority of Noteholders, the Majority Controlling Class or noteholders shall be to await direction from the Majority of Noteholders, the Majority Controlling Class or such holders. The Issuer shall seek the consent, direction, instruction or appropriate action from the Majority of Noteholders, the Majority Controlling Class or such noteholders and shall provide the Indenture Trustee with evidence of such consent, direction or instruction or the specific action to be taken. If the Issuer does not provide the Indenture Trustee with evidence that the Majority of Noteholders, the Majority Controlling Class or such noteholders have provided such consent, direction, instruction or specific action, the Indenture Trustee shall have no further responsibility with respect to the relevant proposed consent, direction, instruction or specific action. The Indenture Trustee shall be entitled to security indemnity reasonably satisfactory to the Indenture Trustee against the costs, expenses and liabilities that may be incurred by it in compliance with such request, order or direction.

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Section 11.03.  Indenture Trustee’s Disclaimer. The Indenture Trustee (i) shall not be responsible for, and makes no representation as to, the validity or adequacy of this Base Indenture, any Indenture Supplement, the Collateral or the Notes and (ii) shall not be accountable for the Issuer’s use of the proceeds from the Notes, nor responsible for any statement of the Issuer in this Base Indenture, any Indenture Supplement or in any document issued in connection with the sale of the Notes or in the Notes other than the Indenture Trustee’s certificate of authentication. The Indenture Trustee shall not be responsible for, and makes no representation or warranty as to, the validity, legality, enforceability, sufficiency or adequacy of the Indenture, the Notes or any related document, or as to the correctness of any statement contained in any thereof. The recitals contained herein and in the Notes shall be construed as the statements of the Issuer.

Section 11.04.  Indenture Trustee May Own Notes. The Indenture Trustee (in its individual or any other capacity) or any of its respective Affiliates may become the owner or pledgee of Notes with (except as otherwise provided in the definition of “Noteholder”) the same rights it would have if it were not the Indenture Trustee or one of its Affiliates, as the case may be.

Section 11.05.  Fees and Expenses of Indenture Trustee and Verification Agent; Indemnification of the Indenture Trustee and Verification Agent.

(a)               On each Payment Date, the Indenture Trustee shall withdraw from the Collection Account and pay to itself and the Verification Agent pursuant to Section 5.01(a)(iii) the Indenture Trustee Fee and Verification Agent Fee due on such Payment Date as compensation for all services rendered by the Indenture Trustee and the Verification Agent, as applicable, hereunder. The Indenture Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.

(b)               The Indenture Trustee and the Verification Agent and any of their respective affiliates, directors, officers, employees or agents shall be entitled to be reimbursed for, and indemnified and held harmless out of the funds available therefor pursuant to Section 5.01(a)(iii) from and against, any loss, liability, claim or expense (including reasonable costs and expenses of litigation, and of investigation, reasonable counsel’s fees and expenses, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Base Indenture, the Notes (unless, in the case of the Indenture Trustee, it incurs any such expense or liability in the capacity of successor Servicer, in which case such expense or liability shall be reimbursable thereto in the same manner as it would be for any other Servicer in accordance with the Servicing Agreement) or any act or omission of the Indenture Trustee or the Verification Agent relating to the exercise and performance of any of the rights and duties of the Indenture Trustee or the Verification Agent hereunder and under any other Transaction Document, or any estoppel certificate, landlord consent, waiver or subordination and non-disturbance agreement and related real estate documents in connection with any Fiber Network, including in connection with any action, claim or suit brought to enforce the Indenture Trustee’s or the Verification Agent’s right to indemnification; provided that none of the Indenture Trustee or any of the other above specified Persons shall be entitled to indemnification or reimbursement pursuant to this Section 11.05(b) for (1) any expense that constitutes allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any loss, liability, damage, claim or expense specifically required to be borne by the Indenture Trustee pursuant to this Base Indenture or (3) any loss, liability, damage, claim or expense incurred by reason of any breach on the part of the Indenture Trustee of any of its representations or warranties contained herein or any willful misconduct, bad faith or negligence in the performance of, the Indenture Trustee’s or the Verification Agent’s obligations and duties hereunder. Without limiting the foregoing, the Issuer agrees to indemnify and hold harmless the Indenture Trustee and the Verification Agent and their respective Affiliates from and against any liability (including for taxes, penalties or interest asserted by any taxing jurisdiction) arising from any failure to withhold taxes from amounts payable in respect of payments from the Collection Account. The Indenture Trustee and the Verification Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Indenture Trustee or the Verification Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. To the extent the Indenture Trustee (or the Servicer on its behalf) renders services or incurs expenses after and during the continuation of an Event of Default specified in Section 10.01(c) or Section 10.01(d), the compensation for services and expenses incurred by it are intended to constitute expenses of administration under any applicable federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect. The Indenture Trustee (for itself and on behalf of the Servicer) shall have a lien on the Collateral, as governed by this Base Indenture, to secure the obligations of the Issuer under this Section 11.05.

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(c)               Notwithstanding anything in this Base Indenture to the contrary, in no event shall the Indenture Trustee be liable for special, indirect or consequential damages of any kind whatsoever (including lost profits), even if the Indenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d)               This Section 11.05 shall survive the discharge or termination of this Base Indenture or the resignation or removal of the Indenture Trustee as regards rights and obligations prior to such discharge, termination, resignation or removal.

Section 11.06.  Eligibility Requirements for Indenture Trustee. The Indenture Trustee hereunder shall not be an Affiliate of the Servicer (unless the Indenture Trustee is a successor servicer) or any Asset Entity (unless the Indenture Trustee becomes an Affiliate through any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents) and shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia and authorized under such laws to exercise corporate trust powers; (ii) together with its corporate parent has a combined capital and surplus of at least $100,000,000; and (iii) is subject to supervision or examination by federal or state authorities. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 11.06, the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In addition: (i) the Indenture Trustee shall at all times meet the requirements of Section 26(a)(1) of the Investment Company Act; and (ii) the Indenture Trustee may not have any affiliations or act in any other capacity with respect to the transactions contemplated hereby that would cause U.S. Department of Labor Prohibited Transaction Exemption (“PTE”) 90-24 or PTE 93-31 (in each case as amended by PTE 2000-58 and PTE 2002-41) to be unavailable with respect to any Class of Notes that it would otherwise be available in respect of. Furthermore, the Indenture Trustee and/or its corporate parent shall at all times maintain (or shall have caused to have been appointed a fiscal agent that at all times maintains) a long-term unsecured debt rating of no less than investment grade from KBRA, to the extent then rated by KBRA, and a short-term unsecured debt rating of no less than investment grade from KBRA, and a long-term issuer rating commonly regarded as “BBB” from Fitch or a short-term issuer rating of “F2” from Fitch. The corporation, bank, trust company or association serving as Indenture Trustee may have normal banking and trust relationships with the Asset Entities, the Servicer and their respective Affiliates but, except to the extent permitted or required by the Servicing Agreement, shall not be an “Affiliate” (as such term is defined in Section III of PTE 2000-58) of the Servicer, any sub-servicer, any Initial Purchasers, the Issuer and the Asset Entities or any “Affiliate” (as such term is defined in Section III of PTE 2000-58) of any such Persons.

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Section 11.07.  Resignation and Removal of Indenture Trustee.

(a)               The Indenture Trustee may at any time resign and be discharged from its obligations and duties created hereunder with respect to one or more or all Series of Notes by giving not less than 30 days prior written notice thereof to the other parties to this Base Indenture, the Servicer, the Back-Up Manager and all of the Noteholders. Upon receiving such notice of resignation, the Issuer shall use its commercially reasonable efforts to promptly appoint a successor indenture trustee meeting the eligibility requirements of Section 11.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Indenture Trustee and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Base Indenture, the Servicer, the Back-Up Manager and to the Noteholders by the Issuer. If no successor indenture trustee shall have been so appointed and have accepted appointment within 20 days after the giving of such notice of resignation, the resigning Indenture Trustee may petition any court of competent jurisdiction for the appointment of a successor indenture trustee.

(b)               If at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 11.06 and shall fail to resign after written request therefor by the Issuer or the Servicer, or if at any time the Indenture Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Indenture Trustee’s continuing to act in such capacity would (as confirmed in writing to the Issuer by any Rating Agency) result in the qualification, downgrade or withdrawal of the rating then assigned to any Class of Notes rated by such Rating Agency (or the placing of such Class of Notes on negative credit watch or ratings outlook negative status in contemplation of any such action with respect thereto), then the Issuer, or the Noteholders entitled to more than 50% of the aggregate Voting Rights will, upon 90 days’ prior written notice, be authorized to remove the Indenture Trustee and appoint a successor indenture trustee by written instrument, in duplicate, which instrument shall be delivered to the Indenture Trustee so removed and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Base Indenture, the Servicer, the Back-Up Manager and the Noteholders by the Issuer. If no successor indenture trustee has accepted an appointment within 30 days after such removal, the retiring Indenture Trustee may petition any court of competent jurisdiction to appoint a successor indenture trustee.

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(c)               Noteholders entitled to more than 50% of the aggregate Voting Rights may at any time upon 30 days advance written notice (with or without cause) remove the Indenture Trustee and appoint a successor indenture trustee by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Issuer, one complete set to the Indenture Trustee so removed, and one complete set to the successor indenture trustee so appointed. All expenses incurred by the Indenture Trustee in connection with its transfer of all documents relating to the Notes to a successor indenture trustee following the removal of the Indenture Trustee without cause pursuant to this Section 11.07 shall be reimbursed to the removed Indenture Trustee within 30 days of demand therefor, such reimbursement to be made by the Noteholders that terminated the Indenture Trustee; provided that if such Noteholders do not reimburse the Indenture Trustee within such thirty (30) day period, such expenses shall be reimbursed as Additional Obligor Expenses. A copy of such instrument shall be delivered to the other parties to this Base Indenture, the Servicer, the Back-Up Manager and the remaining Noteholders by the successor indenture trustee so appointed.

(d)               Any resignation or removal of the Indenture Trustee and appointment of a successor indenture trustee pursuant to any of the provisions of this Section 11.07 shall not become effective until acceptance of appointment by the successor indenture trustee as provided in Section 11.08.

Section 11.08.  Successor Indenture Trustee.

(a)               Any successor indenture trustee appointed as provided in Section 11.07 shall execute, acknowledge and deliver to the Issuer, the Servicer, the Back-Up Manager and its predecessor Indenture Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Indenture Trustee shall become effective and such successor indenture trustee, without any further act, deed or conveyance, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as indenture trustee herein. The predecessor Indenture Trustee shall deliver to the successor indenture trustee all documents relating to the Notes held by it hereunder, and the Issuer, the Servicer and the predecessor Indenture Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor indenture trustee all such rights, powers, duties and obligations, and to enable the successor indenture trustee to perform its obligations hereunder.

(b)               No successor indenture trustee shall accept appointment as provided in this Section 11.08 unless at the time of such acceptance such successor indenture trustee shall be eligible under the provisions of Section 11.06.

(c)               Upon acceptance of appointment by a successor indenture trustee as provided in this Section 11.08, such successor indenture trustee shall mail notice of the succession of such indenture trustee hereunder to the Issuer, the Servicer, the Back-Up Manager and the Noteholders.

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Section 11.09.  Merger or Consolidation of Indenture Trustee. Any entity into which the Indenture Trustee may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Indenture Trustee shall be the successor of the Indenture Trustee hereunder, provided, such entity shall be eligible under the provisions of Section 11.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 11.10.  Appointment of Co-Indenture Trustee or Separate Indenture Trustee.

(a)               Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any of the Notes or property securing the same may at the time be located, for enforcement actions and where a conflict of interest exists, the Indenture Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Indenture Trustee to act as co-indenture trustee or co-indenture trustees, jointly with the Indenture Trustee, or separate indenture trustee or separate indenture trustees, of the Notes, and to vest in such Person or Persons, in such capacity, such title to the Notes, or any part thereof, and, subject to the other provisions of this Section 11.10, such powers, duties, obligations, rights and trusts as the Indenture Trustee may consider necessary or desirable. No co-indenture trustee or separate Indenture Trustee hereunder shall be deemed an agent of the Indenture Trustee or be required to meet the terms of eligibility as a successor indenture trustee under Section 11.06, and no notice to Holders of Notes of the appointment of co-indenture trustee(s) or separate Indenture Trustee(s) shall be required under Section 11.08.

(b)               In the case of any appointment of a co-indenture trustee or separate indenture trustee pursuant to this Section 11.10, all rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate Indenture Trustee or co-indenture trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Indenture Trustee hereunder or when acting as successor servicer under the Servicing Agreement), the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate Indenture Trustee or co-indenture trustee solely at the written direction of the Indenture Trustee.

(c)               Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then-separate Indenture Trustees and co-indenture trustees, as effectively as if given to each of them. Every instrument appointing any separate Indenture Trustee or co-indenture trustee shall refer to this Base Indenture and the conditions of this Article XI. Each separate Indenture Trustee and co-indenture trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all of the provisions of this Base Indenture and any Indenture Supplement, specifically including every provision of this Base Indenture and any Indenture Supplement relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee. Every such instrument shall be filed with the Indenture Trustee.

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(d)               Any separate trustee or co-trustee may, at any time, constitute the Indenture Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Base Indenture or any Indenture Supplement on its behalf and in its name. The Indenture Trustee shall not be responsible or liable for any act, inaction or the appointment of any such trustee or co-trustee. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)               The appointment of a co-trustee or separate trustee under this Section 11.10 shall not relieve the Indenture Trustee of its duties and responsibilities hereunder.

Section 11.11.  Access to Certain Information.

(a)               The Indenture Trustee shall afford to the Issuer, the Initial Purchasers, the Servicer, the Controlling Class Representative, the Back-Up Manager and each Rating Agency and any banking or insurance regulatory authority that may exercise authority over any Noteholder or Note Owner, access to any documentation regarding the Notes. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the Corporate Trust Office; provided that any such examination permitted under this Section 11.11 shall be conducted in a manner which does not unreasonably interfere with the Indenture Trustee’s normal operations or customer and employee relations.

(b)               The Indenture Trustee shall maintain at its Corporate Trust Office and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available, for review by the Issuer, the Rating Agencies, the Servicer, the Back-Up Manager and the Controlling Class Representative originals or copies of the following items (to the extent that such items were prepared by or delivered to the Indenture Trustee): (i) this Base Indenture, and any applicable Indenture Supplements and any amendments and exhibits hereto or thereto; (ii) the Servicing Agreement, each sub-servicing agreement delivered to the Indenture Trustee since the Initial Closing Date and any amendments and exhibits thereto; (iii) all Manager Reports actually delivered or otherwise made available to Noteholders pursuant to Section 11.11(d) since the Initial Closing Date; and (iv) any other information in the possession of the Indenture Trustee that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A. The Indenture Trustee shall make available copies of any and all of the foregoing items to any of the Persons set forth in the previous sentence promptly following request therefor by such Person via the Indenture Trustee’s internet website at www.sf.citidirect.com; provided that except in the case of the Rating Agencies, the Indenture Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

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(c)               Upon reasonable advance notice and at the expense of any Noteholder, Note Owner, Controlling Class Representative, Person identified to the Indenture Trustee as a prospective transferee of a Note or an interest therein or Rating Agency (a “Requesting Party”), the Indenture Trustee, subject to the succeeding paragraph, shall make available to such Requesting Party copies of (i) this Base Indenture and any Series Supplement; (ii) the Cash Management Agreement; (iii) the Servicing Agreement; (iv) the Management Agreement; (v) the Holdco Guaranty; (vi) all Manager Reports; and (vii) to the extent delivered to the Indenture Trustee, the most recent audited financial statements of the Guarantor and its consolidated subsidiaries; provided that the Requesting Party furnish to the Indenture Trustee a written certification substantially in the form attached hereto as Exhibit D-1, Exhibit D-2 or Exhibit E, as applicable, as to the effect that (x) in the case of a Noteholder, such Person or entity shall keep such information confidential (except that any Noteholder may provide any such information obtained by it to any other person or entity that holds or is contemplating the purchase of any Note or interest therein; provided that such other person or entity confirms to such Noteholder in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); and (y) in the case of a Note Owner, such person or entity is a beneficial owner of Book-Entry Notes and shall keep such information confidential (except that such Note Owner may provide such information to any other Person or entity that holds or is contemplating the purchase of any Note or interest therein; provided that such other person or entity confirms to such Note Owner in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

(d)               The Indenture Trustee shall make available to each Noteholder and to the Servicer the Manager Report delivered by the Manager as required under the terms of the Management Agreement and Section 7.02(a)(iv) hereof and the Indenture Trustee and shall also make available to any Requesting Party the amounts on deposit in, and withdrawn from, the Prefunding Account for the related Collection Period, to the extent such information is delivered to the Indenture Trustee by the Manager. The Verification Agent shall review, recalculate and confirm certain calculations contained in (i) the Manager Report including, interest due and payable on the Payment Date, Senior DSCR, DSCR, Class A Leverage Ratio and the Leverage Ratio at the Class-level (based on Annualized Net Operating Income) and (ii) officer’s certificates, including (a) draws on Class A-1-V Notes, (b) releases of funds from any Prefunding Account and (c) dispositions of Fiber Network Assets. The Verification Agent shall be entitled to conclusively rely on information provided to it by the Issuer and may request evidence to its satisfaction of certifications prepared by the Issuer. The Indenture Trustee shall make available to each Noteholder the applicable Manager Report and certain other information each month on its website, which shall initially be located at www.sf.citidirect.com. The manner in which notices and other communications are conveyed by DTC to DTC Participants, and by DTC Participants to the Note Owners, shall be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The Servicer and the Indenture Trustee are required to recognize as Noteholders only those persons in whose names the Notes are registered on the books and records of the Note Registrar.

(e)               The Indenture Trustee shall not be liable for providing or disseminating information in accordance with the terms of this Base Indenture.

Section 11.12.  Servicer to Act for Indenture Trustee. To the extent necessary for the Servicer to perform its express duties under the Transaction Documents, the Indenture Trustee hereby grants (without obligation) to the Servicer the power and authority to perform on its behalf the duties, rights and remedies granted to the Indenture Trustee under this Base Indenture and the other Transaction Documents to the extent such duties, rights and remedies relate to the servicing and administration of the Fiber Networks and related Collateral, and the Indenture Trustee shall have no responsibility or liability for the Servicer’s exercise of such duties, rights and remedies; provided that such grant shall not obligate the Servicer to perform any such duties, rights and remedies (other than those that the Servicer has expressly agreed to perform pursuant to the Transaction Documents).

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ARTICLE XII

NOTEHOLDERS’ LISTS, REPORTS AND MEETINGS

Section 12.01.  Issuer to Furnish Indenture Trustee Names and Addresses of Noteholders. Unless the Note Registrar and Indenture Trustee are the same entity, the Issuer shall cause the Note Registrar to furnish to the Indenture Trustee (a) not more than three Business Days prior to each Payment Date a list, in such form as the Indenture Trustee may reasonably require, of the names and addresses of the Holders of Definitive Notes as of such date and (b) at such other times as the Indenture Trustee may request in writing, within 30 days after receipt by the Issuer of any such request, a list of similar form and content as of a date not more than ten days prior to the time such list is furnished; provided that the Issuer shall not be required to furnish such list so long as the Indenture Trustee is the Note Registrar; provided, further, that the Indenture Trustee shall be entitled to fully rely on the most recent such lists it has been provided until such time as it received update copies of such lists at which time it shall be entitled to fully rely on such updated lists.

Section 12.02.  Preservation of Information. The Indenture Trustee shall cause the Note Registrar to preserve in as current a form as is reasonably practicable, the names and addresses of Holders of Definitive Notes received by the Note Registrar and the names and addresses of the Holders of Definitive Notes contained in the most recent list furnished to the Indenture Trustee as provided in Section 12.01. The Indenture Trustee may destroy any list furnished to it as provided in such Section 12.01 upon receipt of a new list so furnished.

Section 12.03.  Fiscal Year. Unless the Issuer otherwise determines, the fiscal year of the Issuer shall correspond to the calendar year.

Section 12.04.  Voting by Noteholders.

(a)               The Voting Rights shall be allocated among the respective Classes of Notes according to the ratio of the Outstanding Class Principal Balance of each Class of Notes to the Outstanding Class Principal Balance of all Classes of Notes. Voting Rights allocated to a Class of Notes shall be allocated among the Notes of such Class in proportion to the Percentage Interest in such Class evidenced thereby. Notes held by the Issuer or any of its Affiliates shall be deemed not to be Outstanding in determining Voting Rights.

(b)               Except as otherwise provided herein or in any Indenture Supplement, all resolutions of Noteholders shall be passed by votes representing more than 50% of the Voting Rights of Notes. Book-Entry Notes shall be voted by the Depositary on behalf of the Beneficial Owners thereof in accordance with written instructions received in accordance with applicable DTC procedures.

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Section 12.05.  Communication by Noteholders with other Noteholders. Noteholders may communicate with other Noteholders with respect to their rights under this Base Indenture, any Indenture Supplement or the Notes. If any Noteholder makes written request to the Note Registrar, and such request states that such Noteholder desires to communicate with other Noteholders with respect to their rights under this Base Indenture or under the Notes and such request is accompanied by a copy of the communication that such Noteholder proposes to transmit, then the Note Registrar shall, within 30 days after the receipt of such request, afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar (which list shall be current as of a date no earlier than 30 days prior to the Note Registrar’s receipt of such request). Every Noteholder, by receiving such access, acknowledges that neither the Note Registrar nor the Indenture Trustee shall be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder regardless of the source from which such information was derived.

ARTICLE XIII

INDENTURE SUPPLEMENTS

Section 13.01.  Indenture Supplements without Consent of Noteholders. Without the consent of the Noteholders or the Servicer, the Issuer and the Indenture Trustee, when authorized by an Issuer Order, at any time and from time to time, may enter into one or more Indenture Supplements at the expense of the party requesting the supplement or amendment of this Base Indenture, in form satisfactory to the Indenture Trustee for any of the following purposes:

(i)                 to correct any typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision in this Base Indenture, any Series Supplement or the Notes or any provision in this Base Indenture or any Series Supplement or the Notes which is inconsistent with the Offering Memorandum;

(ii)              to convey, transfer, assign, mortgage or pledge any property to the Indenture Trustee for the benefit of the Secured Parties;

(iii)            to modify this Base Indenture or any Series Supplement as required or made necessary by any change in applicable law or to comply with any requirements imposed by the Code;

(iv)             to add to the covenants of the Obligors or any other party for the benefit of the Noteholders and the other Secured Parties, or to surrender any right or power conferred upon the Obligors in this Base Indenture or any Series Supplement;

(v)               to add any additional Events of Default;

(vi)             to issue a Series of Additional Notes in accordance with Section 2.12(d);

(vii)          to prevent the Issuer, the Noteholders or the Indenture Trustee from being subject to taxes (including withholding taxes), fees or assessments, or to reduce or eliminate any such taxes, fees or assessments;

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(viii)        to evidence and provide for the acceptance of appointment by a successor indenture trustee;

(ix)             modify or supplement the provisions of this Base Indenture to the extent necessary to enable the issuance of a Series of Class A-1-V Notes and provide for other terms and provisions applicable to such Series of Class A-1-V Notes;

(x)               to modify the provisions of this Base Indenture or any Indenture Supplement to allow for a Fiber Network acquisition account in connection with a future issuance of a Series of Notes;

(xi)             to modify the provisions of Section 5.01(a) to add clauses and/or modify the clauses contained in Section 5.01(a)(xvi) through Section 5.01(a)(xviii) to allow for one or more Classes of Notes subordinated in priority to any Class C Notes;

(xii)          to amend the definition of Required Liquidity Amount or effect any other Specified Amendment to that extent that:

(A)             in the case of an amendment to the definition of Required Liquidity Amount, the Issuer enters into an agreement with a third-party servicer or other entity that agrees to advance amounts to pay shortfalls in (x) debt service on the Notes and (y) certain other amounts due necessary to operate Fiber Networks and

(B)              in each case, a Rating Agency Confirmation is received with respect to such amendment;

(xiii)        modify or supplement the provisions of this Base Indenture to the extent necessary to enable the issuance of a Series of Class A-1-L Notes and provide for other terms and provisions applicable to such Series of Class A-1-L Notes; or

(xiv)         for any other purpose;

provided that the amendment of this Base Indenture or any Indenture Supplement shall be prohibited unless (A) the Indenture Trustee shall first have received a certificate of an Executive Officer of the Issuer to the effect that such amendment or Indenture Supplement does not adversely affect in any material respect the interests of any Noteholder (as evidenced by a Rating Agency Confirmation), or diminish any rights, protections, indemnifications, immunities or remedies or increase any liabilities, duties or obligations of the Servicer (unless the Servicer has consented thereto) or the Back-Up Manager (unless the Back-Up Manager has consented thereto) hereunder, under the Servicing Agreement, the Back-Up Management Agreement or any other Transaction Document, and (B) in connection with any Indenture Supplement for the purposes described in clauses (ii), (iii), (iv), (v), (vii), (ix), (x), (xi), (xiii) or (xiv) above, the Indenture Trustee shall have received an Opinion of Counsel (which opinion may contain similar assumptions and qualifications as are contained in the Opinion of Counsel delivered on the Initial Closing Date) to the effect that such amendment or supplement will not, for U.S. federal income tax purposes, (x) cause any of the Outstanding Notes to be deemed to have been exchanged for a new debt instrument or (y) cause the Issuer to be taxable as other than a disregarded entity or a partnership.

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In addition, without the consent of the Noteholders, the Indenture Trustee, when authorized by an Issuer Order, at any time and from time to time, may enter into any amendment (or provide its consent to any amendment) of any other Transaction Document (or any agreement which requires consent of any Obligor to amend under the terms of any Transaction Document) in accordance with the terms of such Transaction Document; provided that either (x) the Indenture Trustee shall first have received a certificate of an Executive Officer of the Issuer to the effect that such amendment will not adversely affect in any material respect the interests of any Noteholder (as evidenced by a Rating Agency Confirmation) or diminish any rights, protections, indemnifications, immunities, or remedies or increase any liabilities, duties or obligations of the Servicer (unless the Servicer has consented thereto) hereunder, under the Servicing Agreement or any other Transaction Document or diminish any rights, protections, indemnifications, immunities or remedies or increase any liabilities, duties or obligations of the Back-Up Manager (unless the Back-Up Manager has consented thereto) hereunder, under the Back-Up Management Agreement or any other Transaction Document or (y) the Indenture Trustee shall have received the consent of the Noteholders as and to the same extent such consent would be required for an Indenture Supplement pursuant to Section 13.02 and the consent of the Servicer if the effect of any such amendment would be to diminish any rights, protections, indemnifications, immunities or remedies or increase any liabilities, duties or obligations of the Servicer under the Servicing Agreement or any other Transaction Document and/or the consent of the Back-Up Manager if the effect of any such amendment would be to diminish any rights, protections, immunities, indemnifications or remedies or increase any liabilities, duties or obligations of the Back-Up Manager under the Back-Up Management Agreement or any other Transaction Document; provided that any consent by the Indenture Trustee required by the provisions of Section 9(j) of the limited liability company agreement or operating agreement, as applicable, of the Issuer or of the Guarantor shall require the prior direction of Noteholders representing more than 75% of the Voting Rights of all Notes voting as a single class and the consent of the Controlling Class Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

Promptly after the execution by the Issuer and the Indenture Trustee of any Indenture Supplement pursuant to this Section 13.01, the Indenture Trustee shall make available to the Holders of the Notes, the Back-Up Manager and the Servicer a copy of such Indenture Supplement. Any failure of the Indenture Trustee to make available such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such Indenture Supplement.

Section 13.02.  Indenture Supplements with Consent of Noteholders. The Issuer and the Indenture Trustee, when authorized by an Issuer Order, with a prior direction of Noteholders representing more than 50% of the Voting Rights of each Class of Notes adversely affected thereby and without prior notice to any other Noteholder, also may amend, supplement or modify this Base Indenture, any Indenture Supplement or the Notes or waive compliance by the Issuer with any provision of this Base Indenture, any Indenture Supplement or the Notes; provided that no such amendment, modification, supplement or waiver may, without the consent of the Holder of each Note (including, notwithstanding anything to the contrary contained herein, the Holder of any Note that is the Issuer or any of its Affiliates) adversely affected thereby (including any tax consequences):

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(i)                 change the Anticipated Repayment Date applicable to the Series or the Rated Final Payment Date applicable to the Series or any scheduled Payment Date applicable to the Series;

(ii)              reduce the amounts required to be paid on the Notes on any Payment Date, any Anticipated Repayment Date or the Rated Final Payment Date;

(iii)            change the place of payments on the Notes on any Payment Date, any Anticipated Repayment Date or the Rated Final Payment Date;

(iv)             change the coin or currency in which the principal of any Note or interest thereon is payable;

(v)               impair the right of a Noteholder to institute suit for the enforcement of any payment on or with respect to any Note on or after the maturity thereof;

(vi)             reduce the percentage in principal balance of the Outstanding Note Principal Balance of any of the Notes, the consent of whose Holders is required for such amendment or eliminate the requirement that affected Noteholders consent to any amendment;

(vii)          change any obligation of the Issuer to maintain an office or agency in the places and for the purposes set forth in this Base Indenture; or

(viii)        permit the creation of any lien ranking prior to or on parity with the lien of the Noteholders with respect to the Collateral or, except as otherwise permitted or contemplated in this Base Indenture or any Indenture Supplement, terminate the lien of the Noteholders on such Collateral or deprive the Noteholders of the security afforded by such.

In determining whether a proposed amendment would adversely affect any Class of Notes, the Indenture Trustee may rely conclusively and shall be fully protected in relying on a certificate of an Executive Officer of the Issuer.

It shall not be necessary for any Act of the Noteholders under this Section 13.02 to approve the particular form of any proposed Indenture Supplement, but it shall be sufficient if such Act shall approve the substance thereof.

Notwithstanding anything to the contrary in this Section 13.02, an Indenture Supplement entered into for the purpose of issuing Additional Notes the issuance of which complies with the terms of this Base Indenture shall not require the consent of any Noteholder.

Promptly after the execution by the Issuer and the Indenture Trustee of any Indenture Supplement pursuant to this Section 13.02, the Indenture Trustee shall make available to the Holders of the Notes, the Back-Up Manager and the Servicer a copy of such Indenture Supplement. Any failure of the Indenture Trustee to make available such notice, or any defect therein, shall not in any way impair or affect the validity of any such Indenture Supplement.

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Section 13.03.  Execution of Indenture Supplements. In executing, or permitting the additional trusts created by, any Indenture Supplement permitted by this Article XIII or the modification thereby of the trusts created by this Base Indenture, the Indenture Trustee shall be entitled to receive, and, subject to Section 11.02, shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such Indenture Supplement is authorized or permitted by this Base Indenture and that all conditions precedent to the execution and delivery of such Indenture Supplement have been satisfied; provided that an Opinion of Counsel shall not be required in connection with any Series Supplement entered into solely in connection with the issuance of a Series of Additional Notes. The Indenture Trustee may, but shall not be obligated to (and with respect to the Servicer and the Back-Up Manager shall not, except as permitted by the Servicing Agreement and the Back-Up Management Agreement), enter into any such Indenture Supplement that affects the Indenture Trustee’s (or with respect to the Servicer and the Back-Up Manager, the Servicer’s and the Back-Up Manager’s, as applicable) own rights, duties, liabilities or immunities under this Base Indenture or otherwise. In addition to the foregoing, no provision of this Base Indenture or any other Transaction Document may be amended, supplemented, modified or waived: (a) without the Servicer’s consent if such amendment, supplement, modification or waiver would increase the Servicer’s duties, obligations or liabilities, or diminish the Servicer’s rights, protections, remedies, indemnifications or immunities under the Servicing Agreement, this Base Indenture or any other Transaction Document and (b) without the Back-Up Manager’s consent if such amendment, supplement, modification or waiver would increase the Back-Up Manager’s duties, obligations or liabilities, or diminish the Back-Up Manager’s rights, protections, remedies, indemnifications or immunities under the Back-Up Management Agreement, this Base Indenture or any other Transaction Document.

Section 13.04.  Effect of Indenture Supplement. Upon the execution of any Indenture Supplement pursuant to the provisions hereof, this Base Indenture, any Series Supplement affected by such Indenture Supplement and/or any Notes affected by such Indenture Supplement shall be and shall be deemed to be modified and amended in accordance therewith with respect to the Notes affected thereby, and the respective rights, limitations of rights, obligations, duties, liabilities and immunities under this Base Indenture, such Series Supplement and/or such Notes of the Indenture Trustee, the Servicer, the Issuer and the Holders of the Notes shall thereafter be determined, exercised and enforced hereunder and thereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such Indenture Supplement shall be and be deemed to be part of the terms and conditions of this Base Indenture, such Series Supplement and/or such Notes for any and all purposes.

Section 13.05.  Reference in Notes to Indenture Supplements. Notes authenticated and delivered (or with respect to Uncertificated Notes, registered) after the execution of any Indenture Supplement pursuant to this Article XIII may bear a notation in form approved by the Indenture Trustee as to any matter provided for in such Indenture Supplement. If the Issuer shall so determine, new Notes so modified as to conform, in the opinion of the Issuer, to any such Indenture Supplement may be prepared and executed by the Issuer and authenticated and delivered (or with respect to Uncertificated Notes, registered) by the Indenture Trustee in exchange for Outstanding Notes.

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ARTICLE XIV

PLEDGE OF OTHER OBLIGOR COLLATERAL

Section 14.01.  Grant of Security Interest/UCC Collateral.

(a)               Each Obligor hereby grants to the Indenture Trustee for the benefit of the Secured Parties a security interest in and to all of its fixtures (as defined in the UCC) and personal property whether now owned or hereafter acquired and wherever located, including the following (collectively, the “Other Obligor Collateral”):

(i)                 equipment (as defined in the UCC), all parts thereof and all accessions thereto, including machinery, satellite receivers, antennas, headend electronics, furniture, motor vehicles, aircraft and rolling stock;

(ii)              fixtures, all substitutes and replacements therefor, all accessions and attachments thereto, and all tools, parts and equipment now or hereafter added to or used in connection with the fixtures (including proceeds which constitute property of the types described herein);

(iii)            the Obligors’ rights, title and interest in and under the Customer Agreements with respect to the Fiber Networks (including all rights to payment thereunder, but excluding any other rights that cannot be assigned without third party consent), if any;

(iv)             the Obligors’ rights, title and interest in and to any other Fiber Network Asset owned by the Obligors;

(v)               accounts (as defined in the UCC);

(vi)             inventory (as defined in the UCC);

(vii)           goods (as defined in the UCC);

(viii)         contract rights (as defined in the UCC);

(ix)             general intangibles (as defined in the UCC), including any limited liability company or other ownership interests which are not “securities” as provided under Section 8-103 of the UCC;

(x)               investment property (as defined in the UCC), including the Collection Account;

(xi)             deposit accounts (as defined in the UCC), including all Reserve Accounts and each Control Account;

(xii)          chattel paper (as defined in the UCC);

(xiii)        instruments (as defined in the UCC);

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(xiv)         all rights and remedies of any of the Obligors under the Management Agreement and the other Transaction Documents (including all rights to payment thereunder);

(xv)           the Fiber Network Underlying Rights Agreements and any and all rights, remedies and proceeds thereunder and derived therefrom;

(xvi)         all leases of personal property and any Customer Agreements that constitute personal property;

(xvii)      all Fiber Network Assets that constitute real property; and

(xviii)    the proceeds of the foregoing clauses (i) through (xiii) as security for payment and performance of all of the Obligations hereunder;

provided that no Prefunding Account, or any of the funds on deposit therein, shall be included in the Other Obligor Collateral.

(b)               If the grant of the security interests with respect to any contract, intellectual property right, government license or permit hereunder would result in the termination or breach of such contract, intellectual property right, government license or permit, or is otherwise prohibited or ineffective (whether by the terms thereof or under applicable law), then such contract, intellectual property right, government license or permit shall not be subject to the security interests but shall be held in trust by the applicable Obligor for the benefit of the Indenture Trustee (for its own benefit and for the benefit of the Secured Parties) and, on the exercise by the Indenture Trustee of any of its rights or remedies under this Base Indenture following an Event of Default, such contract, intellectual property right, government license or permit shall be assigned by such Obligor as directed by the Indenture Trustee (acting at the direction of a Majority of Noteholders).

(c)               Each Obligor confirms that value has been given by the Noteholders to such Obligor, that such Obligor has rights in its Collateral existing at the date of this Base Indenture, and that such Obligor and the Indenture Trustee have not agreed to postpone the time for attachment of the security interests to any of the Collateral of such Obligor.

(d)               The Issuer and the Asset Entities hereby authorize the Indenture Trustee, and the Indenture Trustee shall have the right but not the obligation, to file such financing statements as the Issuer shall deem reasonably necessary to perfect the Indenture Trustee’s interest in the Other Obligor Collateral and file continuation statements to match such perfection; provided that the Indenture Trustee shall not be obligated to execute or authorize such instruments except upon the written direction of the Servicer or the Issuer; provided, however, such designation shall not be deemed to create any duty in the Indenture Trustee to authorize, execute or file any such financing statements or to monitor the compliance of the Issuer or the Manager with the foregoing covenants and the Indenture Trustee shall not be liable for any failure to file or for any defects that exist in the financing statements, continuation statements or other instruments, documents, certificates or agreements; and provided, further that the authority of the Indenture Trustee to execute or authorize the filing of any financing statement, continuation statement, instrument, document certificate or agreement (i) shall not require the Indenture Trustee to pay any fees, taxes or other governmental charges, (ii) shall not require the Indenture Trustee to prepare or file any financing statements, continuation statements or other instruments, documents, certificates or agreements and (iii) shall not require the Indenture Trustee to review any financing statements, continuation statements or other instruments, documents, certificates or agreements. The Issuer and the Asset Entities authorize the Indenture Trustee to use the collateral description “all assets” or similar variation in any such financing statements. The Issuer and the Asset Entities hereby ratify and authorize the filing (i) by the Issuer of any financing statement and (ii) by the Indenture Trustee (or the Servicer on its behalf) of any continuation statement, in each case with respect to the Other Obligor Collateral made prior to the Initial Closing Date. Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee shall have all rights and remedies pertaining to the Other Obligor Collateral as are provided for in any of the Transaction Documents or under any applicable law including the Indenture Trustee’s rights of enforcement with respect to the Other Obligor Collateral or any part thereof, exercising its rights of enforcement with respect to the Other Obligor Collateral or any part thereof under the UCC (or under the Uniform Commercial Code in force in any other state to the extent the same is applicable law) and in conjunction with, in addition to, or in substitution for, such rights and remedies of the following:

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(i)                 The Indenture Trustee may enter upon the premises of an Obligor to take possession of, assemble and collect the Other Obligor Collateral or to render it unusable.

(ii)              The Indenture Trustee may require an Obligor to assemble the Other
Obligor Collateral and make it available at a place the Indenture Trustee designates which is mutually convenient to allow the Indenture Trustee to take possession or dispose of the Other Obligor Collateral.

(iii)            To the extent a Responsible Officer of the Indenture Trustee has Knowledge thereof, written notice mailed to the Issuer as provided herein at least ten days prior to the date of public sale of the Other Obligor Collateral or prior to the date after which private sale of the Other Obligor Collateral shall be made shall constitute reasonable notice.

(iv)             In the event of a foreclosure sale, the Other Obligor Collateral and the other Collateral may, at the option of the Indenture Trustee (acting at the direction of Noteholders), be sold as a whole.

(v)               It shall not be necessary that the Indenture Trustee take possession of the
Other Obligor Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this section is conducted and it shall not be necessary that the Other Obligor Collateral or any part thereof be present at the location of such sale.

(vi)             Prior to application of proceeds of disposition of the Other Obligor
Collateral to the Obligations, such proceeds shall be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorneys’ fees and legal expenses incurred by the Indenture Trustee.

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(vii)          Any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of the Obligations or as to the occurrence of any default, or as to the Indenture Trustee having declared all Obligations to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by the Indenture Trustee, shall be taken as prima facie evidence of the truth of the facts so stated and recited.

(viii)        The Indenture Trustee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Indenture Trustee, including the sending of notices and the conduct of the sale, but in the name and on behalf of the Indenture Trustee.

(ix)             The Indenture Trustee may appoint by instrument in writing one or more Receivers of any or all Obligors or any or all of the Collateral of any or all Obligors with such rights, powers and authority (including any or all of the rights, powers and authority of the Indenture Trustee under this Base Indenture) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such Receiver from time to time. To the extent permitted by applicable law, any Receiver appointed by the Indenture Trustee shall be considered to be the agent of any such Obligor and not of the Indenture Trustee or any of the other Secured Parties.

Section 14.02.  Equity Interest Pledges.

(a)               Unless an Event of Default has occurred and is continuing, each Obligor shall, for greater certainty, be entitled to continue to exercise all voting power from time to time exercisable with respect to the Equity Interests pledged by such Obligor and give consents, waivers and ratifications with respect thereto; provided that no Obligor shall cast any vote or take any other action which would be, or would have a reasonable likelihood of being, prejudicial to the interests of the Noteholders or which would have the effect of reducing the value of the Collateral of such Obligor as security for the Obligations of such Obligor or imposing any additional restriction on the transferability of any of the Collateral of such Obligor. Unless an Event of Default has occurred and is continuing, the Indenture Trustee shall, from time to time at the request and expense of the applicable Obligor, execute or cause to be executed, with respect to all Pledged Equity Interests of such Obligor that are registered in the name of the Indenture Trustee or its nominee, valid proxies appointing such Obligor as its (or its nominee’s) proxy to attend, vote and act for and on behalf of the Indenture Trustee or such nominee, as the case may be, at any and all meetings of the applicable issuer’s shareholders or debt holders, all Equity Interests that are registered in the name of the Indenture Trustee or such nominee, as the case may be, and to execute and deliver, consent to or approve or disapprove of or withhold consent to any resolutions in writing of shareholders or debt holders of the applicable issuer for and on behalf of the Indenture Trustee or such nominee, as the case may be. Immediately upon the occurrence and during the continuance of any Event of Default, all such rights of the applicable Obligor to vote and give consents, waivers and ratifications shall cease and the Indenture Trustee or its nominee shall be entitled to exercise all such voting rights and to give all such consents, waivers and ratifications.

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(b)               Unless an Event of Default has occurred and is continuing, each Obligor shall be entitled to receive any and all cash dividends, interest, principal payments and other forms of cash distribution otherwise permitted hereunder on Equity Interests pledged by such Obligor which it is otherwise entitled to receive. If an Event of Default has occurred and is continuing, all rights of such Obligor pursuant to this Section 14.02 shall cease and the Indenture Trustee shall have the sole and exclusive right and authority to receive and retain the cash dividends, interest, principal payments and other forms of cash distribution which such Obligor would otherwise be authorized to retain pursuant to this Section 14.02. Any money and other property paid over to or received by the Indenture Trustee pursuant to the provisions of this Section 14.02 shall be retained by the Indenture Trustee as additional Collateral hereunder and be applied in accordance with the provisions of this Base Indenture.

ARTICLE XV

MISCELLANEOUS

Section 15.01.  Compliance Certificates and Opinions, etc. Upon any application or request by the Issuer to the Indenture Trustee or the Servicer to take any action under any provision of this Base Indenture, any Indenture Supplement or any other Transaction Document, the Issuer shall furnish to the Indenture Trustee and Servicer (i) an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Base Indenture, such Indenture Supplement, or the other Transaction Documents relating to the proposed action have been complied with, when requested by the Indenture Trustee or the Servicer, (ii) an Opinion of Counsel stating that in the opinion of such counsel such action is authorized or permitted by this Base Indenture, such Indenture Supplement or the other Transaction Documents, and all such conditions precedent, if any, have been complied with, and (iii) if applicable, an Independent Certificate from a firm of certified public accountants meeting the applicable requirements of this Section 15.01, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Base Indenture, any Indenture Supplement or any Transaction Document, no additional certificate or opinion need be furnished.

Every certificate or opinion provided by or on behalf of the Issuer with respect to compliance with a condition or covenant provided for in this Base Indenture, or any Indenture Supplement or any other Transaction Document shall include:

(i)                 a statement that each signatory of such certificate or opinion has read or has caused to be read such covenant or condition and the definitions in this Base Indenture, in such Indenture Supplement and the other Transaction Documents relating thereto;

(ii)              a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)            a statement that, in the opinion of each such signatory, such signatory has made such examination or investigation as is necessary to enable such signatory to express an informed opinion as to whether or not such covenant or condition has been complied with; and

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(iv)             a statement as to whether, in the opinion of each such signatory, such condition or covenant has been complied with.

Nothing herein shall be deemed to require either the Indenture Trustee, the Back-Up Manager or the Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report, including any communication from the Issuer, any Asset Entity, the Guarantor or the Manager. In connection with the performance of its obligations hereunder and under the other Transaction Documents, each of the Indenture Trustee, the Back-Up Manager and the Servicer shall be entitled to conclusively rely upon any written information or certification (without any obligation to investigate the accuracy or completeness of any information or certification set forth therein) or recommendation provided to it by the Manager, and none of the Indenture Trustee, the Back-Up Manager or the Servicer shall have any liability with respect thereto.

Section 15.02.  Form of Documents Delivered to Indenture Trustee.

(a)               In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b)               Any certificate or opinion of an Authorized Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or Opinion of Counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which such Officer’s Certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuer, stating that the information with respect to such factual matters is in the possession of the Issuer, unless such officer or officers of the Issuer or such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

(c)               Where any Person is required to make, give or execute two or more applications, requests, comments, certificates, statements, opinions or other instruments under this Base Indenture, any Indenture Supplement or any other Transaction Document, they may, but need not, be consolidated and form one instrument.

(d)               Whenever in this Base Indenture, any Indenture Supplement or any other Transaction Document, in connection with any application or certificate or report to the Indenture Trustee, it is provided that the Issuer or the Asset Entities shall deliver any document as a condition of the granting of such application, or as evidence of the Issuer’s or the Asset Entities’ compliance with any term hereof, in any Indenture Supplement or any other Transaction Document, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Issuer or the Asset Entities to have such application granted or to the sufficiency of such certificate or report. The foregoing shall not be construed to affect the Indenture Trustee’s or Servicer’s right to rely upon the truth and accuracy of any statement or opinion contained in any such document as provided in Article XI.

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Section 15.03.  Acts of Noteholders.

(a)               Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Base Indenture or any Indenture Supplement to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agents duly appointed in writing; and except as otherwise expressly provided in this Base Indenture or in any Indenture Supplement, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied in this Base Indenture or in any Indenture Supplement and evidenced thereby) are sometimes referred to in this Base Indenture as the “Act” of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Base Indenture or any Indenture Supplement and (subject to Article XI) conclusive in favor of the Indenture Trustee and the Issuer, if made in the manner provided in this Section 15.03.

(b)               The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Indenture Trustee deems sufficient.

(c)               The ownership, principal balance and serial numbers of the Notes, and the date of holding the same, shall be proved by the Note Register.

(d)               If the Issuer shall solicit from Noteholders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, fix in advance a record date for the determination of Noteholders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. Any such record date shall be fixed at the Issuer’s discretion. If not set by the Issuer prior to the first solicitation of a Noteholder made by any Person in respect of any such matters referred to in the foregoing sentence, such record date shall be the date 30 days prior to such first solicitation of Noteholders. If such a record date is fixed, such request, demand, authorization, direction, notice, consent and waiver or other Act may be sought or given before or after the record date, but only the Noteholders of record at the close of business on such record date shall be deemed to be Noteholders for the purpose of determining whether Noteholders of the requisite proportion of the Notes Outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Notes Outstanding shall be computed as of such record date.

(e)               Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Indenture Trustee, the Servicer or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

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(f)                Without limiting the foregoing, a Noteholder entitled hereunder or under any Indenture Supplement to take any action hereunder or thereunder with regard to any Note may do so with regard to all or any part of the principal balance of such Note or by one or more appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal balance of such Note.

(a)               The Indenture Trustee (in each of its capacities) agrees to accept and act upon instructions or directions pursuant to this Base Indenture, any other Transaction Document or any additional document executed in connection herewith that is transmitted by electronic transmission in accordance with Section 15.14.

Section 15.04.  Notices; Copies of Notices and Other Information.

(a)               Any request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Base Indenture shall be in writing and if such request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders is to be made upon, given or furnished to or filed with:

(i)                 the Indenture Trustee by any Noteholder or by any Obligor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Indenture Trustee at its Corporate Trust Office; or

(ii)              the Issuer by the Indenture Trustee, the Servicer, or by any Noteholder shall be sufficient for every purpose hereunder if in writing and mailed first-class, postage prepaid and by email to the Issuer addressed to: Shentel Issuer LLC, 500 Shentel Way, Edinburg, Virginia 22824, Attention: Chief Financial Officer, or at any other address previously furnished in writing to the Indenture Trustee and the Servicer by the Issuer. The Issuer shall promptly transmit any notice received by it from the Noteholders to the Indenture Trustee and Servicer.

(b)               Any notice to be given to the Indenture Trustee hereunder shall also be given to the Note Registrar and the Servicer in writing, personally delivered, faxed, emailed or mailed by certified mail; provided that only one notice to the Indenture Trustee shall be necessary at any time that the Indenture Trustee is also the Note Registrar.

(c)               Any notice, and copies of any reports, certificates, schedules, statements, documents or other information to be given to the Indenture Trustee by the Issuer, the Guarantor or the Asset Entities hereunder shall also be simultaneously given to the Servicer in writing, personally delivered, faxed, emailed or mailed by certified mail and shall not be deemed given to the Indenture Trustee until also given to the Servicer.

(d)               Notices required to be given to the Rating Agencies by the Issuer or the Asset Entities or the Indenture Trustee with respect to any Series of Notes shall be made as specified in the Series Supplement for such Series of Notes.

(e)               In addition to the notice provisions set forth in Section 15.04(d), notices required to be given to KBRA and Fitch by the Issuer or the Asset Entities or the Indenture Trustee with respect to any Series of Notes shall also be provided to the Rating Agencies for so long as the Rating Agencies are rating any Series of Notes then Outstanding in writing and mailed first class, postage prepaid addressed to: Kroll Bond Rating Agency, LLC 805 Third Avenue, 29th Floor, New York, New York 10022, Attention: ABS Surveillance and by email to: abssurveillance@kbra.com, in the case of KBRA and to Fitch, One North Wacker Drive, Floor 23, Chicago, IL 60606, and by email to: globalcrosssectorsf@fitchratings.com, in the case of Fitch.

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Section 15.05.  Notices to Noteholders; Waiver.

(a)               Where this Base Indenture or any Indenture Supplement provides for notice to Noteholders of any event, such notice shall be sufficiently given (unless otherwise expressly provided in this Base Indenture or in such Indenture Supplement) if in writing and mailed, first-class, postage prepaid to each Noteholder affected by such event, at its address as it appears on the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Noteholders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular Noteholder shall affect the sufficiency of such notice with respect to other Noteholders, and any notice that is mailed in the manner provided in this Base Indenture shall conclusively be presumed to have been duly given.

(b)               Where this Base Indenture or any Indenture Supplement provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Indenture Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such a waiver.

(c)               In case, by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Base Indenture or any Indenture Supplement, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

(d)               Where this Base Indenture or any Indenture Supplement provides for notice to the Rating Agencies, failure to give such notice to the Rating Agencies shall not affect any other rights or obligations created hereunder or under any Indenture Supplement, and shall not under any circumstance constitute a Default or Event of Default.

Section 15.06.  Payment and Notice Dates. All payments to be made and notices to be delivered pursuant to this Base Indenture, any Indenture Supplement or any other Transaction Document shall be made by the responsible party as of the dates set forth in this Base Indenture, in such Indenture Supplement or in such other Transaction Document.

Section 15.07.  Effect of Headings and Table of Contents. The Article and Section headings in this Base Indenture or in any Indenture Supplement and the Table of Contents are for convenience only and shall not affect the construction hereof or thereof.

Section 15.08.  Successors and Assigns. All covenants and agreements in this Base Indenture, any Indenture Supplement and the Notes by the Obligors shall bind their successors and assigns, whether so expressed or not. All agreements of the Indenture Trustee in this Base Indenture and any Indenture Supplement shall bind its successors, co-trustees and agents.

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Section 15.09.  Severability; Entire Agreement. In case any provision in this Base Indenture or any Indenture Supplement or in the Notes of any Series shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Base Indenture, together with any Indenture Supplements and the other Transaction Documents, supersedes all prior agreements between the parties and constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements between the parties.

Section 15.10.  Benefits of Base Indenture. Subject to Section 13.01 and Section 13.02 and Article XI, nothing in this Base Indenture, any Indenture Supplement or in the Notes, express or implied, shall give to any Person, other than the parties hereto, the Servicer and their successors hereunder, the Noteholders and any other party secured hereunder or under any such Indenture Supplement, and any other Person with an ownership interest in any part of the Collateral and the Rating Agencies, any benefit or any legal or equitable right, remedy or claim under this Base Indenture or any Indenture Supplement.

Section 15.11.  Legal Holiday. In any case where the date on which any payment is due shall not be a Business Day, then (notwithstanding any other provision of the Notes, this Base Indenture or any Indenture Supplement) payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date on which nominally due, and, except as otherwise expressly provided in this Base Indenture or in any such Indenture Supplement, no interest shall accrue for the period from and after any such nominal date.

Section 15.12.  Governing Law. THIS BASE INDENTURE AND EACH INDENTURE SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS BASE INDENTURE AND EACH SUCH INDENTURE SUPPLEMENT. EACH OBLIGOR AND THE INDENTURE TRUSTEE IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS BASE INDENTURE OR EACH SUCH INDENTURE SUPPLEMENT.

Section 15.13.  Waiver of Jury Trial. EACH OBLIGOR AND THE INDENTURE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS BASE INDENTURE, THE NOTES, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

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Section 15.14.  Counterparts(a).

(a)               The parties may sign any number of copies of this Base Indenture and any Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Base Indenture and any Supplemental Indenture or any document to be signed in connection with this Base Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Indenture Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Indenture Trustee, pursuant to procedures approved by the Indenture Trustee. As used herein, “electronic signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record.

(b)               For purposes of this Base Indenture, any reference to “written” or “in writing” means any form of written communication, including, without limitation, electronic signatures, and any such written communication may be transmitted by Electronic Transmission. “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. The Indenture Trustee is authorized to accept written instructions, directions, reports, notices or other communications delivered by Electronic Transmission and shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by Electronic Transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such Electronic Transmission; and the Indenture Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information to the Indenture Trustee, including, without limitation, the risk of the Indenture Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties (except to the extent such action results from gross negligence, willful misconduct or fraud by the Indenture Trustee).

(c)               Any person providing instructions or directions indicated above shall provide to the Indenture Trustee an incumbency certificate listing persons designated to provide such instructions or directions (including the e-mail addresses of such persons), which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Indenture Trustee instructions or directions by e-mail (of .pdf or similar files), the Indenture Trustee’s reasonable understanding of such instructions shall be deemed controlling. The Indenture Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Indenture Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Indenture Trustee, including without limitation the risk of the Indenture Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

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(d)               Notwithstanding anything to the contrary in this Base Indenture, any and all communications (both text and attachments) by or from the Indenture Trustee that the Indenture Trustee in its sole discretion deems to contain confidential, proprietary and/or sensitive information and sent by Electronic Transmission will be encrypted. The recipient of the Electronic Transmission will be required to complete a one-time registration process.

(e)               Delivery of an executed counterpart of a signature page of this Base Indenture by Electronic Transmission shall be effective as delivery of a manually executed counterpart of this Base Indenture.

Section 15.15.  Recording of Base Indenture. If this Base Indenture or any Indenture Supplement is subject to recording in any appropriate public recording offices, such recording is to be effected by the Issuer and at its expense.

Section 15.16.  Corporate Obligation. No recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Indenture Trustee, in each of their capacities hereunder or under any Indenture Supplement, on the Notes, under this Base Indenture or any Indenture Supplement or any certificate or other writing delivered in connection herewith or under any Indenture Supplement, against (i) the Indenture Trustee, the Paying Agent and the Note Registrar in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee in its individual capacity, any holder of equity in any Obligor or the Indenture Trustee or in any successor or assign of the Indenture Trustee in its individual capacity, except as any such Person may have expressly agreed (it being understood that the Indenture Trustee has no such obligations in its individual capacity), and except that any such partner, owner or equity holder shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.

Section 15.17.  No Petition. The Indenture Trustee, by entering into this Base Indenture or any Indenture Supplement, and each Noteholder, by accepting a Note, and each Note Owner, by accepting an ownership interest in a Global Note, hereby covenants and agrees that neither it nor the Indenture Trustee on behalf of such Noteholder shall at any time institute against the Issuer or the Asset Entities or the Guarantor, or join in any institution against the Issuer or the Asset Entities or the Guarantor of, any bankruptcy, reorganization, insolvency or similar proceedings, or other proceedings under any federal, state or foreign bankruptcy or similar law in connection with any obligations relating to the Notes, this Base Indenture, any such Indenture Supplement or any of the other Transaction Documents. In the event that the Indenture Trustee or any other Secured Party takes action in violation of this Section 15.17, the Issuer, the Asset Entities or the Guarantor shall file or cause to be filed an answer with the bankruptcy court or otherwise properly contesting the filing of such a petition by any such Secured Party against such Person or the commencement of such action and raising the defense that such Secured Party has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The provisions of this Section 15.17 shall survive the termination of the Base Indenture (and any Indenture Supplements thereto) and the resignation or removal of the Indenture Trustee. Nothing contained herein shall preclude participation by any Secured Party in the assertion or defense of its claims in any such proceeding involving any of the Obligors or the Guarantor.

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Section 15.18.  Extinguishment of Obligations. Notwithstanding anything to the contrary in this Base Indenture or any Indenture Supplement, all obligations of the Obligors hereunder or under any Indenture Supplement shall be deemed to be extinguished in the event that, at any time, the Issuer, the Guarantor and the Asset Entities have no assets (which shall include claims that may be asserted by the Issuer, the Guarantor and the Asset Entities with respect to contractual obligations of third parties to the Issuer, the Guarantor and the Asset Entities but which shall not include the proceeds of the issue of their Equity Interests in respect of the Initial Closing Date). No further claims may be brought against any of the Obligors’ directors or officers or against their shareholders or members, as the case may be, for any such obligations, except in the case of fraud or actions taken in bad faith by such Persons.

Section 15.19.  Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Base Indenture and the purchase of the Notes hereunder and the termination of this Base Indenture.

Section 15.20.  Waiver of Immunities. To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably waives such immunity in respect of its obligations under this Base Indenture, any Indenture Supplement, the Notes and any other Transaction Document, to the extent permitted by law.

Section 15.21.  Non-Recourse. The Noteholders shall not have at any time any recourse on the Notes or under this Base Indenture or any Indenture Supplement against the Obligors (other than the Collateral) or against the Indenture Trustee, the Servicer or any Agents or Affiliates thereof.

Section 15.22.  Indenture Trustee’s Duties and Obligations Limited. The duties and obligations of the Indenture Trustee, in its various capacities hereunder and under any Indenture Supplement, shall be limited to those expressly provided for in their entirety in this Base Indenture (including any exhibits to this Base Indenture and to any Indenture Supplement). Any references in this Base Indenture and in any Indenture Supplement (and in the exhibits to this Base Indenture and to any Indenture Supplement) to duties or obligations of the Indenture Trustee, in its various capacities hereunder and under any such Indenture Supplement, that purport to arise pursuant to the provisions of any of the Transaction Documents or any such Indenture Supplement shall only be duties and obligations of the Indenture Trustee, or the Indenture Trustee in its other capacities, as applicable, if the Indenture Trustee is a signatory to any such Transaction Documents or any such Indenture Supplement. By its acquisition of the Notes, each Noteholder shall be deemed to have authorized and directed the Indenture Trustee in writing to enter into the Transaction Documents to which the Indenture Trustee is a signatory.

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Section 15.23.  Appointment of Servicer. The Issuer hereby consents to the appointment of Drivetrain Agency Services, LLC, to act as Servicer.

Section 15.24.  Agreed Upon Tax Treatment. By purchasing the Notes (or by registration of an Uncertificated Note) or a beneficial interest therein, each Holder or Beneficial Owner shall agree to treat the Notes as debt for all U.S. federal, state and local tax purposes.

Section 15.25.  Tax Forms. Each Holder, by its acceptance of its Note, agrees that it shall timely furnish the Issuer or its agents any U.S. federal income tax form or certification (such as IRS Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, or Form W-8ECI or any successors to such IRS forms) that the Issuer or its agents may reasonably request and shall update or replace such form or certification in accordance with its terms or its subsequent amendments. It agrees to provide any certification or information that is reasonably requested by the Issuer or its agents (a) to permit the Issuer to make payments to it without, or at a reduced rate of, withholding, (b) to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets, or (c) to determine or satisfy its duties and liabilities with respect to any taxes or other charges that it may be required to pay, deduct or withhold from payments in respect of the Notes under any present or future law or regulation of any jurisdiction or taxing authority therein or to comply with any reporting or other requirements under any law or regulation.

ARTICLE XVI

GUARANTEES

Section 16.01.  Guarantees. Each Asset Entity hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Indenture Trustee, on behalf of the Noteholders, the Servicer and other Secured Parties and their respective successors and assigns (a) the full and timely payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer and the other Asset Entities under this Base Indenture and the Notes and each other Transaction Document and (b) the full and timely performance within applicable grace periods of all other obligations of the Issuer and the other Asset Entities under this Base Indenture and the Notes and all other Transaction Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

Each Asset Entity waives presentation to, demand of, payment from and protest to the Issuer and the other Asset Entities of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Asset Entity waives notice of any default under the Notes or the other Guaranteed Obligations. The obligations of each Asset Entity hereunder shall not be affected by (a) the failure of any Holder or the Indenture Trustee or the Servicer to assert any claim or demand or to enforce any right or remedy under the Transaction Documents against any other Obligor or any other Person or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Base Indenture, the Notes or any other Transaction Document; (d) the release of any security held by any Holder or the Indenture Trustee for the Obligations or any of them; or (e) the failure of any Holder or the Indenture Trustee or the Servicer to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

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Each Asset Entity further agrees that its guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Indenture Trustee or the Servicer to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth herein, the obligations of each Asset Entity hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Asset Entity herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Indenture Trustee or the Servicer to assert any claim or demand or to enforce any remedy under this Base Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Asset Entity or would otherwise operate as a discharge of such Asset Entity as a matter of law or equity.

Each Asset Entity further agrees that its guaranty herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Indenture Trustee or the Servicer upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Indenture Trustee or the Servicer has at law or in equity against any Asset Entity by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Asset Entity hereby promises to and shall, upon receipt of written demand by the Indenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Indenture Trustee or the Servicer, as the case may be, an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Obligations and (iii) all other monetary Guaranteed Obligations of the Issuer to the Holders and the Indenture Trustee and the Servicer.

Each Asset Entity also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by the Indenture Trustee or the Servicer in enforcing any rights under this Section 16.01.

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Notwithstanding any payment made by any Asset Entity hereunder, such Asset Entity shall not be entitled to be subrogated to any of the rights of the Indenture Trustee against the Issuer or any collateral security or guarantee or right of offset held by the Indenture Trustee for the payment of the Obligations, nor shall the Asset Entity seek or be entitled to seek any contribution or reimbursement from the Issuer in respect of payments made by the Asset Entity hereunder, until the Obligations are paid in full. If any amount shall be paid to an Asset Entity on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Asset Entity in trust for the Indenture Trustee, segregated from other funds of such Asset Entity, and shall, forthwith upon receipt by such Asset Entity, be turned over to the Indenture Trustee in the exact form received by such Asset Entity (duly indorsed by such Asset Entity, as applicable, to the Indenture Trustee, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Indenture Trustee may determine.

Section 16.02.  Limitation on Liability. Any term or provision of this Base Indenture to the contrary, the maximum, aggregate amount of the Guaranteed Obligations guaranteed hereunder by any U.S. Asset Entity shall not exceed the maximum amount that can be hereby guaranteed without rendering this Base Indenture, as it relates to such U.S. Asset Entity, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 16.03.  Successors and Assigns. Subject to Section 16.06, this Article XVI shall be binding upon each Asset Entity and its successors and assigns and shall inure to the benefit of the successors and assigns of the Indenture Trustee, the Servicer and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Indenture Trustee, the rights and privileges conferred upon that party in this Base Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Base Indenture.

Section 16.04.  No Waiver. Neither a failure nor a delay on the part of either the Indenture Trustee, the Servicer or the Holders in exercising any right, power or privilege under this Article XVI shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Indenture Trustee, the Servicer and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XVI at law, in equity, by statute or otherwise.

Section 16.05.  Modification. No modification, amendment or waiver of any provision of this Article XVI, nor the consent to any departure by any Asset Entity therefrom, shall in any event be effective unless the same shall be in writing and signed by the Indenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Asset Entity in any case shall entitle such Asset Entity to any other or further notice or demand in the same, similar or other circumstances.

Section 16.06.  Release of Asset Entity. Upon the sale or other disposition (including by way of consolidation, merger or amalgamation) of an Asset Entity that is permitted hereunder (in each case other than to the Issuer or another Asset Entity), such Asset Entity shall be deemed released from all obligations under this Article XVI without any further action required on the part of the Indenture Trustee or any Holder. At the written request of the Issuer, the Indenture Trustee shall execute and deliver an appropriate instrument evidencing such release.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Base Indenture to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

SHENTEL ISSUER LLC, as Issuer

By:
Name:
Title:

Shentel Issuer LLC

Base Indenture

SHENTEL ASSET ENTITY I LLC, as an Obligor

By:
Name:
Title:

SHENTEL ASSET ENTITY II LLC, as an Obligor

By:
Name:
Title:

Shentel Issuer LLC

Base Indenture

CITIBANK, N.A., not in its individual capacity, but solely as Indenture Trustee and Verification Agent

By:
Name:
Title:

Shentel Issuer LLC

Base Indenture

ANNEX I

Closing Date Asset Entities	Jurisdiction of Organization
Shentel Asset Entity I LLC	Delaware
Shentel Asset Entity II LLC	Delaware

Annex 1

Schedule 6.14

Insurance

[Attached]

Schedule 6.15

Investments; Ownership of the Obligors

Entity	Legal Name	Ownership
Issuer	Shentel Issuer LLC, a Delaware limited liability company	100% owned by Shentel Guarantor LLC
Asset Entity	Shentel Asset Entity I LLC, a Delaware limited liability company	100% owned by Shentel Issuer LLC
Asset Entity	Shentel Asset Entity II LLC, a Delaware limited liability company	100% owned by Shentel Issuer LLC